       As filed with the staff of the Securities and Exchange Commission on September 21, 2000
                                                 Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                --------------

                                   FORM F-1
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                                --------------

                                 WIPRO LIMITED
            (Exact name of Registrant as specified in its charter)

                                Not Applicable
                (Translation of Registrant's name into English)

                                --------------

    Republic of India                7371                   98-015-4401
     (State or other          (Primary Standard           (I.R.S. Employer
     jurisdiction of      Industrial Classification    Identification Number)
     incorporation or            Code Number)
      organization)
                                 Doddakannelli
                                 Sarjapur Road
                      Bangalore, Karnataka 560 035, India
                                +91-80-844-0011
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                --------------

                             CT Corporation System
                              818 West 7th Street
                             Los Angeles, CA 90017
                                (213) 627-8252
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                --------------

                                  Copies to:
       Michael J. Danaher, Esq.                 Anthony Root, Esq.
          Raj S. Judge, Esq.           Milbank, Tweed, Hadley & McCloy LLP
   Wilson Sonsini Goodrich & Rosati            3007 Alexandra House
       Professional Corporation                   16 Chater Road
          650 Page Mill Road                    Central Hong Kong
         Palo Alto, CA 94304                     (852) 2971-4842
            (650) 493-9300

                                --------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                                --------------

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                          Proposed
                                            Proposed      Maximum
 Title of Each Class of       Amount        Maximum      Aggregate    Amount of
    Securities to be          to be      Offering Price   Offering   Registration
       Registered         Registered (1) Per Share (2)   Price (2)       Fee
---------------------------------------------------------------------------------
Equity shares, par value
 Rs. 2 per share, each
 represented by one
 American Depositary
 Shares (3).............    3,162,500        $63.86     $201,957,250   $53,328

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Includes 412,500 equity shares represented by 412,500 American Depositary Shares that the Underwriters have the option to purchase to cover overallotments, if any.
(2) Estimated solely for the purpose of computing the amount of the registration fee, in accordance with Rule 457(a) promulgated under the Securities Act of 1933.
(3) American Depositary Shares evidenced by American Depositary Receipts issuable upon deposit of the equity shares registered hereby are being registered pursuant to a separate registration statement on Form F-6.

                                --------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission may determine.

===============================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an +
+offer to sell securities, and we are not soliciting offers to buy these       +
+securities, in any state where the offer of sale is not permitted.            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS (Subject to Completion)
Issued September 21, 2000


                                [LOGO OF WIPRO]
                      2,750,000 AMERICAN DEPOSITARY SHARES
                      REPRESENTING 2,750,000 EQUITY SHARES

                                   --------

Wipro Limited is offering up to 2,750,000 American Depositary Shares, or ADSs. Each American Depositary Share represents one equity share of Wipro Limited. This is our initial public offering outside of India.

                                   --------

Wipro Limited's equity shares are traded in India on The Stock Exchange, Mumbai, the National Stock Exchange, the Bangalore Stock Exchange, the Delhi Stock Exchange, the Ahmedabad Stock Exchange and the Cochin Stock Exchange which we refer to collectively as the Indian Stock Exchanges. On September 15, 2000, the last reported sale price per equity share was $63.86 on The Stock Exchange, Mumbai, assuming an exchange rate of Rs. 45.85 per dollar. Prior to this offering, there has been no public market in the United States for Wipro Limited's equity shares or ADSs.

                                   --------

We have applied to have the ADSs approved for quotation on the New York Stock Exchange under the symbol "WIT."

                                   --------

Investing in our ADSs involves risks. See "Risk Factors" beginning on page 9.

                                   --------
                               PRICE $    AN ADS
                                   --------

                                                       Underwriting
                                                         Discounts     Proceeds
                                      Price to Public and Commissions  to Wipro
                                      --------------- --------------- ----------
Per ADS..............................   $               $             $
Total................................   $               $             $

Wipro Limited has granted the underwriters the right to purchase up to an additional 412,500 ADSs to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the ADSs to the purchasers
on            , 2000.

                                   --------

MORGAN STANLEY DEAN WITTER

                          CREDIT SUISSE FIRST BOSTON

                                                      BANC OF AMERICA SECURITIES

       , 2000

                         [EDGAR description of artwork]

Inside Foldout

   Image with various telecommunications and computer products with text surrounding image that describes Wipro's achievements to date. Caption reads "The world's first SEI-CMM Level 5 IT Services Company."

Inside Back Cover

   Map of the world with different colored dots showing Wipro's development centers and Wipro's sales offices.

                               TABLE OF CONTENTS

                                      Page
                                      ----
Prospectus Summary..................    4
Risk Factors........................    9
You Should Not Rely on Forward-
 Looking Statements.................   18
Currency of Presentation............   18
Enforcement of Civil Liabilities....   19
Use of Proceeds.....................   20
Dividend Policy.....................   21
Price Range of Equity Shares........   22
Exchange Rates......................   24
Capitalization......................   25
Dilution............................   26
Selected Consolidated Financial
 Data...............................   27
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   29
Business............................   43

                                      Page
                                      ----
Management..........................   59
Certain Transactions................   65
Principal Shareholders..............   67
Description of Capital Stock........   70
Description of American Depositary
 Shares.............................   75
Restrictions on Foreign Ownership of
 Indian Securities..................   83
Government of India Approvals.......   85
Taxation............................   87
Shares Eligible for Future Sale.....   92
Underwriting........................   93
Legal Matters.......................   96
Experts.............................   96
Reports to our Security Holders.....   96
Where You Can Find More Information.   97
Index to Financial Statements.......  F-1

                               ----------------

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, ADSs only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our ADSs.

   For investors outside the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

   Until       , 2000, which is 25 days after commencement of this offering, all dealers that buy, sell or trade our ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   You should read the following summary together with the more detailed information regarding our company and the ADSs being sold in this offering and our historical consolidated financial statements and notes included elsewhere in this prospectus.

                                 WIPRO LIMITED

   Wipro Limited is a leading India based provider of IT services globally. We provide high-end IT solutions to leading companies worldwide and have other profitable businesses in niche markets in India. As of September 15, 2000, we had a market value of $14.6 billion based on the closing price of our stock on The Stock Exchange, Mumbai, making us the largest company in India in terms of market capitalization.

   We have three primary business segments:

  . Global IT Services. We provide research and development services for hardware and software design to technology and telecommunication companies and software application development services to corporate enterprises. Our top clients include Lucent, NCR, Nortel and Compaq. We were the first IT service provider in the world to be awarded Level 5 quality certification, the highest recognition under the Carnegie Mellon Software Engineering Institute's Capability Maturity Model, or SEI-CMM, a standard widely accepted in the software industry to measure the maturity and effectiveness of software processes. Global IT Services is our fastest growing business segment and accounted for 45% of our revenue and 77% of our operating income for the year ended March 31, 2000.

  . Indian IT Services and Products. We are a leader in the Indian IT market and focus primarily on meeting all the IT and electronic commerce requirements of Indian companies. IT services is the fastest growing part of this business segment and complements our own branded portfolio of hardware products and the product ranges of our multinational partners. This business accounted for 35% of our revenue and 12% of our operating income for the year ended March 31, 2000.

  . Consumer Care and Lighting. We leverage our brand name and distribution strengths to sustain a profitable presence in niche markets in the areas of soaps, toiletries, lighting products and hydrogenated cooking oils for the Indian market. We have been engaged in the consumer care business since our inception in 1945 and the lighting business since 1992. This segment accounted for 14% of our revenue and 13% of our operating income for the year ended March 31, 2000.

                             Our Market Opportunity

   The role of IT in transforming businesses and economies worldwide has become widely recognized. The recent shift in the role of IT from merely supporting businesses to transforming businesses and creating new business models has increased the importance of IT to the success of companies world-wide. As a result, corporate budgets for IT services have grown significantly. International Data Corporation, or IDC, estimates that the global IT services market will grow 10.7% annually, from $308.8 billion in 1998 to $582.8 billion by 2004.

   The market for our research and development services is comparable in size. Research and development expenditure in the United States, the largest market for our services, is estimated by the U.S. National Science Foundation at $247 billion for 1999. The fastest growing segments in research and development spending are the computer networking and communications industries, which are the markets we primarily focus on.

   Along with the rapid increase in IT services and research and development spending, companies are increasingly using external professional services as an effective tool to meet their IT requirements. By deploying high-speed communications equipment, companies can access skilled IT services from remote locations to meet their complex IT requirements in a cost-effective manner. India, with its track record of providing high quality IT services through an offshore delivery model and its large, highly skilled, English speaking and relatively low cost labor pool, is becoming an ideal outsourcing destination for companies in developed markets.

   A World Bank survey indicates that India is one of the leading offshore destinations for U.S. software service vendors that outsource software development or IT projects. A McKinsey study conducted for the Indian National Association of Software and Service Companies, or NASSCOM, in 1999 estimates that India's export revenue from IT services would grow from approximately $3.9 billion in the fiscal year ended March 31, 2000 to $30 billion by March 31, 2008.

                                 Our Strengths

   We believe that our principal competitive strengths include:

  . Comprehensive range of IT services. We provide our customers comprehensive and integrated software solutions and can take on the responsibility for meeting all their IT service requirements.

  . Strengths in research and development services. We are one of few major IT services companies in the world capable of providing contract research and development services from concept to product realization.

  . World-class quality as measured by SEI-CMM and Six Sigma initiatives. We are supporting our Level 5 assessment on SEI-CMM with our Six Sigma initiative, an internationally recognized program focusing on defect reduction and cycle time reduction. We expect to achieve the Six Sigma level in all our processes by 2002, which would represent a quality standard of less than 3.4 defects per million opportunities in which a defect may arise.

  . Established track record with premier international customer base. Our customers include some of the world's leading companies such as Lucent, NCR, Nortel and Compaq. Each of these clients accounted for at least $5.0 million in IT services revenues for the year ended March 31, 2000.

  . Ability to attract and retain skilled IT professionals. We believe that our ability to retain highly skilled personnel is enhanced by our leadership position, opportunities to work with leading edge technologies and focus on training and compensation.

  . Broad distribution network and strong sales force in India. For our Indian IT Services and Products business, we have a direct sales force targeting large corporate clients and 180 exclusive channel partners in over 100 locations focusing on medium and small enterprises. For our consumer care and lighting products, we have access to one million retail outlets.

  . Strong brand recognition in the Indian market. We believe that our brands are some of the most well recognized brands in the Indian market. We have been operating in the Indian market for 55 years and believe that customers equate our brand with high quality standards and a commitment to customer service.

                                  Our Strategy

   Our objective is to be a world leader in providing comprehensive IT services. The key elements of our strategy include:

  . Significantly grow our Global IT Services business and the percentage of our total revenues and profits contributed by this business over the next few years.

  . Increase the number and penetration of our Global IT Services clients through a dedicated sales team focused on new client acquisitions and increasing our presence in Europe and Asia.

  . Increase our Global IT services operating margins by increasing the revenue per IT professional, the number of productized services, the proportion of our fixed price contracts, and the proportion of our client work conducted offshore from India.

  . Grow with the Internet by focusing on e-commerce applications, research and development services for clients like Microsoft in Internet related areas and by using the Internet to service our clients in India.

  . Focus on services-led growth in the IT market in India to significantly enhance the profitability of our Indian IT Services and Products business.

  . Aggressively build awareness of the Wipro brand name among clients and consumers both domestically and internationally.

  . Pursue selective acquisitions of IT services companies to fill gaps in skill sets and position ourselves better with clients globally.

  . Sustain growth in operating income and cash flow of our traditional businesses.

                                  THE OFFERING

ADSs offered:....................  2,750,000 ADSs
ADSs/equity share ratio..........  1/1
ADS equivalents to be outstanding
 immediately after the offering..  231,906,350
Use of Proceeds..................  We intend to use the net proceeds for general corporate purposes, including possible
                                   strategic investments, partnerships and
                                   acquisitions. See "Use of Proceeds."
New York Stock Exchange symbol...  WIT
Depositary.......................  Morgan Guaranty Trust Company of New York

                                ----------------

                             Corporate Information

   We were incorporated on December 29, 1945 in India as Western India Vegetable Products Limited. On June 7, 1977, we changed our name to Wipro Products Ltd., and on April 28, 1984, we changed our name to Wipro Limited. Our principal executive offices are located at Doddakannelli, Sarjapur Road, Bangalore, Karnataka 560 035, India, and our telephone number is +91-80-844-0011.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
         (Rs. in millions and dollars in thousands, except share data)

   The following table sets forth our summary consolidated financial data. The as adjusted data reflects the receipt of the estimated proceeds from the sale of our ADSs. The consolidated statements of income data for the quarters ended June 30, 1999 and 2000 and the selected consolidated balance sheet data as of the same dates are derived from our unaudited consolidated financial statements, which have been prepared on the same basis as our audited financial statements, and contain normal recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the results for the unaudited periods. Additional data relating to operating income for each business segment includes impact of exchange rate fluctuations and net interest income received on inter-business segment loans for the periods ended March 31, 1998, 1999 and 2000. For the quarter ended June 30, 2000, operating income for each segment does not include net interest income received on inter-business segment loans. Reconciling items eliminate the impact of these items. See "Use of Proceeds" for a description of how we intend to use the net proceeds of this offering.

                                  Year Ended March 31,                 Quarter Ended June 30,
                         -----------------------------------------  ------------------------------
                           1998       1999       2000       2000      1999       2000       2000
                         ---------  ---------  ---------  --------  --------  ----------- --------
                                                                              (unaudited)
Consolidated Statements
 of Income Data:
Revenue:
 Global IT Services..... Rs. 4,017  Rs. 6,359  Rs.10,206  $233,816  Rs.2,013   Rs.3,597   $ 80,481
 Indian IT Services and
  Products
   Indian IT Services...       692      1,074      1,423    32,607       299        384      8,583
   Indian IT Products...     4,992      6,188      6,759   154,830       984      1,271     28,433
 Consumer Care and
  Lighting..............     3,195      3,465      3,222    73,822       750        759     16,970
 Others.................       804        806      1,381    31,628       161        252      5,642
                         ---------  ---------  ---------  --------  --------   --------   --------
   Total................    13,700     17,892     22,991   526,703     4,207      6,263    140,109
Cost of revenues:
 Global IT Services.....     2,696      4,057      6,174   141,437     1,296      1,909     42,706
 Indian IT Services and
  Products
   Indian IT Services...       254        457        610    13,965       119        152      3,398
   Indian IT Products...     3,946      4,901      5,573   127,687       855      1,064     23,799
 Consumer Care and
  Lighting..............     2,506      2,585      2,251    51,575       580        520     11,644
 Others.................       534        582      1,070    24,513       155        192      4,298
                         ---------  ---------  ---------  --------  --------   --------   --------
   Total................     9,936     12,582     15,678   359,177     3,005      3,837     85,844
                         ---------  ---------  ---------  --------  --------   --------   --------
Gross profit............     3,764      5,310      7,313   167,526     1,202      2,426     54,265
Operating Expenses:
 Selling, general and
  administrative
  expenses..............     2,266      3,502      3,821    87,518       698      1,294     28,939
                         ---------  ---------  ---------  --------  --------   --------   --------
Operating income........     1,498      1,808      3,492    80,008       504      1,132     25,326
Gain/(loss) on sale of
 stock of affiliates,
 including direct issue
 of stock by affiliate..       (36)        --        412     9,442        --         --         --
Other expense (net).....      (517)      (135)      (155)   (3,554)      (16)       (15)      (345)
Income taxes............      (102)      (179)      (525)  (12,034)      (63)      (121)    (2,706)
                         ---------  ---------  ---------  --------  --------   --------   --------
Income before share of
 equity in earnings of
 affiliates and minority
 interest...............       843      1,494      3,224    73,862       425        996     22,275
Equity in earnings of
 affiliate..............        78         96        113     2,579        16        (19)      (407)
Minority interest.......         7        (10)        (4)      (84)      --         --         --
                         ---------  ---------  ---------  --------  --------   --------   --------
Income from continuing
 operations............. Rs.   928  Rs. 1,580  Rs. 3,333  $ 76,357  Rs.  441   Rs.  977   $ 21,868
                         =========  =========  =========  ========  ========   ========   ========
Earnings per share from
 continuing operations:
 Basic.................. Rs.  4.09  Rs.  6.94  Rs. 14.63  $   0.34  Rs. 1.94   Rs. 4.29   $   0.10
 Diluted................      4.09       6.94      14.58      0.33      1.94       4.26       0.10
Additional Data:
Operating income:
 Global IT Services..... Rs. 1,096  Rs. 1,468  Rs. 2,894  $ 66,289  Rs.  554   Rs.1,068   $ 23,902
 Indian IT Services and
  Products..............       215        270        435     9,973         3         58      1,307
 Consumer Care and
  Lighting..............       266        406        479    10,973        91         85      1,901
 Others.................        76        (95)       (36)     (825)      (58)       (72)    (1,614)
 Reconciling items......      (156)      (242)      (280)   (6,402)      (87)        (7)      (170)
                         ---------  ---------  ---------  --------  --------   --------   --------
   Total................ Rs. 1,498  Rs. 1,808  Rs. 3,492  $ 80,008  Rs.  503   Rs.1,132   $ 25,326
                         =========  =========  =========  ========  ========   ========   ========

                                                    As of June 30, 2000
                                             ----------------------------------
                                                   Actual         As Adjusted
                                             ------------------ ---------------
Consolidated Balance Sheet Data
Cash and cash equivalents................... Rs.   686 $ 15,343  8,307 $181,171
Working capital.............................     2,498   55,889 10,120  220,700
Total assets................................    13,473  301,414 21,095  460,067
Total debt including preferred stock........     1,853   41,457  1,853   40,416
Total stockholder's equity..................     7,617  170,407 15,239  332,346

                                 RISK FACTORS

   You should carefully consider the risks described below and the other information in this prospectus before investing in our ADSs. Our business could be seriously harmed by any of these risks. The trading price of our ADSs could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to our Company

   Our revenues are difficult to predict because they can fluctuate significantly given the nature of the markets in which we operate. This limits your ability to evaluate our historical financial results and increases the likelihood that our results could fall below the expectation of market analysts, which could cause the price of our equity shares and ADSs to decline.

   Our revenues historically have fluctuated and may fluctuate in the future depending on a number of factors, including:

  . the size, timing and profitability of significant projects or product orders;

  . the proportion of services we perform at our clients' sites rather than at our offshore facilities;

  . seasonal changes that affect the change in the mix of services we provide to our clients or in the relative proportion of services and product revenues;

  . seasonal changes that affect purchasing patterns among our consumers of computer peripherals, personal computers, consumer care and other products;

  . the effect of seasonal hiring patterns and the time we require to train and productively utilize our new employees; and

  .  currency exchange fluctuations.

   Approximately 59% of our total operating expenses in our Global IT Services business, particularly personnel and facilities, are fixed in advance of any particular quarter. As a result, unanticipated variations in the number and timing of our projects or employee utilization rates may cause significant variations in operating results in any particular quarter. We believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Thus, it is possible that in the future some of our quarterly results of operations may be below the expectations of public market analysts and investors, and the market price of our equity shares and ADSs could decline.

   If we do not continue to improve our administrative, operational and financial personnel and systems to manage our growth, the value of your investment may be harmed.

   We have experienced significant growth in our Global IT Services business. We expect our growth to place significant demands on our management and other resources. This will require us to continue to develop and improve our operational, financial and other internal controls, both in India and elsewhere. Our continued growth will increase the challenges involved in:

  . recruiting and retaining sufficiently skilled technical, marketing and management personnel;

  . providing adequate training and supervision to maintain our high quality standards; and

  .  preserving our culture, values and entrepreneurial environment.

   If we are unable to manage our growth effectively, the quality of our services and products may decline, and our ability to attract clients and skilled personnel may be negatively affected. These factors in turn could negatively affect the growth of our Global IT Services business and harm the value of your investment.

   Intense competition in the market for IT services could affect our cost advantages, which could decrease our revenues.

   The market for IT services is highly competitive. Our competitors include software companies, IT companies, large international accounting firms and their consulting affiliates, systems consulting and integration firms, other technology companies and client in-house information services departments, both international and domestic. Many of our competitors have significantly greater financial, technical and marketing resources and generate greater revenue than we do. We cannot assure you that we will be able to compete successfully against such competitors, or that we will not lose clients to such competitors. Additionally, we believe that our ability to compete also depends in part on factors outside our control, such as our ability to attract, motivate and retain skilled employees, the price at which our competitors offer comparable services, and the extent of our competitors' responsiveness to their clients' needs.

   Wages in India have historically been lower than wages in the United States and Europe, which has been one of our competitive advantages. Wage increases in India may prevent us from sustaining this competitive advantage and may reduce our profit margins.

   Our wage costs in India have historically been significantly lower than wage costs in the United States and Europe for comparably skilled professionals, which has been one of our competitive advantages. However, wage increases in India may prevent us from sustaining this competitive advantage and may negatively affect our profit margins. We may need to increase the levels of our employee compensation more rapidly than in the past to remain competitive. Unless we are able to continue to increase the efficiency and productivity of our employees, wage increases in the long term may reduce our profit margins.

   Our success depends in large part upon our management team and other highly skilled professionals. If we fail to retain and attract these personnel, our business may be unable to grow and our revenues could decline, which may decrease the value of your investment.

   We are highly dependent on the senior members of our management team, including the continued efforts of our Chairman and Managing Director. Our ability to execute project engagements and to obtain new clients depends in large part on our ability to attract, train, motivate and retain highly skilled professionals, especially project managers, software engineers and other senior technical personnel. If we cannot hire and retain additional qualified personnel, our ability to bid on and obtain new projects, and to continue to expand our business will be impaired and our revenues could decline. We believe that there is significant competition for professionals with the skills necessary to perform the services we offer. We cannot assure you that we will be able to hire and retain enough skilled and experienced employees to replace those who leave. Additionally, we may not be able to redeploy and retrain our employees to keep pace with continuing changes in technology, evolving standards and changing client preferences.

   Our Global IT Services revenues depend to a large extent on a small number of clients, and our revenues could decline if we lose a major client.

   While we currently derive, and believe we will continue to derive, a significant portion of our Global IT Services revenues from a limited number of corporate clients we continue to reduce our dependence on any revenues from service rendered to any one client. The loss of a major client or a significant reduction in the service performed for a major client could result in a reduction of our revenues. For the fiscal years ended March 31, 1999, March 31, 2000, and the quarter ended June 30, 2000, General Electric, our largest client accounted for 19%, 15% and 10% of our Global IT Services revenues, and for the same periods, our ten largest clients accounted for 55%, 53% and 47% of our Global IT Services revenues. The volume of work we perform for specific clients may vary from year to year, particularly since we typically are not the only outside service provider for our clients. Thus, a major client in one year may not provide the same level of revenues in a subsequent year. We currently anticipate a significant reduction in the services performed for at least one of our five largest clients over the next one year period.

   Restrictions on immigration may affect our ability to compete for and provide services to clients in the United States, which could hamper our growth and cause our revenues to decline.

   If U.S. immigration laws change and make it more difficult for us to obtain H-1B and L-1 visas for our employees, our ability to compete for and provide services to clients in the United States could be impaired.

This in turn could hamper our growth and cause our revenues to decline. Our employees that work onsite at client facilities or at our facilities in the United States on temporary and extended assignments typically must obtain visas. As of June 30, 2000, the majority of our personnel in the United States held H-1B visas (721 persons) or L-1 visas (230 persons). An H-1B visa is a temporary work visa, which allows the employee to remain in the U.S. while he or she remains an employee of the sponsoring firm, and the L-1 visa is an intra-company transfer visa, which only allows the employee to remain in the United States temporarily. Although there is no limit to new L-1 petitions, there is a limit to the aggregate number of new H-1B petitions that the U.S. Immigration and Naturalization Service may approve in any government fiscal year. We may not be able to obtain the H-1B visas necessary to bring critical Indian professionals to the United States on an extended basis during years in which this limit is reached. This limit was reached in March 2000 for the U.S. Government's fiscal year ended September 30, 2000. While we anticipated that this limit would be reached before the end of the U.S. Government's fiscal year, and made efforts to plan accordingly, we cannot assure you that we will continue to be able to obtain a sufficient number of H-1B visas.

   Our costs could increase if the Government of India reduces or withholds tax benefits and other incentives it provides to us.

   Currently, we benefit from certain tax incentives under Indian tax laws. As a result of these incentives, our operations have been subject to relatively insignificant Indian tax liabilities. These tax incentives currently include a 10-year tax holiday from payment of Indian corporate income taxes for our Global IT Services business operated from specially designated "Software Technology Parks" in India and an income tax deduction of 100% for profits derived from exporting information technology services. As a result, a substantial portion of our pre-tax income has not been subject to significant tax in recent years. For the years ended March 31, 1999 and March 31, 2000 and the quarter ended June 30, 2000, we realized tax benefits of Rs. 547 million, Rs. 1,104 million and Rs. 410 million from such tax incentives. We are currently also eligible for exemptions from other taxes, including customs duties. The recently enacted Finance Act, 2000 phases out the ten year tax holiday over a ten year period from the financial year 1999-2000 to financial year 2008-2009. Our current tax holidays expire in stages by 2009. The Finance Act, 2000 also phases out the income tax deduction for profits derived from exporting technology services over the next five years. When our tax holiday and income tax deduction exemptions expire or terminate, our costs will increase. Additionally, the Government of India could enact similar laws in the future, which could further impair our other tax incentives.

   Increases in Indian dividend taxes could negatively affect our tax liability.

   The Finance Act, 2000 increases the tax on dividends declared, distributed or paid by us from 11% to 22%, including a 10% surcharge. We cannot assure you that in the future the Government of India will not further increase the surcharges and dividend taxes it imposes. Any future increase in the dividend tax or surcharge could negatively affect our tax liability.

   We focus on high-growth industries, such as networking and communications. Any decrease in demand for technology in such industries may significantly decrease the demand for our services, which may impair our growth and cause our revenues to decline.

   Approximately 44% of our Global IT Services business is derived from clients in high growth industries who use our IT services for networking and communications equipment. Any significant decrease in the growth of these industries will decrease the demand for our services and could reduce our revenue.

   Our failure to complete fixed-price, fixed-time frame contracts on budget and on time may negatively affect our profitability, which could decrease the value of your investment.

   We offer a portion of our services on a fixed-price, fixed-time frame basis, rather than on a time-and-materials basis. Although we use specified software engineering processes and our past project experience to reduce the risks associated with estimating, planning and performing fixed-price, fixed-time frame projects, we bear the risk of cost overruns, completion delays and wage inflation in connection with these projects. If we fail to accurately estimate the resources and time required for a project, future rates of wage inflation and currency exchange rates, or if we fail to complete our contractual obligations within the contracted time frame, our profitability may suffer.

   Disruptions in telecommunications could harm our service model, which could result in a reduction of our revenues.

   A significant element of our business strategy is to continue to leverage and expand our software development centers in Bangalore, Chennai, Gurgaon, Hyderabad and Pune, India, as well as overseas. We believe that the use of a strategically located network of software development centers will provide us with cost advantages, the ability to attract highly skilled personnel in various regions of the country and the world, the ability to service clients on a regional and global basis, and the ability to provide services to our clients 24 hours a day, seven days a week. Part of our service model is to maintain active voice and data communications between our main offices in Bangalore, our clients' offices, and our other software development and support facilities. Although we maintain redundant facilities and satellite communications links, any significant loss in our ability to transmit voice and data through satellite and telephone communications would result in a reduction of our revenues.

   Our international operations subject us to risks inherent in doing business on an international level that could harm our operating results.

   While to date most of our software development facilities are located in India and in the United States, we intend to establish new development facilities, including potentially in Southeast Asia and Europe. We have not yet made substantial contractual commitments to establish any new facilities and we cannot assure you that we will not significantly alter or reduce our proposed expansion plans. Because of our limited experience with facilities outside of India, we are subject to additional risks including, among other things, difficulties in regulating our business globally, export requirements and restrictions, and multiple and possibly overlapping tax structures. Any of these events could harm our future performance.

   We may engage in future acquisitions, investments, strategic partnerships or other ventures that may harm our performance, dilute our shareholders and cause us to incur debt or assume contingent liabilities.

   We may acquire or make investments in complementary businesses, technologies, services or products, or enter into strategic partnerships with parties who can provide access to those assets. We may not identify suitable acquisition, investment or strategic partnership candidates, or if we do identify suitable candidates, we may not complete those transactions on terms commercially acceptable to us or at all. If we acquire another company, we could have difficulty in assimilating that company's personnel, operations, technology and software. In addition, the key personnel of the acquired company may decide not to work for us. If we make other types of acquisitions, we could have difficulty in integrating the acquired products, services or technologies into our operations. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses. As of the date of this prospectus, we have no agreement to enter into any material investment or acquisition transaction.

   We may be liable to our clients for damages caused by system failures, which could damage our reputation and cause us to lose customers.

   Many of our contracts involve projects that are critical to the operations of our clients' businesses, and provide benefits which may be difficult to quantify. Any failure in a client's system could result in a claim for substantial damages against us, regardless of our responsibility for such failure. Although we attempt to limit our contractual liability for damages resulting from negligent acts, errors, mistakes or omissions in rendering our services, we cannot assure you that the limitations on liability we provide for in our service contracts will be enforceable in all cases, or that it will otherwise protect us from liability for damages.

Risks Related to Investments in Indian Companies

   We are incorporated in India, and substantially all of our assets and our employees are located in India. Consequently, our financial performance and the market price of our ADSs will be affected by political, social and economic developments affecting India, Government of India policies, including taxation and foreign investment policies, government currency exchange control, as well as changes in exchange rates and interest rates.

   Regional conflicts in South Asia could adversely affect the Indian economy, disrupt our operations and cause our business to suffer.

   South Asia has from time to time experienced instances of civil unrest and hostilities among neighboring countries, including between India and Pakistan. In recent years there have been military confrontations between India and Pakistan that have occurred in the region of Kashmir. Events of this nature in the future could influence the Indian economy and could have a material adverse effect on the market for securities of Indian companies, including our ADSs, and on the market for our services.

   Political instability or changes in the government in India could delay the liberalization of the Indian economy and adversely affect economic conditions in India generally, which could impact our financial results and prospects.

   Since 1991, successive Indian governments have pursued policies of economic liberalization, including significantly relaxing restrictions on the private sector. Nevertheless, the role of the Indian central and state governments in the Indian economy as producers, consumers and regulators has remained significant. The Government of India has changed five times since 1996. The current Government of India, formed in October, 1999, has announced policies and taken initiatives that support the continued economic liberalization policies that have been pursued by previous governments. We cannot assure you that these liberalization policies will continue in the future. The rate of economic liberalization could change, and specific laws and policies affecting technology companies, foreign investment, currency exchange and other matters affecting investment in our securities could change as well. A significant change in India's economic liberalization and deregulation policies could adversely affect business and economic conditions in India generally and our business in particular.

   Indian law limits our ability to raise capital outside India and may limit the ability of others to acquire us, which could prevent us from operating our business or entering into a transaction that is in the best interests of our shareholders.

   Indian law constrains our ability to raise capital outside India through the issuance of equity or convertible debt securities. Generally, any foreign investment in, or an acquisition of, an Indian company requires approval from relevant government authorities in India including the Reserve Bank of India. However, the Government of India currently does not require prior approvals for IT companies, subject to certain exceptions. Under any such exception, if the Government of India does not approve the investment or implements a limit on the foreign equity ownership of IT companies, our ability to seek and obtain additional equity investment by foreign investors will be constrained. In addition, these restrictions, if applied to us, may prevent us from entering into a transaction, such as an acquisition by a non-Indian company, which would otherwise be beneficial for our company and the holders of our equity shares and ADSs.

   Indian law imposes foreign investment restrictions that limit your ability to convert equity shares into ADSs, which may cause our equity shares to trade at a discount or premium to the market price of our ADSs.

   Under current Indian laws and regulations, our depositary cannot accept deposits of outstanding equity shares and issue ADRs evidencing ADSs representing such equity shares. If you elect to surrender your ADSs and receive equity shares, you will be prohibited from re-depositing those outstanding equity shares with our depositary. Additionally, investors who exchange ADSs for the underlying equity shares and are not holders of record will be required to declare to us details of the holder of record, and the holder of record will be required to disclose the details of the beneficial owner. Any investor who fails to comply may be liable for a fine of up to

Rs. 1,000 for each day such failure continues. Such restrictions on foreign ownership of the underlying equity shares may cause our equity shares to trade at a discount or premium to the ADSs.

   Except in limited circumstances, the Reserve Bank of India must approve the sale of your equity shares underlying ADSs by a non-resident of India to a resident of India. Since currency exchange controls are in effect in India, the Reserve Bank of India will approve the price at which your equity shares are transferred based on a specified formula, and a higher price per share may not be permitted. Additionally, except in certain limited circumstances, if you seek to convert the rupee proceeds from a sale of your equity shares in India into foreign currency and then repatriate that foreign currency from India you will have to obtain an additional Reserve Bank of India approval for each transaction. We cannot assure you that any required approval from the Reserve Bank of India or any other government agency can be obtained on any terms or at all.

   Our ability to acquire companies organized outside India depends on the approval of the Government of India. Our failure to obtain approval from the Government of India for acquisitions of companies organized outside India may restrict our international growth, which could negatively affect our revenues.

   The Ministry of Finance of the Government of India and/or the Reserve Bank of India must approve our acquisition of any company organized outside of India. The Government of India has recently issued a policy statement permitting acquisitions of companies organized outside India with a transaction value:

  .  if in cash, up to 50% of the proceeds from an ADS offering; and

  . if in stock, the greater of $100 million or ten times the acquiring company's previous fiscal year's export earnings.

   We cannot assure you any required approval from the Reserve Bank of India and/or the Ministry of Finance or any other government agency can be obtained. Our failure to obtain approval from the Government of India for acquisitions of companies organized outside India may restrict our international growth, which could negatively affect our revenues.

   The laws of India do not protect intellectual property rights to the same extent as those of the United States, and we may be unsuccessful in protecting our intellectual property rights. Unauthorized use of our intellectual property may result in development of technology, products or services which compete with our products.

   Our intellectual property rights are important to our business. We rely on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our intellectual property. However, the laws of India do not protect proprietary rights to the same extent as laws in the United States. Therefore, our efforts to protect our intellectual property may not be adequate. Our competitors may independently develop similar technology or duplicate our products or services. Unauthorized parties may infringe upon or misappropriate our products, services or proprietary information.

   The misappropriation or duplication of our intellectual property could disrupt our ongoing business, distract our management and employees, reduce our revenues and increase our expenses. We may need to litigate to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Any such litigation could be time-consuming and costly. As the number of patents, copyrights and other intellectual property rights in our industry increases, and as the coverage of these rights increases, we believe that companies in our industry will face more frequent patent infringement claims. Defending against these claims, even if not meritorious, could be expensive and divert our attention and resources from operating our company. Although there are no pending or threatened intellectual property lawsuits against us, if we become liable to third parties for infringing their intellectual property rights, we could be required to pay a substantial damage award and forced to develop non-infringing technology, obtain a license or cease selling the applications or products that contain the infringing technology. We may be unable to develop non-infringing technology or to obtain a license on commercially reasonable terms, or at all.

Risks Related to the ADSs and our Trading Market

   Our Chairman of the Board and Managing Director, Azim H. Premji, will control our company, which limits your ability to influence or control corporate actions. This concentration of ownership may also reduce the market price of our ADSs.

   Our largest shareholder, Azim H. Premji, will beneficially own an aggregate of approximately 84.26% of our equity shares following this offering, or 84.11% if the underwriters' overallotment option is exercised in full. As a result, Mr. Premji will be able to exercise control over most matters requiring approval by our shareholders, including:

  .  the election of directors;

  .  altering our Articles of Association;

  .  approval of significant corporate transactions;

  .  issuing additional shares of capital stock; or

  .  commencing a liquidation.

   Mr. Premji's interests may differ from our other shareholders or holders of our ADSs and could result in a delay or prevention of a change in control of our company even if a transaction of that sort would be beneficial to our other shareholders, including the holders of our ADSs, or in the best interest of our company.

   Because we operate a substantial part of our business in India, currency exchange rate fluctuations may affect the market price of our ADSs independent of our operating results.

   The exchange rate between the rupee and the U.S. dollar has changed substantially in recent years and may fluctuate substantially in the future. During the five-year period from March 31, 1995 through March 31, 2000, the value of the rupee against the U.S. dollar declined by approximately 39% from Rs. 31.40 to Rs. 43.65. We have sought to reduce the effect of exchange rate fluctuations on our operating results by periodically purchasing foreign exchange forward contracts to cover a portion of our outstanding accounts receivable. We cannot assure you that we will be able to adequately insulate ourselves from foreign currency exchange risks, or that these contracts will perform adequately as a hedging mechanism.

   For the fiscal years ended March 31, 1999 and March 31, 2000, and the quarter ended June 30, 2000, our revenues in foreign currency represented 37%, 46% and 59%, respectively, of our total revenues. We expect that we will continue to generate a significant portion of our revenues in foreign currency in the foreseeable future and that a significant portion of our expenses, such as personnel costs and capital and operating expenditure, will continue to be denominated in rupees. Consequently, our results of operations may decline if the rupee appreciates against these foreign currencies.

   Additionally, fluctuations in the exchange rate between the rupee and the U.S. dollar will affect the U.S. dollar conversion by the depositary of any cash dividends paid in rupees on the equity shares represented by our ADSs, and the U.S. dollar equivalent of the rupee price of our equity shares on the Indian Stock Exchanges, which may consequently affect the market price of our ADSs. These fluctuations would also affect the dollar value of the proceeds a holder of our ADSs would receive upon the sale in India of any of our equity shares withdrawn from the depositary.

   Trading in our shares could be subject to significant price fluctuations, and you could have difficulty trading your shares, particularly in light of Indian legal restrictions on equity share convertibility.

   We cannot predict the extent to which this offering will result in the development of an active, liquid public trading market for our ADSs. Active, liquid trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors. Liquidity of a securities market is often a function of the volume of the shares that are publicly held by unrelated parties. After this offering and assuming the underwriters' overallotment option is exercised in full, approximately 1.36% of our outstanding equity shares will trade in the United States in the form of ADSs. Under current Indian law, equity shares may not be deposited into our depositary in exchange for ADSs. Therefore, the number of outstanding ADSs and trading volumes will decrease to the extent that equity shares are withdrawn from our depositary, which may adversely affect the market price and the liquidity of the market for the ADSs.

   You may not be able to resell your ADSs or underlying equity shares at or above the initial public offering price and, as a result, you may lose all or part of your investment.

   Prior to this offering, there has not been a public market for our ADSs. The initial public offering price for the ADSs will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. You may not be able to resell your ADSs or underlying equity shares at or above the initial public offering price and as a result, you may lose all or part of your investment.

   After this offering, our ADS market price may be highly volatile and could drop unexpectedly.

   Our stock price has experienced wide fluctuations on the Indian Stock Exchanges. The stock markets in the United States have from time to time experienced significant price and volume fluctuations that have affected the market prices for the securities of technology companies. These factors and other factors outside of our control may cause volatility in the price of our ADSs and the price changes may be unrelated or disproportionate to our operating results. In the past, following periods of volatility in the market price of a public company's securities, securities class action litigation has often been instituted against that company. Any such litigation brought against us, even if unsuccessful, could damage our reputation and result in substantial costs and a diversion of our management's attention and resources.

   Our management will have broad discretion in using the proceeds from this offering which may result in uses you may not agree with and in ways that may not yield a favorable return.

   Our management will have broad discretion with respect to the expenditure of the net proceeds from this offering. We have not committed the net proceeds of this offering to any particular purpose, although we are not permitted to use the proceeds to purchase real estate or to purchase securities on stock exchanges pursuant to restrictions imposed by the Ministry of Finance of the Government of India. Investors will be relying on the judgment of our management regarding the application of these proceeds, which may include ways with which you do not agree.

   You may be restricted in your ability to exercise preemptive rights under Indian law and thereby may suffer future dilution of their ownership position.

   Under the Companies Act, 1956 of India, or Companies Act, a company incorporated in India must offer its holders of equity shares preemptive rights to subscribe and pay for a proportionate number of shares to maintain their existing ownership percentages prior to the issuance of any new equity shares, unless the preemptive rights have been waived by a special resolution requiring the affirmative vote of 75% of the shares voting on that resolution. U.S. holders of ADSs may be unable to exercise preemptive rights for equity shares underlying ADSs unless a registration statement under the Securities Act of 1933, as amended, is effective with respect to the rights or an exemption from the registration requirements of the Securities Act is available and approvals of the appropriate Indian regulatory authorities, if required, are obtained. Our decision to file a registration statement will depend on the costs and potential liabilities associated with any given registration statement as well as the perceived benefits of enabling the holders of our ADSs to exercise their preemptive rights and any other factors that we deem appropriate to consider at the time the decision must be made. We may elect not to file a registration statement related to the equity shares issuable upon exercise of the preemptive rights otherwise available by law to our shareholders. In the case of such future issuances, the new securities may be issued to our depositary, which may sell the securities for the benefit of the holders of the ADSs. The value, if any, our depositary would receive upon the sale of such securities cannot be predicted. To the extent that holders of ADSs are unable to exercise preemptive rights granted in respect of the equity shares represented by their ADSs, their proportional interests in our company would be reduced.

   You may be restricted in your ability to exercise voting rights.

   As a holder of ADSs, you generally will have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the equity shares represented by your ADSs. The depositary will mail to you any notice of shareholders' meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the equity shares represented by ADSs. If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities represented by those ADSs in accordance with such voting instructions. However, the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner. Securities for which no voting instructions have been received will not be voted.

   You will suffer immediate and substantial dilution in the book value of your investment.

   The initial public offering price of the ADSs offered by this prospectus will be substantially higher than the net tangible book value of our outstanding equity shares. Accordingly, investors who purchase ADSs in this offering will experience immediate and substantial dilution in the tangible net book value of their investment.

   The future sales of securities by our company or existing shareholders may depress the market price of our ADSs.

   The market price of our ADSs could decline as a result of sales of a large number of equity securities, on an Indian stock exchange or elsewhere after this offering, or the perception that such sales could occur. Such sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. After this offering, we will have an aggregate of 231,906,350 equity shares outstanding. Of the outstanding equity shares, the 2,750,000 ADSs, representing 2,750,000 equity shares, sold in this offering and 31,358,423 equity shares will be freely tradable, other than ADSs purchased by our affiliates. The remaining equity shares may be sold in the United States directly or in the form of ADSs only upon Government of India approval and pursuant to a registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act. Each of our directors and executive officers has agreed that he will not offer, sell or agree to sell, directly or indirectly, or otherwise dispose of any equity shares without the prior written consent of the representatives of the U.S. underwriters for a period of 180 days from the date of this prospectus.

   You may not be able to enforce a judgment of a foreign court against us in an Indian court.

   We are a public, limited liability company incorporated under the laws of the Republic of India. Almost all our directors and executive officers, and several of the experts named in this prospectus reside outside the United States, and virtually all of our assets and the assets of those persons are located outside the United States. As a result, it may be difficult for investors to effect service of process upon our directors, executive officers and the Indian experts named in this prospectus, and to enforce judgments obtained in the United States against us or such persons in the United States, including judgments based on the civil liability provisions of the federal securities laws of the United States.

   India is not a party to any international treaty relating to the recognition or enforcement of foreign judgments. We believe there is uncertainty as to the enforceability of civil liabilities under United States securities laws in original actions brought in India. However, we believe that an Indian court may recognize a foreign civil judgment, subject to specified time limitations, as conclusive regarding any matter directly decided upon, provided the judgment satisfies certain conditions such as delivery by a court of competent jurisdiction and that the judgment was given on the merits of the case. However, it is unlikely that an Indian court would enforce foreign judgments if it viewed the amount of damages awarded as excessive or inconsistent with Indian practice.

   It may also be difficult for investors to bring an original action in an Indian court based on the civil liability provisions of the federal securities laws of the United States, against us or our directors, executive officers or experts who reside outside the United States.

               YOU SHOULD NOT RELY ON FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance and include, but are not limited to, statements concerning:

  .  Our ability to attract and retain clients;

  . The anticipated benefits and risks associated with our business strategy, including those relating to our current and future service offerings;

  .  Our future operating results and the future value of our ADSs;

  . The anticipated benefits and risks of our key strategic partnerships, business relationships and acquisitions;

  . The anticipated size or trends of the market segments in which we compete and the anticipated competition in those markets;

  .  Government regulation; and

  . Our future capital requirements and our ability to satisfy our capital needs.

Furthermore, in some cases, you can identify forward-looking statements by terminology such as may, will, could, should, expect, plan, intend, anticipate, believe, estimate, predict, potential or continue, the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined in the Risk Factors section above. These factors may cause our actual results to differ materially from any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievement. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

                           CURRENCY OF PRESENTATION

   In this prospectus, all references to "Indian rupees," "rupees" and "Rs." are to the legal currency of India and all references to "U.S. dollars," "dollars" and "$" are to the legal currency of the United States. For the convenience of the reader, this prospectus contains translations of some Indian rupee amounts into U.S. dollars. This should not be construed as a representation that those Indian rupee or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Indian rupees, as the case may be, at any particular rate, the rate stated below, or at all. Our financial statements for the year ended March 31, 2000 in "Summary Consolidated Financial Data," "Selected Consolidated Financial Data" and the financial statements beginning on page F-1 of this prospectus have been translated from Indian rupees to United States dollars based on the noon buying rate in the city of New York for cable transfers in Indian rupees as certified for customs purposes by the Federal Reserve Bank of New York on March 31, 2000, which was Rs. 43.65 per $1.00. Except as otherwise stated in this prospectus, all other translations from Indian rupees to U.S. dollars contained in this prospectus have been based on the noon buying rate in the City of New York on June 30, 2000 for cable transfers in Indian rupees as certified for customs purposes by the Federal Reserve Bank of New York, which was Rs. 44.70 per $1.00. The noon buying rate on September 15, 2000 was Rs. 45.85 per $1.00. In this prospectus, any discrepancies in any table between totals and the sums of the amounts listed are due to rounding.

                       ENFORCEMENT OF CIVIL LIABILITIES

   We are a public limited liability company incorporated under the laws of the Republic of India. Most of our directors and executive officers, and several of the experts named in this prospectus, reside outside the United States, and most of our assets and the assets of those persons are located outside the United States. As a result, it may be difficult for investors to effect service of process upon our non-United States resident directors, executive officers and the Indian experts named in this prospectus and to enforce judgments obtained in the United States against us or such persons in the United States, including judgments on the civil liability provisions of the federal securities laws of the United States.

   India is not a party to any international treaty relating to the recognition or enforcement of foreign judgments. We have been informed by Nishith Desai Associates, our Indian legal counsel, that there is doubt as to the enforceability of civil liabilities under U.S. securities laws in original actions instituted in India. However, we have been advised by Nishith Desai Associates that the statutory basis for recognition of foreign judgments is found in Section 13 of the Indian Code of Civil Procedure, 1908, which provides that an Indian court may recognize a foreign civil judgment, subject to certain time limitations, as conclusive regarding any matter directly decided upon if it finds that:

  .  the judgment has been pronounced by a court of competent jurisdiction;

  .  the judgment has been given on the merits of the case;

  . the judgment does not appear on the face of the proceedings to be founded on an incorrect view of international law or a refusal to recognize the law of India in cases where such law is applicable;

  . the proceedings in which the judgment was obtained were not opposed to natural justice;

  .  the judgment has not been obtained by fraud; and

  . the judgment does not sustain a claim founded on a breach of any law in force in India.

   Section 44A of the Indian Code of Civil Procedure, 1908, provides that where a foreign judgment has been rendered by a court in any country or territory outside India which the Government of India has by notification declared to be a reciprocating territory, it may be enforced in India by proceedings in execution as if the judgment had been rendered by the relevant court in India. The United States has not been declared by the Government of India to be a reciprocating territory for purposes of Section 44A. Accordingly, a judgment of a court in the United States may be enforced in India only by suit upon the judgment, not by proceedings in execution. The suit must be brought in India within three years from the date of the judgment in the same manner as any other suit filed to enforce a civil liability in India. It is unlikely that a court in India would award damages on the same basis as a foreign court if an action is brought in India. Furthermore, it is unlikely that an Indian court would enforce foreign judgments if it viewed the amount of damages awarded as excessive or inconsistent with Indian practice. A party seeking to enforce a foreign judgment in India, whether by suit upon the judgment or by proceedings in execution, is required to obtain the approval of the Reserve Bank of India under the Indian Foreign Exchange Management Act, 1999 to execute such a judgment, if it involves any matter requiring approval under the Foreign Exchange Management Act, 1999, of India, including the repatriation of any amount recovered. We have also been advised by Nishith Desai Associates that a party may file a suit in India against us, our directors or our executive officers as an original action predicated upon the provisions of the federal securities laws of the United States. To our knowledge, no such suit has ever been brought in Indian courts.

   In brief, it may be difficult for investors to enforce in India a judgment obtained in a court in the United States. It may also be difficult for investors to bring an original action in an Indian court, based on the civil liability provisions of the federal securities laws of the United States, against us or our directors, executive officers or experts who reside outside the United States.

                                USE OF PROCEEDS

   The net proceeds from this offering, after deducting underwriting discounts and the estimated offering expenses payable by us, are estimated to be approximately $166.2 million (or $191.4 million if the underwriters' overallotment option is exercised in full) assuming an initial public offering price of $63.86 per ADS.

   While we have not created a specific business plan for the use of the proceeds from this offering, currently we intend to use the proceeds from this offering for general corporate purposes, including possible strategic investments, partnerships and acquisitions in India and abroad. While we routinely discuss potential investments, strategic partnerships and acquisitions in the ordinary course of our business, we have no current agreements relating to any such transaction. We have applied to the Reserve Bank of India for its approval to use the proceeds of our ADS issue for the acquisition of companies outside India. As of the date of this prospectus, the application is pending.

   We have not yet determined the amount of net proceeds to be used specifically for the purposes specified above. Accordingly, management will have significant flexibility in applying the net proceeds of this offering. We intend to invest the net proceeds, until we use them as described above, in dollar or rupee denominated investment grade, interest-bearing instruments, provided that the Government of India may require us to repatriate the proceeds of this offering, which means converting the proceeds into rupees and holding them in India.

                                DIVIDEND POLICY

   Although the amount varies, public companies in India typically pay cash dividends. Under Indian law, a corporation pays dividends upon a recommendation by the Board of Directors and approval by a majority of the shareholders, who have the right to decrease but not increase the amount of the dividend recommended by the Board of Directors. Under the Indian Companies Act, 1956 dividends may be paid out of profits of a company in the year in which the dividend is declared or out of the undistributed profits of previous fiscal years.

   In each of the fiscal years ended March 31, 1998, 1999 and 2000, we declared cash dividends in an aggregate of approximately Rs. 0.30 ($0.01) per equity share. In each of the fiscal years ended March 31, 1995, 1996 and 1997 we declared cash dividends in an aggregate of approximately Rs. 0.50 ($0.01) per equity share. Although we have no current intention to discontinue dividend payments, we cannot assure you that any future dividends will be declared or paid or that the amount thereof will not be decreased. Holders of ADSs will be entitled to receive dividends payable on equity shares represented by such ADSs. Cash dividends on equity shares represented by ADSs will be paid to the depositary in rupees and, except as otherwise described under "Description of American Depositary Shares," will be converted by the depositary into U.S. dollars and distributed, net of depositary fees, taxes, if any, and expenses, to the holders of such ADSs.

                         PRICE RANGE OF EQUITY SHARES

   Our equity shares are listed and traded on the Indian Stock Exchanges. The prices for equity shares as quoted in the official list of each of the Indian Stock Exchanges are expressed in Indian rupees. The information presented in the table below is adjusted to reflect our 5-for-1 share split which was effective as of October 14, 1999 and our 2-for-1 share split, in the form of a dividend, which was effective as of December 4, 1997. For the periods indicated, we have provided:

  . the reported high and low sales prices quoted in rupees for the equity shares on The Stock Exchange, Mumbai;

  . the imputed high and low sales prices for the equity shares based on such high and low sales prices, translated into U.S. dollars based on the Noon Buying Rate on the last date of each period presented; and,

  . the average trading volume for the equity shares on The Stock Exchange, Mumbai and the National Stock Exchange of India.

The prices and volumes quoted on other stock exchanges may be different.

                                                     Price per
                          Price per Equity Share    Equity Share  Average Daily
                         ------------------------- --------------  Equity Share
Year Ended March 31,         High         Low       High    Low   Trading Volume
--------------------     ------------ ------------ ------- ------ --------------
1998
  First Quarter......... Rs.    38.33 Rs.    24.20 $  1.07 $ 0.68      21,802
  Second Quarter........       108.00        36.53    2.98   1.01      63,974
  Third Quarter.........       124.38        80.00    3.16   2.04      66,979
  Fourth Quarter........       158.44        91.20    4.01   2.31      40,432
1999
  First Quarter......... Rs.   409.80 Rs.   150.40 $  9.64 $ 3.54     206,543
  Second Quarter........       421.80       334.01    9.93   7.86      90,437
  Third Quarter.........       408.98       306.40    9.62   7.21      78,548
  Fourth Quarter........       880.00       363.00   20.71   8.54      47,678
2000
  First Quarter......... Rs. 1,000.00 Rs.   604.20 $ 23.01 $13.91      36,715
  Second Quarter........     1,559.00       800.00   35.77  18.35      81,471
  Third Quarter.........     2,625.00       930.00   60.33  21.37     112,833
  Fourth Quarter........    10,350.00     2,400.00  237.11  54.98     153,796
2001
  First Quarter......... Rs. 5,924.00 Rs. 1,474.00 $132.53 $32.98     574,854
  Second Quarter
   (through September
   15, 2000)............     3,479.00     2,110.00   75.88  46.02   1,074,580

   On September 15, 2000, the closing price of our equity shares on The Stock Exchange, Mumbai was Rs. 2,928.00, equivalent to $63.86 per equity share, or $63.86 per ADS on an imputed basis, translated at the Noon Buying Rate of Rs.45.85 per $1.00 on September 15, 2000.

   As of August 1, 2000, there were approximately 48,700 holders of record of our equity shares, of which 17 had registered addresses in the United States and held an aggregate of approximately 181,685 equity shares.

Trading Practices and Procedures on the Indian Stock Exchanges

   The Stock Exchange, Mumbai ("BSE") and The National Stock Exchange ("NSE") together account for more than 80% of the total trading volume on the Indian Stock Exchanges. Trading on both of these exchanges is accomplished through on-line execution. These two stock exchanges handle over 100,000 trades per day with volumes in excess of Rs. 20 billion. Trading is done on a five-day fixed settlement basis on most of the exchanges, including the BSE and NSE. Any outstanding amount at the end of the settlement period is settled by delivery and payment. However, institutional investors are not permitted to 'net out' their transactions and must trade on a delivery basis only.

   The BSE permits carry forwards of trades in certain securities by non-institutional investors with an associated charge. In addition, orders can be entered with a specified term of validity that may last until the end of the session, day or settlement period. Dealers must specify whether orders are for a proprietary account or for a client. The BSE specifies certain margin requirements for trades executed on the exchange, including margins based on the volume or quantity of exposure that the broker has on the market, as well as mark-to-market margins payable on a daily basis for all outstanding trades. Trading on the BSE normally takes place from 10:00 a.m. to 3:30 p.m. on all weekdays, except holidays. The NSE does not permit carry forwards of trades. It has separate margin requirements based on the net exposure of the broker on the exchange. The NSE normally trades from 9:30 a.m. until 4:00 p.m. on weekdays, except holidays. The NSE and BSE also have separate online trading systems and separate clearing houses.

   The BSE was closed from January 11 through January 13, 1993 due to a riot in Mumbai. It was also closed on March 12, 1993 due to a bomb explosion within the premises of the BSE. From December 14 through December 23, 1993 the BSE was closed due to a broker's strike, and from March 20 through March 22, 1995, the governing board of the BSE closed the market due to a default of one of the broker members. There have been no closures of the Indian Stock Exchanges in response to "panic" trading or large fluctuations. Most of the Indian Stock Exchanges do, however, have a specific price band for each security listed. When a price fluctuation exceeds the specified limits of the price band, trading of the security is stopped. Such price volatility controls and the specific price bands are decided by each individual exchange and may differ.

                                EXCHANGE RATES

   Fluctuations in the exchange rate between the Indian rupee and the U.S. dollar will affect the U.S. dollar equivalent of the Indian rupee price of our equity shares on the Indian Stock Exchanges and, as a result, will likely affect the market price of the ADSs in the United States, and vice versa. Such fluctuations will also affect the U.S. dollar conversion by the depositary of any cash dividends paid in Indian rupees on our equity shares represented by the ADSs.

   The following table sets forth, for the fiscal years indicated, information concerning the number of Indian rupees for which one U.S. dollar could be exchanged based on the average of the noon buying rate in the City of New York on the last business day of each month during the period for cable transfers in Indian rupees as certified for customs purposes by the Federal Reserve Bank of New York. The column titled "Average" in the table below is the average of the daily noon buying rate on the last business day of each month during the year.

Fiscal Year Ended March 31,             Period End  Average    High       Low
---------------------------             ---------- --------- --------- ---------
1996 (From January 1, 1996)............ Rs. 34.35  Rs. 35.22 Rs. 36.46 Rs. 34.35
1997...................................     35.88      35.70     35.95     35.00
1998...................................     39.53      37.37     39.53     35.72
1999...................................     42.50      42.27     42.83     39.74
2000...................................     43.65      43.46     43.75     42.84
2001 (through August 31, 2000).........     45.90      44.82     45.90     43.70

   Our financial statements for the year ended March 31, 2000 in "Summary Consolidated Financial Data," "Selected Consolidated Financial Data" and the financial statements beginning on page F-1 of this prospectus have been translated from Indian rupees to United States dollars based on the noon buying rate in the city of New York for cable transfers in Indian rupees as certified for customs purposes by the Federal Reserve Bank of New York on March 31, 2000, which was Rs. 43.65 per $1.00. Except as otherwise stated in this prospectus, all other translations from Indian rupees to U.S. dollars contained in this prospectus have been based on the noon buying rate in the City of New York on June 30, 2000 for cable transfers in Indian rupees as certified for customs purposes by the Federal Reserve Bank of New York, which was Rs. 44.70 per $1.00.

                                CAPITALIZATION

   The following table sets forth our capitalization as of June 30, 2000:

  .  on an actual basis; and

  . as adjusted to give effect to the sale by our company of 2,750,000 ADSs (representing 2,750,000 equity shares) offered hereby and the application of the net proceeds therefrom at an assumed offering price per ADS of $63.86, and after deducting underwriting discounts and estimated offering expenses payable by us.

   You should read this information in conjunction with our consolidated financial statements and notes thereto included elsewhere in this prospectus. The information below includes:

  . No exercise by the underwriters of their overallotment option to purchase up to 412,500 additional ADSs representing 412,500 equity shares; and

  .  No exercise of outstanding employee stock options.

                                               As of June 30, 2000
                                      ----------------------------------------
                                           Actual             As Adjusted
                                      ------------------  --------------------
                                      (Rs. in millions and $ in thousands,
                                               except share data)
Cash and cash equivalents............ Rs.  686  $ 15,343  Rs.  8,307  $181,171
                                      ========  ========  ==========  ========
Short-term debt(/1/)................. Rs.1,642  $ 36,733       1,642    35,811
                                      ========  ========  ==========  ========
Long-term debt, excluding current
 portion............................. Rs.  211  $  4,724  Rs.    211     4,605
Stockholders' equity:
  Equity shares at Rs. 2 par value;
   375,000,000 shares authorized,
   229,156,350 shares issued and
   outstanding actual; 231,906,350
   shares issued and outstanding as
   adjusted(/2/).....................      458    10,253         464    10,116
  Additional paid-in capital.........      805    18,000       8,420   183,642
  Deferred stock compensation........     (185)   (4,125)       (184)   (4,022)
  Accumulated other comprehensive
   income............................        2        42           2        41
  Retained earnings..................    6,537   146,239       6,537   142,571
  Shares held by a controlled trust:
   1,213,800 shares held.............      --         (2)        --         (2)
                                      --------  --------  ----------  --------
  Total stockholders' equity.........    7,617   170,407      15,239   332,346
                                      --------  --------  ----------  --------
Total capitalization................. Rs.7,828  $175,131  Rs. 15,450  $336,951
                                      ========  ========  ==========  ========

  (1) Includes mandatorily redeemable preferred stock of Rs. 250 million redeemable at par value in December 2000.

  (2) Includes 533,295 shares held by employees subject to vesting conditions and 1,213,800 shares held by the Wipro Equity Reward Trust, to be granted by such trust, in the future, excludes 4,985,650 equity shares underlying options granted to employees under the 1999 Stock Option Plan and 14,350 equity shares underlying unissued options under the 1999 Stock Option Plan.

                                   DILUTION

   The net tangible book value of our company as of June 30, 2000 was approximately Rs. 7,607 million ($165.91 million) or Rs. 33.37 ($0.73) per ADS. Net tangible book value per ADS is equal to the amount of our total tangible assets (total assets less intangible assets) less total liabilities, divided by the number of equity shares outstanding (excluding 1,213,800 equity shares held by controlled trust) as of June 30, 2000. Assuming the sale by us of ADSs offered by this prospectus at a public offering price of $63.86 per ADS and after deducting underwriting discounts and the estimated offering expenses payable by us, the net tangible book value of our company as of June 30, 2000 would have been Rs. 15,228 million ($332.13 million), or Rs. 66.01 ($1.44) per ADS. This represents an immediate increase in net tangible book value of Rs. 32.64 ($0.71) per ADS to existing shareholders and an immediate dilution of Rs. 2,862 ($62.42) per ADS to new investors. The following table illustrates this per ADS dilution:

   Assumed public offering price per ADS..........................        $63.86
                                                                          ------
   Net tangible book value per ADS before the offering............  $0.73
   Increase in net tangible book value per ADS attributable to new
    investors.....................................................   0.71
                                                                    -----
   Pro forma net tangible book value per ADS after the offering...          1.44
                                                                          ------
   Dilution per ADS to new investors..............................        $62.42
                                                                          ======

   The following table summarizes, on a pro forma as adjusted basis as of June 30, 2000, the difference between existing shareholders and new investors with respect to the number of equity shares or ADSs, as applicable, purchased, the total consideration paid and the average price per equity share or ADS, as applicable, paid.

                                  ADSs or Equity
                                      Shares           Total
                                     Purchased     Consideration
                                  --------------- ---------------- Average Price
                                  Number  Percent  Amount  Percent Per ADS/Share
                                  ------- ------- -------- ------- -------------
                                       (in thousands, except per ADS data)
   Existing shareholders......... 229,156  98.81% $  9,996   5.39%    $ 0.04
   New investors.................   2,750   1.19   175,615  94.61%    $63.86
                                  -------  -----  --------  -----
     Total....................... 231,906    100% $185,611    100%
                                  =======  =====  ========  =====

   The foregoing tables and calculations assume no exercise by the underwriters of their overallotment option and no exercise of outstanding employee stock options. Prior to this offering, our company issued only equity shares that have not been represented by ADSs. Equity shares purchased and the average price per equity share have been converted into ADS equivalent for comparison purposes. To the extent that the underwriters' overallotment option or outstanding options are exercised, there will be further dilution to new investors.

   The above translations from Indian rupees to United States dollars are based on the noon buying rate in the city of New York on September 15, 2000 for cable transfers in Indian rupees as certified for customs purposes by the Federal Reserve Bank of New York, which was Rs 45.85 per $1.00.

                     SELECTED CONSOLIDATED FINANCIAL DATA
         (Rs. in millions and dollars in thousands, except share data)

   The selected consolidated financial data set forth below should be read in conjunction with our consolidated financial statements, the notes to those statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The consolidated statements of income data in the table below for each of the three years ended March 31, 1998, 1999 and 2000 and the selected consolidated balance sheet data as of the same dates are derived from our audited consolidated financial statements. The consolidated statements of income data for the quarters ended June 30, 1999 and 2000, and the selected consolidated balance sheet data as of the same dates are derived from our unaudited consolidated financial statements, which have been prepared on the same basis as our audited consolidated financial statements, and contain normal recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the results for the unaudited periods. The additional data is unaudited and derived from our consolidated financial statements. Additional data relating to operating income for each business segment includes impact of exchange rate fluctuations and net interest income received on inter-business segment loans for the periods ended March 31, 1998, 1999 and 2000. For the quarter ended June 30, 2000, operating income for each segment does not include net interest income received on inter-business segment loans. Reconciling items eliminate the impact of these items. The historical results are not necessarily indicative of the results to be expected for any future period.

                                   Year Ended March 31,                Quarter Ended June 30,
                          -----------------------------------------  ----------------------------
                            1998       1999       2000       2000      1999      2000      2000
                          ---------  ---------  ---------  --------  --------  --------  --------
                                                                            (unaudited)
Consolidated Statements
 of Income Data:
Revenue:
  Global IT Services....  Rs. 4,017  Rs. 6,359  Rs.10,206  $233,816  Rs.2,013  Rs.3,597  $ 80,481
  Indian IT Services and
   Products
  Indian IT Services....        692      1,074      1,423    32,607       299       384     8,583
  Indian IT Products....      4,992      6,188      6,759   154,830       984     1,271    28,433
  Consumer Care and
   Lighting.............      3,195      3,465      3,222    73,822       750       759    16,970
  Others................        804        806      1,381    31,628       161       252     5,642
                          ---------  ---------  ---------  --------  --------  --------  --------
  Total.................     13,700     17,892     22,991   526,703     4,207     6,263   140,109
Cost of revenues:
  Global IT Services....      2,696      4,057      6,174   141,437     1,296     1,909    42,706
  Indian IT Services and
   Products
  Indian IT Services....        254        457        610    13,965       119       152     3,398
  Indian IT Products....      3,946      4,901      5,573   127,687       855     1,064    23,799
  Consumer Care and
   Lighting.............      2,506      2,585      2,251    51,575       580       520    11,644
  Others................        534        582      1,070    24,513       155       192     4,297
                          ---------  ---------  ---------  --------  --------  --------  --------
  Total.................      9,936     12,582     15,678   359,177     3,005     3,837    85,844
                          ---------  ---------  ---------  --------  --------  --------  --------
Gross profit............      3,764      5,310      7,313   167,526     1,202     2,426    54,265
Operating expenses:
  Selling, general and
   administrative
   expenses.............      2,266      3,502      3,821    87,518       698     1,294    28,939
                          ---------  ---------  ---------  --------  --------  --------  --------
Operating income........      1,498      1,808      3,492    80,008       504     1,132    25,326
Gain/(loss) on sale of
 stock of affiliates,
 including direct issue
 of stock by affiliate..        (36)        --        412     9,442        --        --        --
Other expense (net).....       (517)      (135)      (155)   (3,554)      (16)      (15)     (345)
Income taxes............       (102)      (179)      (525)  (12,034)      (63)     (121)   (2,706)
                          ---------  ---------  ---------  --------  --------  --------  --------
Income before share of
 equity in earnings of
 affiliates and minority
 interest...............        843      1,494      3,224    73,862       425       996    22,275
Equity in earnings of
 affiliate..............         78         96        113     2,579        16       (19)     (407)
Minority interest.......          7        (10)        (4)      (84)       --        --        --
                          ---------  ---------  ---------  --------  --------  --------  --------
Income from continuing
 operations.............  Rs.   928  Rs. 1,580  Rs. 3,333  $ 76,357  Rs.  441  Rs.  977  $ 21,868
                          =========  =========  =========  ========  ========  ========  ========
Earnings per share from
 continuing operations:
  Basic.................  Rs.  4.09  Rs.  6.94  Rs. 14.63  $   0.34  Rs. 1.94  Rs. 4.29  $   0.10
  Diluted...............       4.09       6.94      14.58      0.33      1.94      4.26      0.10

Additional Data:
Operating income:
  Global IT Services....  Rs.1,096  Rs.1,468  Rs.2,894  $66,289  Rs.554  Rs.1,068  $23,902
  Indian IT Services and
   Products.............       215       270       435    9,973       3        58    1,307
  Consumer Care and
   Lighting.............       266       406       479   10,973      91        85    1,901
  Others................        76       (95)      (36)    (825)    (58)      (72)  (1,614)
  Reconciling items.....      (155)     (241)     (280)  (6,402)    (87)       (7)    (170)
                          --------  --------  --------  -------  ------  --------  -------
   Total................  Rs.1,498  Rs.1,808  Rs.3,492  $80,008  Rs.503  Rs.1,132  $25,326
                          ========  ========  ========  =======  ======  ========  =======

                                    As of March 31,                       As of June 30, 2000
                         --------------------------------------- -------------------------------------
                           1998      1999       2000      2000         Actual          As Adjusted
                         --------- ---------  --------- -------- ------------------ ------------------
Consolidated Balance
 Sheet Data:
Cash and cash
 equivalents............ Rs.   743 Rs.   637  Rs.   784 $ 17,952 Rs.   686 $ 15,343 Rs. 8,307 $181,171
Working capital.........       632      (210)     1,762   40,387     2,498   55,889    10,120  220,700
Total assets............    11,395    10,702     12,678  290,455    13,473  301,414    21,095  460,067
Total debt, including
 preferred stock........     6,245     3,252      1,804   41,406     1,853   41,457     1,853   40,416
Total stockholders'
 equity.................     1,791     2,648      6,687  153,195     7,617  170,407    15,239  332,346

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis should be read in conjunction with the financial statements and the related notes included elsewhere in this prospectus. The following discussion contains forward-looking statements within the meaning of federal securities law that discuss future expectations, contain projections of results of operations or of financial condition or state other "forward-looking" information. Our actual results could differ materially from the results contemplated by these forward looking statements due to changes in market or general economic conditions and other factors, including those discussed below and elsewhere in this prospectus.

Overview

   We are a leading India based provider of IT services globally. We provide high-end IT solutions to leading companies worldwide and have other profitable businesses in niche markets in India. Our objective is to be a world leader in providing comprehensive IT services by continuing to provide world-class quality services and building on the Wipro brand name. We have three primary business segments we operate through independent divisions.

  . Global IT Services. We provide research and development services for hardware and software design to technology and telecommunication companies and software application development services to corporate enterprises. These services are marketed and delivered through our Wipro Technologies division.

  . Indian IT Services and Products. We are a leader in the Indian IT market and focus primarily on meeting all the IT and e-commerce requirements of Indian companies through our Wipro Infotech division.

  . Consumer Care and Lighting. We leverage our brand name and distribution strengths to sustain a profitable presence in niche markets in the areas of soaps, toiletries, lighting products and hydrogenated cooking oils for the Indian market. We have been in the consumer care business since our inception in 1945 and the lighting business since 1992.

   Up to March 31, 2000, we evaluated our revenue and operating income for each business segment by including the impact of exchange rate fluctuations and net interest income received on inter-business segment loans. As of April 1, 2000 we started excluding net interest income received on inter-business segment loans in evaluating revenue and operating income from each business segment. This change has been made to comply with the draft guidelines on segment reporting which all listed companies in India are likely to be required to adopt starting from the year ended March 31, 2001. A breakdown of our revenue and operating income is provided below:

                                                                   Quarter Ended
                                        Year Ended March 31,         June 30,
                                        ------------------------   ---------------
                                         1998     1999     2000     1999     2000
                                        ------   ------   ------   ------   ------
   Revenue:
    Global IT Services.................     30%      36%      45%      49%      58%
    Indian IT Services and Products....     41       40       35       30       26
    Consumer Care and Lighting.........     23       19       14       18       12
    Other..............................      6        4        6        3        4
                                        ------   ------   ------   ------   ------
                                           100%     100%     100%     100%     100%
   Operating income:
    Global IT Services.................     66%      72%      77%      94%      94%
    Indian IT Services and Products....     13       13       12        0        5
    Consumer Care and Lighting.........     16       20       13       16        7
    Others.............................      5       (5)      (2)     (10)      (6)
                                        ------   ------   ------   ------   ------
                                           100%     100%     100%     100%     100%

   The Others category in the table above includes our other lines of business such as Wipro Fluid Power, and unallocated corporate overhead including human resources, corporate marketing, information management systems, quality assurance and finance.

Global IT Services

                                                              Quarter Ended
                                Year Ended March 31,            June 30,
                             -----------------------------  ------------------
                               1998      1999      2000       1999      2000
                             --------  --------  ---------  --------  --------
                                             (in millions)
   Revenue.................. Rs.4,197  Rs.6,601  Rs.10,459  Rs.2,093  Rs.3,628
   Cost of revenue..........    2,696     4,057      6,174     1,296     1,909
   Selling, general and
    administrative
    expenses................      405     1,076      1,391       243       650
                             --------  --------  ---------  --------  --------
   Operating income.........    1,096     1,468      2,894       554     1,068
   Revenue growth rate over
    prior period............      --         57%        58%      --         73%
   Operating margin.........       26%       22%        28%       26%       29%

   Global IT Services revenue is derived from technology and software services provided on either a time and materials or fixed-price, fixed-time frame basis. Our business segment revenue also includes the impact of exchange rate fluctuations and net interest income received on inter-business segment loans. Revenue from services provided on a time and materials basis is recognized in the period that services are provided and costs incurred. Revenue from fixed-price, fixed-time frame projects are recognized on a percentage of completion basis. Provisions for estimated losses on projects in progress are recorded in the period in which we determine such losses to be probable. To date, a substantial majority of our services revenue has been derived from time and materials projects. For the year ended March 31, 2000, time and materials projects generated 89% of Global IT Services revenue, while fixed-price, fixed-time frame projects generated 11%. The proportion of revenue from fixed-price, fixed-time frame projects may increase. Our operating results could be adversely affected by factors such as cost overruns due to delays, unanticipated costs, and wage inflation.

   The cost of Global IT Services revenue consists primarily of compensation expenses for all of our IT professionals, data communication expenses, computer maintenance, travel expenses and occupancy expenses associated with services rendered. We recognize these costs as incurred. Selling, general and administrative expenses consist primarily of sales and marketing expenses and allocated corporate overhead expenses associated with management, human resources, corporate marketing, information management systems, quality assurance and finance.

   Our Global IT Services revenues and profits for any period are significantly affected by the proportion of work performed at our facilities in India and at client sites overseas and by the utilization rates of our IT professionals. Services performed in India generally yield better profit margins because the higher costs of performing overseas work more than offset the higher rates we charge. For this reason, we seek to move a project as early as possible from overseas locations to our Indian development centers. For the year ended March 31, 2000, 77% of our Global IT Services professionals were located in India, and 47% of our Global IT Services revenues were generated from work performed at our facilities in India.

   In our segment reporting only, management included the impact of exchange rate fluctuations and net interest income on inter-business segment loans in its revenue for the years ending March 31, 1998, 1999 and 2000. As of April 1, 2000 management started excluding net interest income received on inter-business segment loans in segment revenues to allow us to comply with accounting guidelines in India that all listed companies in India are likely to be required to adopt starting from the year ended March 31, 2001. Excluding the impact of these items, net revenue would have been Rs. 4,017 million, Rs. 6,359 million and Rs. 10,206 million for the fiscal years ended March 31, 1998, 1999, and 2000, and Rs. 3,597 million for the quarter ended June 30, 2000.

Indian IT Services and Products

                                                               Quarter Ended
                                   Year Ended March 31,          June 30,
                                ----------------------------  ----------------
                                  1998      1999      2000     1999     2000
                                --------  --------  --------  ------  --------
                                              (in millions)
   Revenue
    Indian IT Services.........   Rs.692  Rs.1,074  Rs.1,423  Rs.299    Rs.384
    Indian IT Products......... Rs.4,939  Rs.6,157  Rs.6,744  Rs.984  Rs.1,248
   Cost of revenue
    Indian IT Services.........      254       457       610     119       152
    Indian IT Products.........    3,946     4,901     5,573     855     1,061
   Selling, general and
    administrative expenses....    1,216     1,603     1,549     307       358
                                --------  --------  --------  ------  --------
   Operating income............      215       270       435       3        58
   Revenue growth rate over
    prior period...............       --        28%       13%     --        27%
   Operating margin............        4%        4%        5%      0%        4%

   Our Indian IT services revenue is derived principally from hardware and software support, maintenance and consulting services. Our business segment revenue also includes the impact of exchange rate fluctuations and net interest income received on inter-business segment loans. We recognize revenue from these services over the contract period or when the services are accepted by the client, depending on the contract terms. We recognize revenue for Indian IT products at the time of shipment or upon installation, depending on the contract terms.

   On July 27, 2000, at our Annual General Meeting, our shareholders approved the sale of our peripherals business unit, which is engaged in the manufacture of printers, and the distribution of printers, storage devices, consumables and other peripherals. Effective as of September 1, 2000, all assets and liabilities of our peripherals division were transferred to a new entity, Wipro ePeripherals Limited, at fair market value for cash, unsecured debentures, and an equity interest in Wipro ePeripherals Limited.

   The cost of revenue for Indian IT services consists primarily of compensation expense and replacement parts for our maintenance services. We recognize these costs as incurred. The cost of revenue for Indian IT products consists of manufacturing costs for products, including materials, labor and facilities. In addition, a portion of the costs reflects products manufactured by third parties and sold by us. We generally recognize these costs at the time of sale. Selling, general and administrative expenses for our Indian IT Services and Products business segment are similar in type to those for our Global IT Services business segment.

   Historically, our Indian IT products revenue has accounted for a substantial majority of revenue and a much smaller portion of operating income of our Indian IT Services and Products business segment. Our strategy in the IT market in India is to improve our profitability by focusing on IT services, including systems integration, support services, software and networking solutions, and Internet and e-commerce applications.

   In our segment reporting only, management included the impact of exchange rate fluctuations and net interest income on inter-segment business loans in its revenue. Since April 1, 2000, we have pro-actively begun excluding net interest income received on inter-business segment loans in segment revenues to allow us to comply with accounting guidelines in India that all listed companies in India are likely to be required to adopt beginning with the year ending March 31, 2001. Excluding the impact of these items, revenue would have been Rs. 5,684 million and Rs. 7,262 million and Rs. 8,182 million for the fiscal years ended March 31, 1998, 1999, and 2000, and Rs. 1,655 million for the quarter ended June 30, 2000.

Consumer Care and Lighting

                                                                Quarter Ended
                                    Year Ended March 31,          June 30,
                                 ----------------------------   --------------
                                   1998      1999      2000      1999    2000
                                 --------  --------  --------   ------  ------
                                              (in millions)
   Revenue...................... Rs.3,224  Rs.3,495  Rs.3,263   Rs.757  Rs.759
   Cost of revenue..............    2,506     2,585     2,251      580     520
   Selling, general and
    administrative expenses.....      452       504       533       85     153
                                 --------  --------  --------   ------  ------
   Operating income.............      266       406       479       92      85
   Revenue growth rate over
    prior period................      --          8%       (7%)     --       0%
   Operating margin.............        8%       12%       15%      12%     11%

   We have been in the consumer care business since 1945 and the lighting business since 1992. The consumer care business has historically generated surplus cash. Our strategy is to maintain a steady growth in operating income for these businesses. Revenue in this segment may fluctuate as commodity prices change and as we emphasize profitability and cash generation over volume sales.

   We recognize revenue from product sales at the time of shipment. Cost of products consists primarily of raw materials and other manufacturing expenses such as overheads for facilities. Selling, general and administrative expenses are similar in type to those for our other business segments.

   In our segment reporting only, management included the impact of exchange rate fluctuations and net interest income on inter-segment business loans in its revenue. As of April 1, 2000, we have pro-actively begun excluding net interest income received on inter-business segment loans in segment revenues to allow us to comply with accounting guidelines in India that all listed companies in India are likely to be required to adopt beginning with the year ended March 31, 2001. Excluding the impact of these items, revenue would have been Rs. 3,195 million, Rs. 3,465 million and Rs. 3,222 million for the fiscal years ended March 31, 1998, 1999, and 2000, and Rs. 759 million for the quarter ended June 30, 2000.

Amortization of Deferred Stock Compensation

   We have amortized deferred stock compensation expense of Rs. 2 million, Rs. 25 million and Rs. 97 million for the years ended March 31, 1998, 1999 and 2000, respectively, in connection with equity shares issued to our employees pursuant to our Wipro Equity Reward Trust. We use the intrinsic value based method of APB Opinion No. 25 and record deferred stock compensation expense for the difference between the sale price of equity shares and the fair value as determined by quoted market prices of our equity shares on the date of grant. The deferred stock compensation is amortized on an straight-line basis over the vesting period of the equity shares, which ranges from six months to five years.

   The stock compensation charge has been allocated to cost of revenues and selling, general and administrative expenses in line with the nature of the service rendered by the employee who received the benefit. The amortization is:

                                                                  Quarter Ended
                                              Year Ended March 31 June 30, 2000
                                              ------------------- -------------
                                              1998   1999   2000   1999   2000
                                              ----- ------ ------ ------ ------
                                                        (in millions)
   Cost of revenues.......................... Rs. 1 Rs. 16 Rs. 36 Rs. 11 Rs. 11
   Selling, general and administrative
    expenses.................................     1      9     61     18     17
                                              ----- ------ ------ ------ ------
     Total................................... Rs. 2 Rs. 25 Rs. 97 Rs. 29 Rs. 28

Other Expense (Net)

   Our other expense includes net interest expense on short and long-term debt, and exchange rate fluctuations. Exchange rate fluctuations consist of the difference between the rate of exchange at which a transaction is recorded and the rate of exchange on the date the transaction is settled, and the gains and losses on revaluation of foreign currency assets and liabilities outstanding at the end of a period.

Equity in Earnings of Affiliate

   We hold a 49% equity interest in Wipro GE Medical Systems Limited, a joint venture with General Electric, and a 55% equity interest in Wipro Net Ltd., a joint venture with KPN Telecom. Our share of income is accrued in our accounts in proportion to our equity interest. In December 1999, we decreased our interest in Wipro Net Ltd. from 100% to 55%. Historically, the results of operations of Wipro Net Ltd. have not been material in relation to our consolidated financial statements. Consequently, the decrease in our interest in Wipro Net Ltd. has not significantly impacted our revenues and operating income for the quarter ended March 31, 2000.

Minority Interest

   We held a 55% equity interest in Wipro Computers Limited, a joint venture with Acer. The share of income from this venture attributable to Acer has been recorded in our accounts as a minority interest. We purchased Acer's 45% equity interest in Wipro Computers Limited in the year ended March 31, 2000.

Gain/Loss on Sale of Stock of Affiliates

   We sold our entire equity interest in our affiliate, Wipro BT Ltd., a joint venture with British Telecom in the year ended March 31, 1998 for a loss of Rs. 36 million. Pursuant to a joint venture agreement in the year ended
March 31, 2000, our affiliate, Wipro Net Ltd., issued equity shares to KPN Telecom which increased the carrying value of our equity interest by Rs. 266 million. Further, we sold equity shares of Wipro Net Ltd. that we held to KPN Telecom for a gain of Rs. 146 million.

Discontinued Business

   In March 1999, we decided to wind down the business of Wipro Finance Limited, a majority-owned subsidiary engaged in financing mid-size corporations with financial leases and secured loans. Due to the downturn in the Indian economy in the mid-1990s, the subsidiary loan portfolio was significantly impaired. The subsidiary's financial statements were no longer consolidated with our financial statements after March 31, 1999. Losses associated with the subsidiary's operations and winding down have been reflected in our income statements for the years ended March 31, 1998 and 1999. We have fully provided for all anticipated losses and have no further obligations or commitments to Wipro Finance Limited.

Income Taxes

   Our net income earned from providing services in client premises outside India are subject to tax in the country where we perform the work. Most of our tax paid in countries other than India can be applied as a credit against our Indian tax liability to the extent that the same income is subject to tax in India.

   Currently, we benefit from tax holidays the Government of India gives to the export of information technology services from specially designated "Software Technology Parks" in India. As a result of these incentives, our operations have been subject to relatively insignificant Indian tax liabilities. These tax incentives currently include a 10-year tax holiday from payment of Indian corporate income taxes for the operation of our Indian facilities, all of which are "Export Oriented Undertakings" or located in "Software Technology Parks" or "Export Processing Zones;" and an income tax deduction of 100% for profits derived from exporting information technology services. We can use either of these two tax incentives. As a result, a substantial portion of our pre-tax income has not been subject to significant tax in recent years. For the years ended March 31, 1999 and 2000, we realized tax benefits of Rs. 547 million and Rs. 1,104 million from such tax incentives.

   The recently enacted Finance Act, 2000 phases out the 10-year tax holiday over a ten year period from fiscal 1999-2000 to fiscal 2008-2009. Accordingly, facilities set up on or before March 31, 2000 have a 10-year tax holiday, new facilities set up on or before March 31, 2001 would have a 9-year tax holiday and so forth until March 31, 2009, after which the tax holiday will no longer be available to new facilities. Our current tax holidays expire in stages by 2009.

   In addition, the recently enacted law restricts the scope of the tax exemption to export income earned by software development centers that are "Export Oriented Undertakings" or located in "Software Technology Parks" or "Export Processing Zones" as compared to the earlier exemption which was available to the business profits earned by them. For companies opting for the 100% tax deduction for profits derived from exporting information technology services, the Finance Act, 2000 phases out the income tax deduction over the next five years by decreasing the tax deduction by 20% each year, beginning on April 1, 2000.

Results of Operations

  Quarters ended June 30, 1999 and 2000

   Revenue. Our total revenue increased 49%, from Rs. 4,207 million for the quarter ended June 30, 1999 to Rs. 6,263 million for the quarter ended June 30, 2000. The total increase in revenue was attributable to increases of 79%, 29%, 1% and 57% in revenue from Global IT Services, Indian IT Services and Products, Consumer Care and Lighting and Others.

   Global IT Services revenue increased 79%, from Rs. 2,013 million for the quarter ended June 30, 1999 to Rs. 3,597 million for the quarter ended June 30, 2000. The increase resulted from growth in e-commerce services, which accounted for 27% of the revenues of our enterprise solutions division in the quarter ended June 30, 2000 up from 10% in the quarter ended June 30, 1999. Over 20 new clients were added in the quarter, accounting for 2% of our Global IT Services revenue for the quarter.

   Indian IT Services and Products revenue increased 29%, from Rs. 1,283 million for the quarter ended June 30, 1999 to Rs. 1,655 million for the quarter ended June 30, 2000. The increase primarily resulted from a 47% growth in the value of computer sales.

   Consumer Care and Lighting revenues increased 1%, from Rs. 750 million in the quarter ended June 30, 1999 to Rs. 759 million in the quarter ended June 30, 2000. A reduction in sales of hydrogenated oil products was offset by an increase in sales of soaps and lighting products.

   Revenue from Others increased 57%, from Rs. 161 million for the quarter ended June 30, 1999 to Rs. 252 million for the quarter ended June 30, 2000. The increase resulted primarily from an increase in sales in our Wipro Fluid Power business, from Rs. 118 million for the quarter ended June 30, 1999 to Rs. 159 million for the quarter ended June 30, 2000.

   Cost of revenue. As a percentage of total revenue, cost of revenue decreased from 71% for the quarter ended June 30, 1999 to 61% for the quarter ended June 30, 2000. This decrease was primarily attributable to an increase in the proportion of Global IT Services revenue from 48% to 57% of total revenues. Our Global IT Services business segment typically has a higher gross margin than our other lines of business.

   As a percentage of Global IT Services revenue, cost of Global IT Services revenue decreased from 64% for the quarter ended June 30, 1999 to 53% for the quarter ended June 30, 2000. This decrease as a percentage of revenue resulted from increased billing rates and increased IT professional utilization rates. Billing rates increased on average by over 14% during the quarter ended June 30, 2000 compared to billing rates during the quarter ended June 30, 1999. Utilization rates of our IT professionals increased by 5% during the quarter ended June 30, 2000, over utilization rates during the quarter ended June 30, 1999.

   As a percentage of Indian IT Services and Products revenue, cost of Indian IT Services and Products revenue decreased marginally from 76% to 74%.

   As a percentage of Consumer Care and Lighting revenue, cost of Consumer Care and Lighting revenue decreased from 77% for the quarter ended June 30, 1999 to 69% for the quarter ended June 30, 2000. Most of the decrease as a percentage of revenues resulted from an increase in the proportion of revenue from soaps and lighting products, which typically has a higher gross margin than hydrogenated oils.

   As a percentage of revenue from Others, cost of revenue from Others decreased from 96% for the quarter ended June 30, 1999 to 76% for the quarter ended June 30, 2000. Most of the decrease as a percentage of revenue resulted from higher proportion of revenue from our Wipro Fluid Power business, which typically has a higher gross margin.

   Selling, general and administrative expenses. Selling, general and administrative expenses increased 85% from Rs. 698 million for the quarter ended June 30, 1999 to Rs. 1,294 million for the quarter ended June 30, 2000. The total increase in selling, general and administrative expense of Rs. 596 million was attributable to increase of Rs. 407 million, Rs. 51 million, Rs. 68 million and Rs. 70 million in Global IT Services, Indian IT Services and Products and Consumer Care and Lighting and Others.

   Selling, general and administrative expenses for Global IT Services increased 167%, from Rs. 243 million for the quarter ended June 30, 1999 to Rs. 650 million for the quarter ended June 30, 2000. The increase resulted primarily from an increase in sales personnel, resulting in increased staff and travel costs and other sales related expenses.

   Selling, general and administrative expenses for Indian IT Services and Products increased 17% from Rs. 307 million for the quarter ended June 30, 1999 to Rs. 358 million for the quarter ended June 30, 2000. This increase resulted primarily from staff cost increases and compensation paid to channel partners, who are value-added resellers of our services and products.

   Selling, general and administrative expenses for Consumer Care and Lighting increased 72% from Rs. 89 million for the quarter ended June 30, 1999 to Rs. 153 million for the quarter ended June 30, 2000. This increase resulted from staff cost increases and an increase in advertising and sales promotion expenses.

   Selling, general and administrative expenses for Others increased 113% from Rs. 62 million for the quarter ended June 30, 1999 to Rs. 132 million for the quarter ended June 30, 2000. The increase resulted primarily from increased sales and marketing expenses, associated with a 53% increase in revenue in the Fluid Power business, and an increase in corporate office expenses.

   Operating income. As a result of the foregoing factors, operating income increased 125%, from Rs. 504 million for the quarter ended June 30, 1999 to Rs. 1,132 million for the quarter ended June 30, 2000.

   Other expense (net). Other expense (net) was Rs. 16 million for the quarter ended June 30, 1999 and Rs. 15 million for the quarter ended June 30, 2000.

   Income taxes. Provision for income taxes increased from Rs. 63 million for the quarter ended June 30, 1999 to Rs. 121 million for the quarter ended June 30, 2000. Our effective tax rate decreased to 11% for the quarter ended June 30, 2000 from 13% for the quarter ended June 30, 1999. The decrease resulted from an increase in the proportion of tax-exempt income.

   Income from continuing operations. Income from continuing operations increased 121% from Rs. 441 million for the quarter ended June 30, 1999 to Rs. 977 million for the quarter ended June 30, 2000. This increase resulted from the foregoing factors.

  Years ended March 31, 1999 and 2000

   Revenue. Our total revenue increased 28%, from Rs. 17,892 million for the year ended March 31, 1999 to Rs. 22,991 million for the year ended March 31, 2000. The total increase in revenue was attributable to increases of 60%, 13% and 71% in revenue from Global IT Services, Indian IT Services and Products, and Others. Consumer Care and Lighting accounted for a decrease of 7%.

   Global IT Services revenue increased 60%, from Rs. 6,359 million for the year ended March 31, 1999 to Rs. 10,206 million for the year ended March 31, 2000. The increase resulted from the growth in the number of clients and the number and size of projects performed for clients. The total number of clients who accounted for over $1 million, or Rs. 43.65 million in revenue for the year increased from 26 during the year ended March 31, 1999 to 39 during the year ended March 31, 2000. Over 100 new clients were added during the year ended March 31, 2000, accounting for 14% of our Global IT Services revenues for the year.

   Indian IT Services and Products revenue increased 13%, from Rs. 7,262 million for the year ended March 31, 1999 to Rs. 8,182 million for the year ended March 31, 2000. The increase primarily resulted from the growth of our facilities management business in our customer services division and from increased personal computer sales.

   Consumer Care and Lighting revenue decreased 7%, from Rs. 3,465 million for the year ended March 31, 1999 to Rs. 3,222 million for the year ended March 31, 2000. The decrease is primarily attributable to a decrease in the price of the commodity component of our hydrogenated oil products.

   Revenue from Others increased 71%, from Rs. 806 million for the year ended March 31, 1999 to Rs. 1,381 million for the year ended March 31, 2000. The increase resulted primarily from the increase in sales in our Wipro Fluid Power business from Rs. 525 million in the year ended March 31, 1999 to Rs. 734 million in the year ended March 31, 2000.

   Cost of revenue. As a percentage of total revenue, cost of revenue decreased from 70% for the year ended March 31, 1999 to 68% for the year ended March 31, 2000. This decrease was primarily attributable to an increase in the proportion of Global IT Services revenue from 36% to 44% of total revenues. Our Global IT Services business segment typically has a higher gross margin than our other lines of business.

   As a percentage of Global IT Services revenue, cost of Global IT Services revenue decreased from 64% for the year ended March 31, 1999 to 60% for the year ended March 31, 2000. This decrease as a percentage of revenue resulted from increased billing rates and increased IT professional utilization rates. Billing rates increased on average by over 15% during the year ended March 31, 2000 compared to rates during the previous year. Utilization rates of our IT professionals increased from 67% in the year ended March 31, 1999 to 71% in the year ended March 31, 2000.

   As a percentage of Indian IT Services and Products revenue, cost of Indian IT Services and Products revenue increased marginally from 74% to 76%.

   As a percentage of Consumer Care and Lighting revenue, cost of Consumer Care and Lighting revenue decreased from 75% for the year ended March 31, 1999 to 70% for the year ended March 31, 2000. Most of the decrease as a percentage of revenues resulted from an increase in the proportion of revenue from soaps, which typically has a higher gross margin.

   As a percentage of revenue from Others, cost of revenue from Others increased from 72% for the year ended March 31, 1999 to 77% for the year ended March 31, 2000. Most of the increase as a percentage of revenue resulted from increased costs of raw materials in our Wipro Fluid Power business.

   Selling, general and administrative expenses. Selling, general and administrative expenses increased 9%, from Rs. 3,502 million for the year ended March 31, 1999 to Rs. 3,820 million for the year ended March 31, 2000. The total increase in selling, general and administrative expense of Rs. 318 million was attributable to increases of Rs. 315 million, Rs. 29 million and Rs. 28 million in Global IT Services, Consumer Care and Lighting and Others and a decrease of Rs. 54 million in Indian IT Services and Products. This decrease resulted from a decrease in advertising and marketing expenses, which were higher in the year ended March 31, 1999 due to the launch of new products, a reduction in communication costs and a lower depreciation charge.

   Selling, general and administrative expenses for Global IT Services increased 29%, from Rs. 1,077 million for the year ended March 31, 1999 to Rs. 1,391 million for the year ended March 31, 2000. The increase primarily resulted from an increase in the number of sales and marketing personnel from 54 in March 31, 1999 to 72 in March 31, 2000 and increased compensation and marketing expenses.

   Selling, general and administrative expenses for Indian IT Services and Products decreased 3% from Rs. 1,603 million for the year ended March 31, 1999 to Rs. 1,549 million for the year ended March 31, 2000. This decrease resulted from a decrease in the advertising and marketing expenses, which was higher in the year ended March 31, 1999 due to the launch of new products, a reduction in communication costs and a lower depreciation charge.

   Selling, general and administrative expenses for Consumer Care and Lighting increased 6%, from Rs. 504 million for the year ended March 31, 1999 to Rs. 533 million for the year ended March 31, 2000. Most of the increase resulted from increased advertising and sales promotion expenses.

   Selling, general and administrative expenses for Others increased 9%, from Rs. 319 million for the year ended March 31, 1999 to Rs. 347 million for the year ended March 31, 2000. Most of the increase resulted from increased sales and marketing expense associated with increased revenue in the Fluid Power business.

   Operating income. As a result of the foregoing factors, operating income increased 93%, from Rs. 1,808 million for the year ended March 31, 1999 to Rs. 3,492 million for the year ended March 31, 2000.

   Other expense (net). Other expense (net) increased 15%, from Rs. 135 million for the year ended March 31, 1999 to Rs. 155 million for the year ended March 31, 2000.

   Income taxes. Provision for income taxes increased 193%, from Rs. 179 million for the year ended March 31, 1999 to Rs. 525 million for the year ended March 31, 2000. Our effective tax rate increased to 14% for the year ended March 31, 2000 from 10% for the year ended March 31, 1999. The increase in effective tax rate resulted from an increased proportion of onsite revenues in the Global IT Services business that was subject to overseas taxation and an increase in the income tax rate in India from 35% to 38.5%.

   Income from continuing operations. Income from continuing operations increased 111% from Rs. 1,580 million for the year ended March 31, 1999 to Rs. 3,333 million for the year ended March 31, 2000. This increase resulted from the foregoing factors and, in part, from a gain of Rs. 412 million on the sale of a portion of our equity interest in Wipro Net and on the issuance of additional equity shares by Wipro Net.

  Years ended March 31, 1998 and 1999

   Revenue. Our net revenue increased 31%, from Rs. 13,700 million for 1998 to Rs. 17,892 million for 1999. The total increase in revenue was attributable to increases of 58%, 28% and 8% in revenue from Global IT Services, Indian IT Services and Products, and Consumer Care and Lighting.

   Global IT Services revenue increased 58%, from Rs. 4,017 million for 1998 to Rs. 6,359 million for 1999. The increase resulted from the growth in the number of clients and the number and size of projects performed for clients. The total number of clients who accounted for over $1 million, or Rs. 43.65 million in revenues for the year increased from 18 during the year ended March 31, 1998 to 26 during the year ended March 31, 1999. Over 60 new clients were added during the year ended March 31, 1999.

   Indian IT Services and Products revenue increased 28%, from Rs. 5,684 million for 1998 to Rs. 7,262 million for 1999. The increase primarily resulted from increased personal computer and peripherals sales and from the growth of our customer services division.

   Consumer Care and Lighting revenue increased 8%, from Rs. 3,195 million for 1998 to Rs. 3,465 million for 1999. The increase resulted from sales of soaps and hydrogenated oils.

   Other revenue remained relatively unchanged, increasing from Rs. 804 million for 1998 to Rs. 806 million for 1999.

   Cost of revenue. As a percentage of total revenue, cost of revenue decreased from 73% for 1998 to 70% for 1999. This decrease was primarily attributable to an increase in the proportion of Global IT Services revenue from 29% to 36% of total revenues. Our Global IT Services business segment typically has a higher gross margin than our other lines of business.

   As a percentage of Global IT Services revenue, cost of Global IT Services revenue decreased from 67%, for 1998 to 64% for 1999. This decrease as a percentage of revenue resulted from increased billing rates, which were partially offset by an increase in compensation expenses and decreased IT professional utilization rates. Billing rates increased on average by over 9% during the year ended March 31, 1999 compared to the previous year. Utilization rates of our IT professionals decreased from 69% during the year ended March 31, 1998 to 67% during the year ended March 31, 1999 which was primarily attributable to our aggressive timing in anticipation of potential growth opportunities.

   As a percentage of Indian IT Services and Products revenue, cost of Indian IT Services and Product revenue remained unchanged at 74%.

   As a percentage of Consumer Care and Lighting revenue, cost of Consumer Care and Lighting revenue decreased marginally from 78% for 1998 to 75% for 1999. Most of the decrease as a percentage of revenue resulted from a more favorable business mix, particularly in our hydrogenated oil product line.

   As a percentage of revenue from Others, cost of revenue from Others increased from 66% for 1998 to 72% for 1999. Most of the increase as a percentage of revenue resulted from increased costs for raw materials and decreased production capacity utilization in our Wipro Fluid Power business.

   Selling, general and administrative expenses. Selling, general and administrative expenses increased 54%, from Rs. 2,267 million for 1998 to Rs. 3,502 million for 1999. The total increase in selling, general and administrative expenses was attributable to increases of 166%, 32%, 12% and 64% in Global IT Services, Indian IT Services and Products, Consumer Care and Lighting, and Others.

   Selling, general and administrative expenses for Global IT Services increased 166%, from Rs. 405 million for 1998 to Rs. 1,076 million for 1999. The increase primarily resulted from an increase in the number of sales and marketing personnel from 28 to 54 persons and increased compensation and marketing expenses.

   Selling, general and administrative expenses for Indian IT Services and Products increased 32%, from Rs. 1,216 million for 1998 to Rs. 1,603 million for 1999. This increase is primarily attributable to increased product sales expenses and brand marketing expenses associated with the introduction of new products.

   Selling, general and administrative expenses for Consumer Care and Lighting increased 12%, from Rs. 452 million for 1998 to Rs. 504 million for 1999. Most of the increase resulted from increased product promotion and advertising expenses associated with increased sales.

   Selling, general and administrative expenses for Others increased 64%, from Rs. 194 million for 1998 to Rs. 319 million for 1999. Most of the increase resulted from increased unallocated corporate brand building expenses, wage inflation and compensation to senior management.

   Operating income. As a result of the foregoing factors, operating income increased 21%, from Rs. 1,498 million for 1998 to Rs. 1,808 million for 1999.

   Other expense (net). Other expense (net) decreased 74%, from Rs. 516 million for 1998 to Rs. 135 million for 1999. The decrease during this period primarily resulted from a reduction in interest expense of Rs. 161 million and a net gain in exchange rate fluctuations of Rs. 164 million.

   Income taxes. Income taxes increased 75%, from Rs. 102 million for 1998 to Rs. 179 million for 1999. Our effective tax rate remained unchanged at 10%.

   Income from continuing operations. As a result of the foregoing factors, income from continuing operations increased 70% from Rs. 928 million in 1998 to Rs. 1,580 million in 1999.

Quarterly Results of Income Data

   The following table presents certain unaudited quarterly statements of operations data for each of the nine quarters from April, 1998 through June 30, 2000. The information relating to these quarters is unaudited and has been prepared by management substantially on the same basis as the audited financial statements included elsewhere in the prospectus, including all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of that information. Operating income in the Additional Data section below for each business segment includes the impact of exchange rate fluctuations and net interest received on inter-business segment loans up to the period ended March 31, 2000. For the quarter ended June 30, 2000 operating income for each segment does not include net interest income received on inter-business segment loans to allow us to comply with accounting guidelines that all listed companies in India are likely to be required to adopt beginning with the year ended March 31, 2001. Reconciling items eliminate the impact of exchange rate fluctuations and net interest income received on inter-business segment loans, wherever they have been included as a part of operating income.

                                                           Quarter Ended
                          ----------------------------------------------------------------------------------------
                          June 30,  Sept 30,  Dec 31,   Mar 31,   Jun 30,   Sept 30,  Dec 31,   Mar 31,   June 30,
                            1998      1998      1998      1999      1999      1999      1999      2000      2000
                          --------  --------  --------  --------  --------  --------  --------  --------  --------
                                                           (in millions)
Revenue:
 Global IT Services.....  Rs.1,229  Rs.1,455  Rs.1,659  Rs.2,016  Rs.2,013  Rs.2,580  Rs.2,652  Rs.2,961  Rs.3,597
 Indian IT Services and
  Products
 Indian IT Services.....       182       222       311       360       299       353       377       394       384
 Indian IT Products.....       913     1,726     1,033     2,516       984     1,841     1,750     2,184     1,271
 Consumer Care and
  Lighting..............       843       970       948       704       750       770       841       861       759
 Other..................       115       207       154       329       161       271       356       593       252
                          --------  --------  --------  --------  --------  --------  --------  --------  --------
 Total..................     3,282     4,580     4,105     5,925     4,207     5,815     5,976     6,993     6,263
Cost of revenues:
 Global IT Services.....       785       907     1,129     1,236     1,296     1,870     1,316     1,692     1,909
 Indian IT Services and
  Products
 Indian IT Services.....        45        85       146       182       119       159       165       167       152
 Indian IT Products.....       763     1,364       624     2,150       855     1,386     1,547     1,785     1,064
 Consumer Care and
  Lighting..............       652       751       777       405       580       580       528       563       520
 Other..................        54        98       162       267       155       207       217       491       192
                          --------  --------  --------  --------  --------  --------  --------  --------  --------
 Total..................     2,299     3,205     2,838     4,240     3,005     4,202     3,773     4,698     3,837
                          --------  --------  --------  --------  --------  --------  --------  --------  --------
Gross profit............       983     1,375     1,267     1,685     1,202     1,613     2,203     2,295     2,426
Selling, general and
 administrative
 expenses...............       708       884       953       958       698       906     1,241       976     1,294
                          --------  --------  --------  --------  --------  --------  --------  --------  --------
Operating income........       275       491       314       727       504       707       962     1,319     1,132
Other expense (net).....       (26)      (29)      (26)      (54)      (16)      (45)      (15)      (79)      (15)
Gains on sale of stock
 of affiliates,
 including direct issue
 of stock by affiliate..       --        --        --        --        --        --        412       --        --
Income taxes............       (27)      (51)      (32)      (69)      (63)      (86)     (186)     (190)     (122)
                          --------  --------  --------  --------  --------  --------  --------  --------  --------
Income before share of
 equity in earnings of
 affiliate and minority
 interest...............       222       411       256       604       425       576     1,173     1,050       995
Equity in earnings of
 affiliates.............        14        25        32        25        16        15        57        25       (18)
Minority interest.......       --         (4)       (1)       (5)      --         (4)      --        --        --
                          --------  --------  --------  --------  --------  --------  --------  --------  --------
Income from continuing
 operations.............  Rs.  236  Rs.  432  Rs.  287  Rs.  624  Rs.  441  Rs.  587  Rs.1,230  Rs.1,075  Rs.  977
                          ========  ========  ========  ========  ========  ========  ========  ========  ========
Additional Data:
Operating Income:
 Global IT Services.....  Rs.  356  Rs.  416  Rs.  349  Rs.  347  Rs.  554  Rs.  518  Rs.  824  Rs.  998  Rs.1,068
 Indian IT Services and
  Products..............       (34)       34       (57)      327         3       169        94       169        58
 Consumer Care and
  Lighting..............        76       105        90       135        91       115       110       163        85
 Others.................       (54)       13         1       (55)      (58)      (25)      (29)       76       (72)
 Reconciling Items......       (69)      (78)      (68)      (27)      (87)      (70)      (38)      (85)       (7)
                          --------  --------  --------  --------  --------  --------  --------  --------  --------
 Total..................  Rs.  275  Rs.  490  Rs.  315  Rs.  727  Rs.  503  Rs.  707  Rs.  961  Rs.1,321  Rs.1,132
                          ========  ========  ========  ========  ========  ========  ========  ========  ========

   Our Global IT Services business is subject to fluctuations primarily resulting from factors such as the effect of seasonal hiring which occurs in the quarter ended September 30 and the time required to train and productively utilize new employees, the proportion of services we perform at client sites, exchange rate fluctuations and the size, timing and profitability of new projects. For the quarters ended December 31, 1998 and March 31, 1999 our operating income decreased as a result of a significant increase in the number of sales and marketing personnel and as a result of a significant increase in the number of newly hired IT professionals, which led to lower employee utilization rates.

   Our Indian IT Services and Products business is also subject to seasonal fluctuations. Our product revenue is driven by capital expenditure budgets and the spending patterns of our clients who often delay or accelerate purchases in reaction to tax depreciation benefits on capital equipment. As a result, our Indian IT Services and Products revenues for the quarters ended March 31 and September 30 are typically higher than other quarters of the year. We believe the impact of this fluctuation on our revenues will decrease as the proportion of services revenue increases. For example, our revenue declined to a lesser extent in the quarter ended December 31, 1999 as compared to December 31, 1998 and in the quarter ended June 30, 2000 as compared to the quarter ended June 30, 1999.

   Our Consumer Care and Lighting business is subject to seasonal fluctuations. Demand for hydrogenated cooking oil is greater during the Indian festival season and has increased revenues from our consumer care business for the quarters ended September 30 and December 31. Our revenues in this segment are also subject to commodity price fluctuations. In the six quarters ended June 30, 2000, the price of the commodity component of our hydrogenated oil products decreased significantly which resulted in significantly lower revenues for those periods. Our operating income, however, for these same periods remained relatively unaffected.

   Our quarterly revenue, operating income and net income have varied significantly in the past and we expect that they are likely to vary in the future. You should not rely on our quarterly operating results as an indication of future performance. Such quarterly fluctuations may have an impact on the price of our equity shares and ADSs.

Liquidity and Capital Resources

   Our capital requirements relate primarily to financing the growth of our Global IT Services and Indian IT Services and Products businesses. We have historically financed the majority of our working capital, capital expenditure and other requirements through our operating cash flow, and to a limited extent, bank loans.

   For the years ended March 31, 1999, 2000 and quarter ended June 30, 2000, we generated cash from operations of Rs. 2,361 million, Rs. 3,481 million and Rs. 353 million. The increase is attributable to a significant increase in operating income. For the year ended March 31, 2000 and the quarter ended June 30, 2000, capital expenditure was Rs. 1,318 million and Rs. 431 million respectively. This expenditure was financed primarily through our operating cash flow.

   We generated cash from operations of Rs. 1,407 million in year ended March 31, 1998 as compared to Rs. 2,361 million in year ended March 31, 1999. The increase is primarily attributable to an increase in net income. Our cash flow in year ended March 31, 1999 was further augmented through the issuance of redeemable preferred stock to a financial institution. The preferred stock pays dividends at a rate of 10.25% per annum and has been treated as an interest expense. Capital expenditure for the fiscal year ended March 31, 1999 was Rs.1,721 million, which was financed primarily through our operating cash flow.

   As of March 31, 2000, we had total debt of Rs. 1,554 million comprising borrowings from a consortium of banks of Rs. 93 million against a line of credit of Rs. 2,650 million, secured by inventories and accounts receivable and other borrowings of Rs. 1,461 million, secured by liens over our property, plant and equipment and certain investments.

   We expect that our primary financing requirements in the future will be capital expenditures and working capital requirements in connection with growing our business. We believe that cash generated from operations, along with the net proceeds of this offering, will be sufficient to satisfy our currently foreseeable working capital and capital expenditure requirements. However, our liquidity and capital requirements are affected by many factors, some of which are based on the normal ongoing operations of our businesses and some of which arise from uncertainties related to global economies and the sectors that we target for our services. In the future, we may require or choose to obtain additional debt or equity financing. We cannot assure you that additional financing, if needed, will be available on favorable terms. We routinely review potential acquisitions, however we have no agreements to enter into any material acquisition as of the date of this prospectus.

Quantitative and Qualitative Disclosures About Market Risk

  General

   Market risk is the risk of loss of future earnings, to fair values or to future cash flows that may result from a change in the price of a financial instrument. The value of a financial instrument may change as a result of changes in the interest rates, foreign currency exchange rates, commodity prices, equity prices and other market changes that affect market risk sensitive instruments. Market risk is attributable to all market risk sensitive financial instruments including foreign currency receivables and payables and long term debt.

   Our exposure to market risk is a function of our borrowing activities and our revenue generating activities in foreign currency. The objective of market risk management is to avoid excessive exposure of our earnings and equity to loss. Most of our exposure to market risk arises out of our foreign currency account receivables.

   Risk Management Procedures

   We manage market risk through a corporate treasury department, which evaluates and exercises independent control over the entire process of market risk management. Our corporate treasury department recommends risk management objectives and policies which are approved by senior management. The activities of this department include borrowing strategies, implementing hedging strategies for foreign currency exposures, management of cash resources and ensuring compliance with market risk limits and policies on a daily basis.

   Components of Market Risk

   Our exposure to market risk arises principally from exchange rate risk. Interest rate risk is the other component of our market risk. These factors are discussed in the following paragraphs.

   Exchange rate risk. Our exchange rate risk primarily arises from our foreign currency revenues, receivables and payables, and foreign currency debt. We evaluate our net exchange rate exposure arising from these transactions and hedge such exposure based on approved risk management policies. These policies require us to hedge a significant portion of our net exposure. Our net exchange rate exposure as of March 31, 1998, 1999 and 2000, and as of June 30, 2000, was $4.2 million, $2.6 million, $6.85 million and $22.84 million. We hedge our exchange rate exposure through foreign currency forward exchange contracts which typically mature between one through six months. The counterparties for our exchange contracts are banks, and we consider the risk of non-performance by the counterparties as non-material.

   Due to our hedging policies, we estimate that changes in exchange rates will not have a material impact on our operating results or cash flows.

   Interest rate risk. Our interest rate risk primarily arises from our long term debt. We adopt appropriate borrowing strategies to manage our interest rate risk. Additionally, we enter into interest rate swap agreements to hedge interest rate risk.

   As of March 31, 2000 fixed-interest rate debt represented 70% of long term debt. The interest rate on balance debt is re-set periodically based on benchmark rates. A maturity profile of our debt is set forth below:

                                               Fixed       Variable
   Maturing in:                            interest-rate interest-rate   Total
   ------------                            ------------- ------------- ---------
                                                       (in millions)
   2001...................................   Rs. 1,028      Rs. 222    Rs. 1,250
   2002...................................         --           161          161
   2003...................................         --            20           20
   2004...................................         --            28           28
   Thereafter.............................         --             1            1
                                             ---------      -------    ---------
     Total................................    Rs 1,028      Rs. 433    Rs. 1,461
                                             =========      =======    =========

   As of March 31, 1998, 1999 and March 31, 2000 we have interest rate swap agreements outstanding in the notional principal amount of $13.0 million, $9.8 million and $6.5 million, which represent hedges of interest rate risk on our foreign currency debt. The counterparties for our interest rate agreements are banks, and we consider the risk of non-performance by the counterparties as non-material.

   Based on the maturity profile and composition of our debt portfolio, we estimate that changes in interest rates will not have a material impact on our operating results or cash flows.

   Our temporary resources are generally invested in short-term investments, which do not expose us to significant interest rate risk.

   Fair value. The fair value of our market rate risk sensitive instruments closely approximates their carrying value.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments and requires recognition of all derivatives as assets and liabilities in our balance sheet and measurement of those instruments at fair value. The statement is effective for fiscal years beginning after June 15, 1999. We will adopt the standard no later than the first quarter of fiscal 2001 and in our assessment the adoption of this statement will not have a significant impact on our consolidated financial statements.

                                   BUSINESS

Overview

   Wipro Limited is a leading India based provider of IT services globally. We provide high-end IT solutions to leading companies worldwide and have other profitable businesses in niche markets in India. As of September 15, 2000, we had a market value of $14.6 billion based on the closing price of our stock on The Stock Exchange, Mumbai, making us the largest company in India in terms of market capitalization.

   We have three primary business segments:

  . Global IT Services. We provide research and development services for hardware and software design to technology and telecommunication companies and software application development services to corporate enterprises. Our top clients include Lucent, NCR, Nortel and Compaq. Global IT Services is our fastest growing business segment and accounted for 45% of our revenue and 77% of our operating income for the year ended March 31, 2000.

  . Indian IT Services and Products. We are a leader in the Indian IT market and focus primarily on meeting all the IT and electronic commerce requirements of Indian companies. This business accounted for 35% of our revenue and 12% of our operating income for the year ended March 31, 2000.

  . Consumer Care and Lighting. We leverage our brand name and distribution strengths to sustain a profitable presence in niche markets in the areas of soaps, toiletries, lighting products and hydrogenated cooking oils for the Indian market. This business accounted for 14% of our revenue and 13% of our operating income for the year ended March 31, 2000.

Industry Overview

   IT Services

   The role of IT in transforming businesses and economies worldwide has become widely recognized. The recent shift in the role of IT from merely supporting businesses to transforming businesses and creating new business models has increased the importance of IT to the success of companies world-wide. This has resulted in an increased focus for companies on areas such as:

  . Reducing the time it takes to introduce new software applications, commonly known as time-to-application advantage; and

  . Reducing the time it takes to develop new technologies, commonly known as time-to-market advantage.

   As a result, corporate budgets for IT services and research and development have grown significantly. International Data Corporation, or IDC, estimates that the global IT services market will grow to $422 billion by 2002, reflecting a compound annual growth rate of 10% from 1998, when approximately $289 billion was spent. Within the area of IT services, IDC estimates that the market for Internet services will grow from $7.8 billion in 1998 to $54.1 billion in 2002, reflecting a compound annual growth rate of 62%.

   The market for our research and development services is comparable in size. Research and development expenditure in the United States, the largest market for our services, is estimated by the U.S. National Science Foundation at $247 billion for 1999. The fastest growing segments in research and development spending are the computer networking and communications industries, which are the markets we primarily focus on.

   Along with the rapid increase in IT services and research and development spending, companies are increasingly using external professional services as an effective tool to meet their IT requirements. The trend towards outsourcing is driven by a growing shortage of IT professionals in developed economies and increasing demand for their services. By deploying high-speed communications equipment, companies can access skilled IT services from remote locations to meet their complex IT requirements in a cost-effective manner.

   The India Advantage. According to a survey of U.S. software service vendors conducted by the World Bank, India is one of the leading offshore destinations for companies seeking to outsource software development or IT projects. A McKinsey study conducted in 1999 for the Indian National Association of Software and Service Companies, or NASSCOM, estimates that India's export revenue from IT services would grow from approximately $3.9 billion in the fiscal year ended March 31, 2000 to $30 billion by March 31, 2008.

   There are several key factors contributing to this rapid growth of India-based IT services.

  . India-based IT companies have proven their capability to deliver IT services that satisfy the requirements of international clients who expect the highest quality standards. The August 1999 NASSCOM survey of international quality standards of the top 300 Indian software companies showed that 140 had already been ISO 9000 or SEI-CMM Level 3 certified, with an additional 144 anticipated to acquire such certifications by March 2001.

  . India has a large, highly skilled English-speaking labor pool that is available at a relatively low labor cost. According to NASSCOM, the number of software professionals employed by the Indian software industry was approximately 250,000 in fiscal 1999, making it the second largest employer in the IT services industry after the United States. In addition, India has more than 1,800 engineering colleges and technical institutes that train approximately 68,000 graduates annually in IT. According to a McKinsey study conducted for NASSCOM, the average annual wage for software professionals in India is approximately 20% of the average U.S. rate. Although wages in India are rising faster than in the United States, the labor rate differential is anticipated to remain a competitive advantage for Indian companies into the foreseeable future.

  . With the time differential between India and its largest market, the United States, Indian companies are able to provide a combination of onsite and offshore services on a 24 hour basis on specific projects.

   In line with global trends, Indian companies are also increasingly becoming aware of the potential of IT systems as they have begun to realize the benefits of technology enhancements in their businesses. The domestic Indian IT industry is primarily composed of hardware, packaged software and IT services. IDC estimates that the Indian IT market will grow to over $12.2 billion by 2004, reflecting a compound annual growth rate of approximately 31.3% from 1998, when $2.4 billion was spent. The IT services market in India is expected to grow in line with the rest of the industry to approximately $2.8 billion in 2004 from $630 million in 1998, representing a compound annual growth rate of over 26.4%.

   Consumer Care & Lighting

   The consumer care market we address includes soaps, toiletries and infant care products. The aggregate consumption in these markets for the year ended December 31, 1999 is estimated to have been Rs. 43,756 million. The growth of these markets has been relatively stable, with a growth rate of 2.6% in 1999. The lighting industry in India is divided into incandescent lighting and fluorescent tube lighting. The aggregate consumption in these markets in the fiscal year ended March 31, 2000 is estimated to be Rs. 21,800 million.

Competitive Strengths

   We believe that the following are our principal competitive strengths:

   Comprehensive range of IT services

   We provide our customers comprehensive and integrated software solutions, and are able to take full responsibility for project execution. We have 10 years of experience in software development, re-engineering and maintenance for our corporate customers and provide managed IT support services both at the client's site and through our 32 offshore development centers in India. We believe that this integrated approach positions us to take advantage of key growth areas in enterprise solutions, including IT services for electronic commerce, or e-commerce, data warehousing and the implementation of enterprise application software such as resource planning or ERP, supply chain management or SCM and customer relationship management or CRM.

   Strengths in research and development services

   Our strengths in research and development services position us ideally to take advantage of the rapid development and enhancement of new technologies. We are one of few major IT services companies in the world capable of providing contract research and development services from concept to product realization. We acquired these skill sets through our earlier research and development efforts in the design of computer hardware products for the Indian market when the Government of India did not allow these products to be imported. We provide IT services for designing, enhancing and maintaining platform technologies including servers and operating systems, communication subsystems, local area and wide area network protocols, Internet protocol based switches, routers and embedded software including software used in mobile phones, home/office appliances and automobiles.

   World-class quality as measured by SEI-CMM and Six Sigma initiatives

   One of the most critical factors in our success has been our commitment to pursue the highest quality standards in all aspects of our business. We were assessed at SEI-CMM Level 5, the highest level of quality certification, in January 1999, making us the first IT services provider in the world to achieve this standard. SEI-CMM is widely accepted in the software industry as a standard to measure the maturity and effectiveness of software processes. Our SEI-CMM Level 5 rating is supported by our Six Sigma initiative, which is an internationally recognized program focusing on defect reduction and cycle time reduction. Our Six Sigma program was launched in 1998. We have recently achieved the Four Sigma level and believe that we will achieve the Six Sigma level in all of our key processes by 2002. Six Sigma represents a quality standard of less than 3.4 defects per million opportunities in which a defect may arise.

   Established track record with premier international customer base

   Our customers include some of the world's leading companies such as Lucent, NCR, Nortel and Compaq. Each of these clients accounted for at least $5.0 million in IT services revenues in the year ended March 31, 2000. We believe that having an established base of high quality, high-technology clients provides us with the following competitive advantages:

  . The type of clients we target are likely to increase their IT outsourcing budgets;

  . Most of our large clients have invested significantly in our offshore development centers and are therefore likely to provide a high level of repeat business; and

  . Our IT professionals are consistently exposed to the latest technologies that we are then able to leverage to procure business from other clients.

   Ability to attract and retain skilled IT professionals

   We believe that our ability to retain highly skilled personnel is enhanced by our leadership position, opportunities to work with leading edge technologies and focus on training and compensation. Currently, we have over 6,000 IT professionals for our Global IT Services business and we expect to grow this number significantly in the foreseeable future. One of the keys to attracting and retaining qualified personnel is our variable and performance linked compensation programs. We have had an employee stock purchase program since 1984 and an employee stock option plan since October 1999.

   Broad distribution network and strong sales force in India

   We have a large and growing distribution network for our domestic businesses. For our Indian IT Services and Products business, our direct sales force targets large corporate clients and our 180 exclusive channel partners in over 100 locations focus on medium and small enterprises. For our consumer care and lighting products, we have access to one million retail outlets. This distribution reach provides us with a significant competitive advantage and allows us to grow our business with minimal increases in personnel.

   Strong brand recognition in the Indian market

   We believe that our brands are some of the most well recognized brands in the Indian market. We have been operating in the Indian market for 55 years and believe that customers equate our brand with high quality standards and a commitment to customer service. We enhance the value of our brands through aggressive and selective advertising and promotions.

Our Strategy

   Our objective is to be a world leader in providing comprehensive IT services. The markets we address are undergoing rapid change due to the pace of technology development and change in business models. We believe that these trends provide us with significant growth opportunities. The key elements of our strategy include:

   Significantly grow our Global IT Services business

   We expect to significantly grow our Global IT Services business and the percentage of our total revenues and profits contributed by this business over the next few years. We believe that we can achieve this objective through the following:

  . Focusing on high growth areas within Global IT Services such as e-commerce;

  . Aggressively growing our research and development services by focusing on high growth markets such as telecommunications, mobile communications and the Internet, and high growth technologies such as embedded software; and

  . Leveraging our experience in providing IT services in the Indian market and our access to existing clients outside India to provide global support services.

   Increase the number and penetration of Global IT Services clients

   We intend to increase the number of our clients through a dedicated sales team focused on new client acquisitions and increasing our presence in Europe and Asia. Our goal is to make every new client account earn over $1 million in annual revenues within twelve months. We intend to increase our share of business with existing clients by expanding our range of IT solutions and by increasing our knowledge of industry segments and individual client businesses to allow us to better understand client requirements.

   Increase our Global IT Services operating margins

   We intend to focus on increasing our operating margins by:

  . increasing the revenue per IT professional by providing higher value added services;

  .  increasing the number of productized services;

  .  increasing the proportion of our fixed price contracts; and

  . increasing the proportion of our client work conducted offshore, which typically has higher operating margins.

   Grow with the Internet

   We have increased our focus on the Internet and e-commerce applications to take advantage of the growth in these sectors. We are increasingly offering our clients branded e-commerce services such as Net.profit, our end to end e-commerce solution that creates the infrastructure, and builds and delivers Internet applications to companies. In addition, a large part of the work in our research and development services is done for clients like Microsoft in Internet related areas. We have also started servicing our clients in India through the Internet with several offerings including a web based ordering system and an Internet portal for business to business transactions.

   Focus on services-led growth in the IT market in India

   We plan to grow in the IT market in India by focusing on the services we offer our clients. We believe that by offering clients a full service technology solution, including systems integration, support services, software and networking solutions along with branded hardware products, we can enhance our profitability significantly.

   Aggressively build awareness of the Wipro brand name

   We plan to continue aggressively building awareness among clients and consumers both domestically and internationally of the Wipro brand name. We believe we can leverage the strength of an international brand name across all of our businesses by ensuring that our brand name is associated with Wipro's position as a market leader that is committed to high quality standards. To achieve this objective, we intend to expand our marketing efforts with advertising campaigns and promotional efforts that are targeted to specific groups.

   Pursue selective acquisitions of IT services companies

   We plan to pursue selective acquisitions of IT service companies that would allow us to expand our service offerings and acquire additional skills that are valued by our clients. We believe that this will strengthen our relationships with clients and allow us to realize higher revenues from them. In pursuing acquisitions, we will focus on companies where a significant portion of their work can be moved offshore to India to leverage our low cost offshore delivery model and realize higher margins. Although we have not currently identified any companies we would like to acquire, we continue to seek to identify and acquire companies that will complement our existing businesses and build our brand. This strategy includes exploring potential strategic partnerships and relationships.

   Sustain growth in operating income and cash flow of our traditional businesses

   We have been in the consumer care business since 1945 and the lighting business since 1992. The consumer care business has historically generated surplus cash for us to be able to grow our other businesses. Our strategy is to maintain a steady growth in operating income for these businesses through efficient capital utilization, strong brand name recognition and expanding our nationwide distribution network.

Global IT Services

   Our Global IT Services business segment, which we call Wipro Technologies, is a leader in providing IT services to international companies. We provide clients customized IT solutions to their business needs to improve their competitiveness. Our IT services are focused on the following areas:

  .  Enterprise solutions;

  .  Research and development services; and

  .  Global support services.

   In our IT service offerings, we typically assume primary project management responsibility, rather than just providing supplemental personnel to work under a client's supervision. We offer these services worldwide through a team of over 6,000 IT professionals and 32 dedicated offshore development centers.

  Enterprise Solutions

   We provide a comprehensive range of enterprise solutions primarily to Fortune 1000 companies to meet their business requirements. We typically target these services to the Chief Information Officer of a company to provide he or she with a time-to-application advantage. Our enterprise solutions division accounted for 60%, 52% and 48% of our Global IT Services revenues for the fiscal years ended March 31, 1999, March 31, 2000, and the quarter ended June 30, 2000.

   Our services include:

   E-commerce services. We offer solutions to help create the infrastructure and build and deliver applications for companies seeking to implement their e-commerce strategies. We offer our e-commerce services through our branded service, Net.profit, which enables our customers to rapidly deploy software applications so they can take advantage of new business opportunities and enhance profitability. Our e-commerce services include:

  . IT Architecting and Design. We help our clients analyze and choose hardware, software and tools needed to deliver a system that meets their business objectives. For example, we designed an Internet based ordering system for a travel instruments company in the United Kingdom and developed an implementation plan with resources required, schedules and deliverables.

  . Application Development. We work with our clients to develop applications around their existing or chosen architectures to meet their business requirements. For example, we developed an Internet based mutual fund and stock trading system for a finance organization based in Japan.

  . Legacy Web Integration. We help organizations with large existing investments in legacy systems to Internet enable a number of front end applications such as customer queries. For example, we designed and developed an Internet gateway for an existing sports complex reservation system to provide access to the system through any Internet browser.

  . Web Security. We have developed a reliable and highly scalable security model, which we have branded WebSecure, which helps our clients integrate Internet security technologies with their business model. We have implemented Internet security architecture for a leading financial services firm in the United States to address its application security requirements.

   E-commerce projects are often characterized by changing requirements, very short development and deployment time frames and emerging technologies. To address these characteristics we have developed a solution methodology called Re-engineer Application Process through Incremental & Iterative Development, or RAPIID. We adopt an incremental and iterative process in our projects and take advantage of a library of reusable components developed at our development centers to reduce the development time for a project. We have over 750 e-commerce IT professionals, most of whom have industry expertise in financial services, retail, healthcare or utilities.

   Custom applications. We help our clients align their IT systems with their business strategy by creating customized solutions, selecting appropriate technologies, implementing systems on a fast-track basis, and ensuring overall quality. We offer outsourcing services in the areas of software development, re-engineering and maintenance.

  . Development. We offer our development services over a broad spectrum of technology areas that include client/server applications, object oriented software, Internet/intranet applications and mainframe applications. For example, for the video services business of leading U.S. satellite communications company, we developed a satellite transponder availability and reservation system aimed at monitoring and maximizing satellite usage on a 24 hours a day, seven days a week basis.

  . Re-engineering. We study a client's business processes and existing systems and convert or redevelop them to meet their requirements. For example, for a leading U.S. mutual fund company, we provided services for migration of their shareholder transfer agency system to a database operating system that enables continuous system operation and improved system availability.

  . Maintenance. To meet the needs of a changing business environment with limited internal resource utilization, we address legacy software applications for our clients that require upgrades. For example, for a leading diagnostic imaging company, we have been maintaining over 90 applications in the areas of sales and marketing, order processing, manufacturing, customer service and finance for over four years.

   Enterprise application services. We implement packaged enterprise applications which integrate information in an organization with key business processes to improve the efficiency and effectiveness of our clients. Through strategic alliances with some of the leading solutions vendors, we assist our clients in implementing services in the areas of enterprise resource planning, supply chain management and customer relationship management.

   Data warehousing. We develop strategies and implement solutions for our clients to manage multiple sources of data for use in their decision making processes. For example, we designed and implemented a data warehouse for a leading healthcare organization in the United States that managed claims, pharmacies, customers and healthcare providers. In offering this service, we use an iterative process methodology to deliver financial applications with feature enhancements delivered as they are completed. This allows us to deliver quick results and reduce the risk of failure.

   We focus our services on clients in selected industries to leverage our expertise and create greater efficiencies and faster delivery times. We primarily offer our services across the financial services, healthcare, manufacturing, retail and utilities industries.

   Research and Development Services

   We provide product development services for both hardware and software systems that are implemented in computers and communications equipment. We acquired these skill sets from earlier research and development efforts in the design of computer hardware products for the Indian market when the Government of India did not allow these products to be imported. We have leveraged our research and development skills to become an outsourcing resource for companies that seek highly skilled product development services for some of their core technologies. We typically target these services to the Chief Technology Officer of technology product companies to provide them with a product development time-to-market advantage. Our services include:

   Hardware system development. We design and develop central processing units which control the functions of computers and various types of integrated electronic circuits, or ICs, including application specific integrated circuits, or ASICs and field programmable gate arrays, or FPGAs. We offer our services over a broad spectrum of technology areas and are able to provide our clients complete subsystems or entire products. We are able to assume complete responsibility for all phases of the development, beginning with the requirements analysis to the transfer of technology and information to the client.

   Software system development. We develop software applications, including computer operating system software applications commonly known as middleware, electronics communication protocols and software that helps computers control peripheral devices such as printers and monitors. We focus on embedded software technologies that involve the design and development of software solutions that are embedded in the hardware of a particular device.

   A majority of our revenues from these services are derived from the telecommunications and data communications industries from clients such as Lucent, Nokia, and Nortel. Our research and development services accounted for 40%, 44% and 48% of Global IT Services revenue for the fiscal years ended March 31, 1999, March 31, 2000, and the quarter ended June 30, 2000.

   We have approximately 3,000 IT professionals trained in a broad array of computing platforms and communication technologies. By focusing on selected markets and technologies we are able to leverage our expertise and create greater efficiencies as well as faster delivery times. The markets and technologies we currently focus on are given below with illustrative examples of projects we have completed for our clients:

   Communications. We provide software and hardware development services in areas such as fiber optics communication networks and wireless communications devices. Two examples of projects we have completed for our clients are provided below:

  . Wireless communications software. The client is leading wireless equipment vendor that sought our services to introduce features of a new communications software technology known as General Packet Radio Service, or GPRS, in its products. The GPRS software technology enables faster wireless data communications and increases network capacity. We provided services ranging from the configuration of ICs to the implementation of software to allow ICs to communicate using the GPRS technology.

  . Data communications. The client is one of the largest communications equipment manufacturers in the world and sought our services to design and develop software modules for them that assist in the measurement of the performance of a switch used in data communications. The project involved designing and implementing software modules in the switch that were compatible with a particular communication protocol known as SONET.

   Enterprise hardware and software. We provide services for the development of hardware and software products such as personal computers, database software, and operating system software for all types of computer devices. A representative client project is provided below:

  . Database Software. For a large US based enterprise software company, we provided services to transport their database management software from their proprietary operating system, which is not openly used, to open operating systems like Solaris and Windows NT.

   Embedded system software. The software solution we provide is programmed into the hardware IC or ASIC to eliminate the need for running the software through an external source. The technology is particularly important to portable computers, consumer electronics, automotive electronics and mobile phones. A representative client project is provided below:

  . Wireless communications hardware. The client is a Japanese consumer electronics company that sought our services to develop a communication link between a wireless communication device based on an operating system called Bluetooth and other third party wireless devices that are Bluetooth compatible. We designed and simulated a system on an IC to manage the communication interface between the two wireless communication devices.

   Global Support Services

   Our offerings include help desk management, systems management and migration, network management and messaging services. We are able to provide Global IT Services clients with high quality, 24 hour, seven day a week support services by leveraging our expertise in managing IT infrastructure for our clients in India. We formed this division at the end of 1998 and it accounted for 4% of Global IT Services revenues for the quarter ended June 30, 2000. We anticipate that this division of our Global IT Services business will grow substantially over the next few years.

   A few representative examples are provided below:

  . Sun Microsystems. Our research and development services for Sun Microsystems allowed us to obtain a contract to provide help desk support services for their Solaris operating system software.

  . Computer Associates. We implement Computer Associates' Unicenter network management software application package in several countries as authorized service partners of Computer Associates Worldwide, and implementation of this network management system greatly reduces the number of people required to manage the network.

   Our Delivery Model

   In our IT service offerings, we typically assume primary project management responsibility for all stages of implementation of the project. Typically, a project team consists of a small number of IT professionals based at the client's location who define the scope of the project, track changes to specifications and requirements during project implementation, assist in installing the software or system at the client's site and ensure its continued operation. The large proportion of the development work on the project is performed at one of our dedicated offshore development centers, or ODCs, located in India. Our project management techniques, risk management processes and quality control measures enable us to complete projects on time and seamlessly across multiple locations with a high level of quality.

   The Offshore Development Center. We were one of the first Indian IT services companies to implement the offshore development model as a method for delivering high-quality services at a relatively low cost to our international clients. Our ODC is a virtual extension of the client's working environment with a dedicated facility and dedicated hardware and software infrastructure that replicate the client's facilities. This is further enhanced by a dedicated high-speed telecommunication link with the client's onsite facilities and a secure working environment. We currently operate 32 offshore development centers. Clients such as Compaq, Nortel, and Seagate Technologies have had ODCs with us for periods ranging from five to eight years. No significant client with an ODC has ever terminated our services. In all our projects, we endeavor to increase the proportion of work performed at the ODCs in order to be able to take advantage of the various benefits associated with this approach, including higher gross margins and increased process control. Due to the level of investment required by our clients in an ODC and the quality of services we provide, the ODC model has provided us a high percentage of repeat business and a stable revenue stream. In addition, the ODC model has many features that are attractive to our clients, including:

  . A time difference between the client site and the ODC which allows a 24-hour work schedule for specific projects;

  .  The ability to increase the scale of development operations quickly;

  . Increased access to our large pool of high-quality, skilled IT professionals located in India; and

  . Physical and operational separation from all other client projects, providing enhanced security for a client's intellectual property.

   Clients

   We provide IT software solutions to clients from a broad array of industry sectors. Several of our clients purchase services across several of our business segments. We seek to expand the level of business with our existing clients by increasing the type and range of services we provide to them. The table below illustrates the size of our client project work as measured by revenues.

                                                Number of clients in
                                    --------------------------------------------
                                      Year Ended     Year Ended     Year Ended
   Per client revenue($)            March 31, 1998 March 31, 1999 March 31, 2000
   ---------------------            -------------- -------------- --------------
   1-3 million.....................        6             11             23
   3-5 million.....................        6              9              5
    >5 million.....................        6              6             11
                                         ---            ---            ---
     Total.........................       18             26             39
                                         ===            ===            ===

   Our representative list of clients from whom we have recognized revenue of at least $1 million during the year ended March 31, 2000 is provided below:

             Enterprise Solutions                     Research and Development Services
             --------------------                     ---------------------------------
   BG Transco plc.                                  Cisco Systems, Inc.
   Daiwa Institute of Research Ltd.                 Compaq Computer Corporation
   Farmers Insurance Group of Companies             Lucent Technologies
   Franklin Templeton                               NCR Corporation
   General Electric Company                         NEC Corporation
   Honeywell Corporation                            Nokia
   J.P. Morgan & Co. Incorporated                   Nortel Networks Corporation
   Nike                                             Sun Microsystems, Inc.
   Putnam Mutual Funds Corp.
   Seagate Technology, Inc.
   The Home Depot, Inc.

   For the fiscal years ended March 31, 1999 and 2000, and the quarter ended June 30, 2000, Global IT Services' largest client accounted for 19%, 15% and 10% of Global IT Services revenues, and 7%, 7% and 6% of total revenues. For the same periods, Global IT Services' five largest clients accounted for 40%, 39% and 32% of Global IT Services revenues, and 14%, 18% and 18% of total revenues. We currently anticipate a significant reduction in the services performed for at least one of our five largest clients over the next one-year period.

   Sales and Marketing

   Our headquarters is located at Bangalore, India. We sell and market our Global IT Services primarily through our direct sales force, with locations worldwide, including in the United States, France, Holland, Japan, Sweden and the United Kingdom. Our sales teams are organized in three ways:

  .  by the vertical market segment in which the client's business is;

  .  whether a client is new or existing; and

  .  by the geographic region in which the client is located.

   We use an integrated team sales approach that allows our sales teams to pass a client over to an execution team once the sale is completed. Our sales personnel, with the appropriate software professionals and technical managers work together in analyzing potential projects and selling our expertise to potential clients.

   Our sales efforts are largely decentralized and conducted within each of our business segments. Global IT Services also gets support from our corporate-wide marketing team to assist in brand building and other corporate level marketing efforts. Our sales and marketing team has increased substantially from 28 to 72 personnel from March 31, 1998 to March 31, 2000. We intend to expand our global marketing efforts through increased presence in targeted geographical regions.

   Competition

   The market for IT services is highly competitive and rapidly changing. Our competitors in this market include consulting firms, big five accounting firms, global IT services companies, such as IBM Global Services, Sapient, Cambridge Technology Partners, and India based IT services companies such as Tata Consultancy Services, Infosys, and Satyam.

   These competitors are located internationally as well as in India. We expect that further competition will increase and potentially include companies from other countries that have lower personnel costs than those currently in India. A significant part of our competitive advantage has historically been a wage cost advantage relative to companies in the United States and Europe. Since wage costs in India are presently increasing at a faster rate than those in the United States, our ability to compete effectively will increasingly become dependent on our ability to provide high quality, on-time, complex deliverables that depend on increased expertise in certain technical areas. We also believe that our ability to compete will depend on a number of factors not within our control, including:

  . the ability of our competitors to attract, retain and motivate highly skilled IT services professionals;

  .  the price at which our competitors offer their services; and

  .  the extent to which our competitors can respond to a client's needs.

   We believe we compete favorably with respect to each of these factors and believe our success has been driven by quality leadership, our ability to create client loyalty and our expertise in targeted select markets.

Indian IT Services and Products

   Our Indian IT Services and Products business is conducted by our Wipro Infotech division, which is focused on the Indian market and provides clients with complete technology solutions. Our suite of technology services and products consists of the following:

  .  Customer services;

  .  System integration and computer products; and

  .  Internet and e-commerce application services.

   Additionally, we provide our domestic customers with access to our full range of global IT services, including enterprise solutions and research and development services.

   Services and Products

   Customer Services. We enable our customers to leverage our IT skills and expertise to maximize the return on their technology investments. We have over 18 years of experience and currently support over 130,000 systems with over 25,000 clients with 750 IT professionals. Our offerings include:

  . Availability services. Includes hardware and software maintenance, and network availability services. We provide these services through an annual service or maintenance contract with the client which provides to the client both preventive and breakdown maintenance services.

  . Managed IT services. Management of clients' IT infrastructure on a day-to-day basis, such as operating their data centers.

  . Professional services. Includes technology support services for upgrades, system migrations, messaging, network audits and new system implementation. When combined with our expertise in availability and managed IT services, we can provide the client with a complete solution for enhanced system performance.

   We supplement our in-house resources with approximately 100 exclusive franchisees which we train and support for them to provide both Availability and Managed IT services. This allows us to grow our business substantially without proportionate increases in our in-house personnel.

   System Integration and Computer Products. We are one of the largest system integrators in India. This division assists clients with integration solutions, including platform, network, security and service provider systems integration. We manufacture our own brand of personal desktop computers and also offer a portfolio of international brands, to meet our clients' requirements. On July 27, 2000 our shareholders approved the sale of this peripherals business unit to Wipro ePeripherals Limited, effective September 1, 2000. Wipro ePeripherals Limited is 39% owned by us, 26% owned by new shareholders and Wipro ePeripherals Limited employees, and 35% owned by our employees, dealers and other strategic investors. We will continue to leverage Wipro ePeripherals Limited's market leadership position in domestic hardware products and Wipro ePeripherals Limited's relationships with other supplier companies to provide clients with total software and hardware solutions.

   Internet and e-commerce application services. Our objective is to enable our corporate clients to implement their Internet business strategy by providing them with a complete Internet solution. Currently, we offer corporate clients Internet services through our Wipro Net joint venture with KPN Telecom, such as virtual private networks, web hosting and Internet access. We also offer our corporate clients Internet application services that enable them to utilize third party software products with Internet delivery capabilities. We have also developed a comprehensive Internet portal to provide clients with an opportunity to purchase our IT services and products over the Internet.

   Clients

   We provide products and services to a variety of industries, with clients including Infosys Technologies Limited, ICICI Limited, State Bank of India as well as the major stock exchanges of India. Our clients also include channel partners, who are value-added resellers of our services and products. As of June 30, 2000, we had over 180 channel partners in over 100 cities in India. We have a diverse range of clients, none of which account for more than 5% of our Indian IT Services and Products segment revenues.

   Sales and Marketing

   We sell and market our products and services to major corporate clients through our direct sales force and to smaller corporate clients and retail clients through an extensive network of exclusive channel partners. Our sales team is organized according to industry sectors such as communications, finance, insurance and software. We compensate our sales team based on salary and additional compensation that is linked to the profit margins and collections a particular sale produces. Our sales effort is supported by a corporate-wide web-based ordering system and a marketing team that assists in brand building and other corporate level marketing efforts. As of June 30, 2000, we had 84 sales and marketing staff.

   Competition

   The market for Wipro Infotech's products and services is highly competitive and rapidly changing. Our competitors in the products market include multinational corporations such as Compaq, IBM and Hewlett-Packard, Indian companies such as HCL Infosystems Ltd. and Zenith IT Group, and a large unbranded segment. Currently, our major competitors in the Indian services market include HCL Infosystems and IBM Global Services.

Consumer Care and Lighting

   Our consumer care and lighting business segment focuses on niche profitable market segments and has historically generated cash to support the growth of our other business segments. We began with the hydrogenated oil business, and expanded into the soaps market. We have continued to expand our business, and currently offer a mix of consumer products including hydrogenated cooking oil, soaps and toiletries, light bulbs and fluorescent tubes, and lighting accessories.

   Products

   Soaps and toiletries. Our product lines include soaps and toiletries, as well as baby products, using ethnic ingredients. Our umbrella brands include the Santoor and Wipro Active lines of soaps and talcum powders and the Wipro Baby Soft line of infant and child care products, which includes soap, talcum powder, oil and feeding bottles.

   Lighting. Our product line includes incandescent light bulbs, florescent tubes and luminaries. We operate both in commercial and retail markets. We have also developed commercial lighting solutions for pharmaceutical production centers, software development centers and other industries.

   Hydrogenated cooking oils. Our product line consists of hydrogenated cooking oils, a cooking medium used in homes, and bulk consumption points like bakeries and restaurants. We sell this product under our brand name Wipro Sunflower, which was launched in the 1950s and has been a leading brand in western and southern India.

   Sales and Marketing

   We sell and market our consumer care products primarily through our distribution network in India, that has access to one million retail outlets throughout the country. We sell our lighting products to major industrial and commercial customers through our direct sales force, from 20 sales offices located throughout India. We also have access to over 300,000 retail outlets for our lighting products.

   We leverage our brand recognition by successfully incorporating the Wipro identity with our consumer brands. We intend to expand our marketing efforts with advertising campaigns and promotional efforts targeted to specific regions of India.

   Competition

   Our competitors in consumer care and lighting are located primarily in India, and include multinational and Indian companies such as Hindustan Lever Limited, for soaps, toiletries and hydrogenated oils and General Electric and Philips for lighting.

   Raw Materials and Manufacturing

   The primary raw materials for many of our soap and hydrogenated oil products are agricultural commodities, such as vegetable oils. We normally purchase these raw materials domestically through various suppliers contracts. Prices of vegetable oils, agricultural commodities tend to fluctuate due to seasonal, climatic and economic factors, which generally also affect our competitors.

   Our lighting products are manufactured from glass and industrialized parts. We purchase these parts from various domestic and foreign distributors and manufacturers, pursuant to a combination of requirement and other supply contracts. These materials are currently in adequate supply, and we expect them to continue to be in adequate supply.

   We have four manufacturing facilities located in southern and western
India.

   Government Regulation and Environmental Matters

   We are subject to several legislative provisions relating to the prevention of food adulteration, weights and measures, drugs and cosmetics, storage of explosives, environmental protection, pollution control, essential commodities and operation of manufacturing facilities. Non-compliance with these provisions may lead to civil and criminal liability. We are and have been in compliance with the applicable provisions.

Wipro GE Medical Systems Limited

   In 1990, we formed a joint venture with General Electric called Wipro GE Medical Systems Limited to learn new technologies and management processes from world class companies like General Electric and to enter new markets. General Electric currently holds 51% of the equity in the joint venture and we hold 49%. The joint venture partners have equal representation on the board of directors and the chairman of the joint venture is the chairman of Wipro Limited. The joint venture provides customers in South Asian markets after sales services for all GE Medical Systems products sold to them. Products offered in this market consists of GE Medical Systems products manufactured world wide and portable ultrasound equipment manufactured in India by this joint venture for the global markets. This venture also leverages our strength in software development to develop embedded software for medical equipment designed and developed by General Electric for their global product portfolio. Our main competitors include Siemens and Philips.

Wipro Fluid Power

   Our fluid power business started in 1975, as a result of our strategy to enter new emerging markets with profitable business and high margins. We focus on the hydraulics market, especially the mobile construction equipment business and believe the growth of this business is linked to the growth of infrastructure spending in India. We manufacture and sell cylinders and truck hydraulics, and we also distribute hydraulic steering equipment and pumps, motors and valves for international companies. Our main competitors include Hitachi Ltd., Hyundai Motor Company, UT Limited (India) and overseas suppliers such as the Danfoss Group and Komatsu Ltd.

Human Resources

   We believe that highly trained and motivated people are crucial to the success of our business. To achieve this, we focus on attracting and retaining the best people possible. We believe that a combination of our strong brand name, our working environment and competitive compensation programs allows us to attract and retain these talented people.

   Our human resource department is centralized at our corporate headquarters in Bangalore and functions across all of our business segments. We have implemented corporate-wide recruiting, training, performance evaluation and compensation programs that are tailored to address the needs of each of our business segments and employees.

  . Recruiting. We hire entry level graduates from both the top engineering and management universities in India as well as more experienced lateral hires from employee referral programs, advertisements, placement consultants, our website postings and walk-ins. To supplement entry level recruits, we have developed an in-house program we call the Wipro Academy of Software Excellence in association with the Birla Institute of Technology and Sciences, Pilani, to attract undergraduates who have majored in science. Students enrolled in this four year program attend classes and work on projects with our IT professionals. They receive an M.S. Computer Science degree from Birla Institute of Technology and Sciences when they graduate. We provide the faculty and education tuition free and often pay students a stipend. We believe this close association with our company and access to graduate students gives us a unique recruiting advantage. Currently, we have approximately 350 students in the program.

  . Training. Each of our new recruits must attend a two week intensive training program when they begin working with us. New or recent graduates also attend additional training programs that are tailored to the area of technology that they have chosen to work in. We also have a mandatory continuing education program that requires each IT professional to attend at least 40 hours of continuing education classes to improve understanding and competency of new technologies, as well as, to develop leadership and personal self-development skills. We currently have 20 full-time faculty members to provide these training courses. We supplement our continuing education program for existing employees by sponsoring special programs at leading educational institutions like IIM Bangalore to provide special skillset training in areas such as project management to any of our IT professionals who choose to enroll. We also reserve a small percentage of these classes for our software programmer clients who meet the eligibility criteria.

  . Performance Evaluations. Employees have written performance objectives that they develop in cooperation with their respective managers. They are measured against these criteria annually in a formal review process which includes self-reviews and reviews from peers, managers and subordinates.

  . Compensation. We continually strive to provide our employees with competitive and innovative compensation packages. Our compensation packages include a combination of salary, stock options, pension and, health and disability insurance. We measure our compensation packages against industry standards and seek to match or exceed them. We believe we were one of the first Indian companies to adopt an employee stock purchase plan in 1984. We have devised both business segment performance and individual performance linked incentive programs that we believe more accurately link performance to compensation for each employee. For example, we link cash compensation to a business segment's quarterly operating margin objectives.

   As of June 30, 2000, we had 11,321 employees, 7,318 of which were IT professionals and 1,637 of which were professionals working in our other business segments.

Intellectual Property

   Our intellectual property rights are important to our business. We rely on a combination of patent, copyright, trademark and design laws, trade secrets, confidentiality procedures and contractual provisions to protect our intellectual property. We require employees, independent contractors and, whenever possible, vendors to enter into confidentiality agreements upon the commencement of their relationships with us. These agreements generally provide that any confidential or proprietary information developed by us or on our behalf be kept confidential. These agreements also provide that any confidential or proprietary information disclosed to third parties in the course of our business be kept confidential by such third parties. However, our clients usually own the intellectual property in the software we develop for them.

   Our efforts to protect our intellectual property may not be adequate. Our competitors may independently develop similar technology or duplicate our products and/or services. Unauthorized parties may infringe upon or misappropriate our products, services or proprietary information. In addition, the laws of India do not protect intellectual property rights to the same extent as laws in the United States. For example, India does not grant patents for software applications or products. In the future, litigation may be necessary to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Any such litigation could be time-consuming and costly.

   We could be subject to intellectual property infringement claims as the number of our competitors grows and our product or service offerings overlap with competitive offerings. In addition, we may become subject to further such claims since we may not always be able to verify the intellectual property rights of third parties from which we license a variety of technologies. Defending against these claims, even if not meritorious, could be expensive and divert our attention from operating our company. If we become liable to third parties for infringing their intellectual property rights, we could be required to pay a substantial damage awards and be forced to develop non-infringing technology, obtain a license or cease selling the applications that contain the infringing technology. The loss of some of our existing licenses could delay the introduction of software enhancements, interactive tools and other new products and services until equivalent technology could be licensed or developed. We may be unable to develop non-infringing technology or obtain a license on commercially reasonable terms, or at all.

   As of June 30, 2000, we and our subsidiaries held 140 trademarks in India, including Wipro, Santoor and Wipro Babysoft. Partially as a result of transferring our trademarks to our wholly-owned subsidiary, Wipro Trademarks Holding Limited, we have 727 trademark applications pending in India and five service mark applications pending in the United States. It is uncertain whether we will obtain registration for these trademarks.

   We have applied for patents in connection with hydraulic stack valve and hydraulic tipping valve, which are pending in India. We have three registered and one pending registration for copyrights in India. We also have five registered designs, and one pending registration. We cannot be sure whether we will obtain patent, copyright and design registration for any pending applications.

Facilities

   Our principal corporate offices are located in Bangalore, India. We own these facilities, which consist of approximately 300,000 square feet and are located on over 10 acres of land.

   We also have 17 software development centers. Five of these software development centers are owned by us, two of which are in Bangalore and one each at Chennai, Mysore and Hyderabad, totaling approximately 550,000 square feet. We lease the remaining 12 software development centers, eight of which are in Bangalore and one each at Hyderabad, Gurgaon, Pune and Chennai, totaling approximately 450,000 square feet.

   We also own seven smaller sales, marketing or administrative offices across India, totaling approximately 41,000 square feet. We also lease over 25 offices in various locations across India, totaling approximately 100,000 square feet. In addition, we lease 12 offices in the United States, Canada, Finland, Taiwan, and the United Kingdom, totaling approximately 22,000 square feet.

   We operate nine manufacturing sites, totaling approximately 1,325,000 square feet. We own seven of these facilities, located in Amalner, Tumkur, Waluj, Bangalore, Hindupur and Chennai. We lease one facility located in Pondicherry, and lease-to-own one facility in Mysore.

Legal Proceedings

   As of the date of this prospectus, we do not have any material legal proceedings pending against us.

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

                                  MANAGEMENT

Directors and Executive Officers

   The following table sets forth information concerning our directors and executive officers as of June 30, 2000.

Name                       Age Position
----                       --- --------
Azim H. Premji............  54 Chairman of the Board and Managing Director
Ashok Ganguly.............  64 Director
Nachiket Mor..............  36 Director
P. S. Pai.................  57 Vice Chairman of the Board and Executive Officer
B. C. Prabhakar...........  56 Director
Jagdish Sheth.............  61 Director
Vivek Paul................  41 Vice Chairman of the Board and Executive Officer
Arun Thiagarajan..........  55 Vice Chairman of the Board and Executive Officer
Narayan Vaghul............  63 Director
Hamir K. Vissanji.........  74 Director
Dileep Ranjekar...........  49 Executive Vice President, Human Resources
Suresh C. Senapaty........  43 Executive Vice President, Finance
Ram Narayan Agarwal.......  53 Executive Vice President, Quality Information and
                                Knowledge Management

   Azim H. Premji has been our Chairman of the Board and Managing Director since September 1968. From September 1964 to August 1966, Mr. Premji studied engineering at Stanford University.

   Ashok Ganguly has served as our director since January 1999. He has also been Chairman of ICI India Limited since August 1996. From May 1990 to May 1997 he served as director of Unilever N. V. & Plc. Currently, he is also a director of ICICI Limited, Mahindra and Mahindra Ltd. and British Airways Plc., where he also is a member of the Compensation Committee. Dr. Ganguly holds a B.Sc. in Chemistry from Bombay University, and an M.S. and Ph.D. in Food Sciences from the University of Illinois.

   Nachiket Mor has served as our director since November 1996. He has also worked at ICICI Limited since 1987, where he currently is General Manager. Dr. Mor holds a B.Sc. in Physics from Bombay University, a Post Graduate Diploma in Management from the Indian Institute of Management, Ahmedabad, and a Ph.D. in Economics from the University of Pennsylvania.

   P.S. Pai has served as our director, Vice Chairman of the Board and Executive Officer of Wipro Consumer Care and Lighting since January 1999 and served as Group President from July 1996 to December 1998. Mr. Pai holds a B. Engineering from Mysore University.

   B.C. Prabhakar has served as our director since February 1997. He has practiced law in his own firm since April 1970. Mr. Prabhakar holds a B.A. in Political Science and Sociology and an L.L.B. from Mysore University.

   Jagdish Sheth has served as our director since January 1999. He has been a professor at Emory University since July 1991. He has also been a director of Norstan, Inc. since September 1995, and of Pac West Telecomm since July 1999. Dr. Sheth holds a B. Commerce from Madras University, an M.B.A. and a Ph.D. in Behavioral Sciences from the University of Pittsburgh.

   Vivek Paul has served as our director, Vice Chairman of the Board and Executive Officer of Wipro Technologies since July 1999. From January 1996 to July 1999, Mr. Paul was General Manager of Global CT Business at General Electric, Medical Systems Division, and from March 1993 to December 1995 he served as President and Chief Executive Officer of Wipro GE Medical Systems Limited. Mr. Paul holds a B. Engineering from the Birla Institute of Technology and Science, and an M.B.A. from the University of Massachusetts, Amherst.

   Arun K. Thiagarajan has served as our director, Vice Chairman of the Board and Executive Officer of Wipro Infotech since February 1999. From September 1998 to February 1999, he served as Managing Director and Country Manager Consultant for ABB, Zurich, and from September 1994 to September 1998, he served as Managing Director and Country Manager Consultant for ABB, India. Mr. Thiagarajan holds an M. Tech from the Royal Institute of Technology, Sweden. Mr. Thiagarajan has announced that he will be retiring as of December 1, 2000.

   Narayan Vaghul has served as our director since June 1997. He has been Chairman of the Board of ICICI Limited since September 1985. Mr. Vaghul is also a director of Mahindra and Mahindra Ltd., Nicholas Piramal India, Ltd. and Air India Limited. Mr. Vaghul holds a B. Commerce in Banking from Madras University.

   Hamir K. Vissanji has served as our director since September 1956. He has been Chief Executive Officer of BMD Chemicals. Pvt Ltd. since January 1995. Mr. Vissanji holds an M. Commerce from Bombay University.

   Dileep K. Ranjekar has served as our Corporate Executive Vice President, Human Resources, since February 1995, and has served with us in other positions since May 1976. Mr. Ranjekar holds a B.Sc. and a Post Graduate Diploma in Marketing from Pune University, and an M.A. in Personnel Management and Industrial Relations from the Tata Institute of Social Services.

   Suresh C. Senapaty has served as our Corporate Executive Vice President, Finance, since January 1995 and served with us in other positions since April 1980. Mr. Senapaty holds a B. Commerce from Utkal University, and is a Fellow Member of the Institute of Chartered Accountants of India.

   Ram Narayan Agarwal has served as Executive Vice President, Quality Information and Knowledge Management since September 1999 and served with us in other positions since January 1977. Mr. Agarwal resigns his position at Wipro Limited effective as of October 1, 2000 to head our spinoff Wipro ePeripherals Limited as its Managing Director. Mr. Agarwal holds a B. Tech. from the Indian Institute of Technology, Kanpur, and a Post Graduate Diploma in Management from the Indian Institute of Management, Calcutta.

Board Composition

   Our Articles of Association provide that the minimum number of directors shall be four and the maximum number of directors shall be twelve. Currently, we have ten directors. Our Articles of Association provide that at least two-thirds of our directors shall be subject to retirement by rotation. One third of these directors must retire from office at each annual general meeting of the shareholders. A retiring director is eligible for re-election. Up to one-third of our directors can be appointed as permanent directors. Currently, Azim H. Premji and Nachiket Mor are permanent directors on our Board of Directors and are not subject to retirement by rotation.

   Our Articles of Association provide that our debenture-holders and mortgagees have the right to appoint a director, in accordance with the provisions of the trust deed securing the debentures or the deed creating the mortgage, as the case may be. This director is referred to as a debenture director and has the same rights and privileges as an ordinary director on our Board of Directors. Currently, we do not have any debenture director on our Board.

   In addition, our Articles of Association allow us to enter into loan agreements which grant the financial institutions from which we have obtained loans the right to appoint a special director to our Board of Directors. These directors are generally not subject to retirement by rotation, but would be so subject if the number of permanent directors prior to their appointment exceeded the one-third limit mentioned above. Nachiket Mor has been nominated by ICICI Limited to our Board of Directors as a special director.

Board Committees

   Audit Committee

   The Audit Committee of the Board of Directors reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the recommendation of our independent auditors, the scope of the annual audits, fees to be paid to the independent auditors, the performance of our independent auditors and our accounting practices. The members of the Audit Committee are Messrs. Vaghul, Vissanji and Mor.

  Compensation and Benefit Committee

   The Compensation and Benefit Committee of the Board of Directors, which was formed in 1987, determines the salaries, benefits and stock option grants for our employees, directors and other individuals compensated by our company. The Compensation Committee also administers our compensation plans. The members of the Compensation Committee are Messrs. Vaghul, Vissanji and Prabhakar.

Director Compensation

   Each of our non-employee directors receives an attendance fee of $45 (Rs. 2,000) for every Board and Committee meeting which had been the maximum amount payable to such directors under Indian law. In the fiscal year ended March 31, 2000, we paid an aggregate of $3,356 (Rs. 150,000) to our non-employee directors. Our directors are reimbursed for travel and out-of-pocket expenses in connection with their attendance at Board and Committee meetings. Additionally, we also compensate certain of our directors for consulting services they provide to us. Ashok Ganguly receives approximately $17,897 (Rs. 800,000) per year. Narayan Vaghul receives approximately $17,897 (Rs. 800,000) per year. B.C. Prabhakar receives approximately $8,949 (Rs. 400,000) per year. Jagdish Sheth receives approximately $25,000 per year.

Employment Agreements and Indemnification Agreements

   We have entered into employment agreements with Azim H. Premji, P.S. Pai, Vivek Paul, Arun Thiagarajan, Dileep Ranjekar, Suresh Senapaty and Ram Narayan Agarwal. These employment agreements provide for up to a 180-day notice period, up to 21 days of leave in addition to statutory holidays, and annual compensation review. Additionally, employees are required to relocate as we may determine, and to comply with confidentiality provisions.

   We also will enter into agreements to indemnify our directors and officers for claims brought under U.S. laws to the fullest extent permitted by Indian law. These agreements, among other things, indemnify our directors and officers for certain expenses, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Wipro Limited, arising out of such person's services as our director or officer.

Executive Compensation

   The following table presents the compensation earned, awarded or paid for services rendered to us in all capacities for the fiscal year ended March 31, 2000 by our Chairman and Managing Director. No other executive officer, other than officers on overseas assignments, earned more than $100,000 in salary and bonus during the fiscal year ended March 31, 2000.

                          Summary Compensation Table

                                                                 Long-Term
                                 Annual Compensation        Compensation Awards
                              -------------------------    ---------------------
                                                           Restricted   Shares
Name and Principal                                           Stock    Underlying
Position                 Year Salary   Bonus    Other        Awards    Options
------------------       ---- ------- -------- --------    ---------- ----------
Azim H. Premji.......... 2000 $46,980 $312,293 $142,650(1)     --         --
 Chairman and Managing
 Director

--------
(1) Includes $26,846 for housing and $87,332 for pension fund contributions.

Option Grants

   There were no option grants to our Chairman and Managing Director in the fiscal years ended March 31, 1999 and 2000.

Option Exercises and Holdings

   Our Chairman and Managing Director did not exercise or hold any options during the fiscal year ended March 31, 1999 and 2000.

Employee Benefit Plans

   2000 ADS Option Plan

   Our 2000 ADS option plan provides for the grant of two types of options to our employees and directors: incentive stock options, which may provide our employees with beneficial tax treatment, and nonstatutory stock options. The 2000 ADS option plan was approved by our Board of Directors in September 2000 and by our shareholders on April 26, 2000. Unless terminated sooner by the Board the 2000 ADS option plan will terminate automatically in September 2010. A total of 1,500,000 ADSs, representing 1,500,000 equity shares, are currently reserved for issuance under the 2000 ADS option plan. All options under the 2000 ADS option plan will be exercisable for ADSs.

   Either our Board of Directors or a committee of our Board of Directors will administer the 2000 ADS option plan. The committee has the power to determine the terms of the options granted, including the exercise prices, the number of ADSs subject to each option, the exercisability thereof, and the form of consideration payable upon such exercise. In addition, the committee has the authority to amend, suspend, or terminate the 2000 ADS option plan, provided that no such action may affect any ADS previously issued and sold or any option previously granted under the 2000 ADS option plan.

   The 2000 ADS option plan generally does not allow for the transfer of options, and only the optionee may exercise an option during his or her lifetime. An optionee generally must exercise an option within three months of termination of service. If an optionee's termination is due to death or disability, his or her option will fully vest and become exercisable and the option must be exercised within twelve months after such termination. The exercise price of incentive stock options granted under the 2000 ADS option plan must at least equal the fair market value of the ADSs on the date of grant. The exercise price of nonstatutory stock options granted under the 2000 ADS option plan must at least equal 90% the fair market value of the ADSs on the date of grant. The term of options granted under the 2000 ADS option plan may not exceed ten years.

   The 2000 ADS option plan provides that in the event of our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation shall either assume the outstanding options or grant equivalent options to the holders. If the successor corporation neither assumes the outstanding options nor grants equivalent options, such outstanding options shall vest immediately, and become exercisable in full.

   2000 Employee Stock Option Plan

   Our 2000 stock plan provides for the grant of stock options to eligible employees and directors. The creation of our 2000 stock plan was approved by our Board of Directors on April 26, 2000 and by our shareholders on July 27, 2000. The 2000 stock plan became effective on September 15, 2000 and unless terminated sooner, the 2000 stock plan will terminate automatically on September 15, 2010. A total of 25,000,000 equity shares are currently reserved for issuance pursuant to the 2000 stock plan. All options under the 2000 stock plan will be exercisable for our equity shares.

   Our compensation and benefits committee appointed by our Board of Directors administers the 2000 stock plan. The committee has the power to determine the terms of the options granted, including the exercise price, the number of shares subject to each option, the exercisability thereof, and the form of consideration payable upon such exercise. In addition, the committee has the authority to amend, suspend or terminate the 2000 stock plan, provided that no such action may adversely affect the rights of any optionee under the 2000 stock plan.

   The 2000 stock plan generally does not allow for the transfer of options and only the optionee may exercise an option during his or her lifetime. An optionee generally must exercise any vested options, within seven days of termination of service with us. If an optionee's termination is due to death, disability or retirement, his or her option will fully vest and become exercisable and generally must be exercised within six months after such termination. The exercise price of stock options granted under the 2000 stock plan will be determined by the committee. The term of options granted under the 2000 stock plan may not exceed six years.

   The 2000 stock plan provides that in the event of our merger with or into another corporation or a sale of substantially all of our assets, each option shall be proportionately adjusted to give effect to the merger or asset sale.

   1999 Employee Stock Option Plan

   Our 1999 stock plan provides for the grant of stock options to eligible employees and directors. The 1999 stock plan was approved by our Board of Directors on April 30, 1999 and by our shareholders on July 29, 1999. Unless terminated sooner, the 1999 stock plan will terminate automatically on July 28, 2009. A total of 5,000,000 equity shares are currently reserved for issuance pursuant to the 1999 stock plan. All options under the 1999 stock plan will be exercisable for our equity shares.

   Our Compensation and Benefits Committee appointed by our Board of Directors administers the 1999 stock plan. The committee has the power to determine the terms of the options granted, including the exercise price, the number of shares subject to each option, the exercisability thereof, and the form of consideration payable upon such exercise. In addition, the committee has the authority to amend, suspend or terminate the 1999 stock plan, provided that no such action may adversely affect the rights of any optionee under the 1999 stock plan.

   The 1999 stock plan generally does not allow for the transfer of options and only the optionee may exercise an option during his or her lifetime. An optionee generally must exercise any vested options, within seven days of termination of service with us. If an optionee's termination is due to death, disability or retirement, his or her option will fully vest and become exercisable and generally must be exercised within six months after such termination. The exercise price of stock options granted under the 1999 stock plan will be determined by the committee. The term of options granted under the 1999 stock plan may not exceed six years.

   The 1999 stock plan provides that in the event of our merger with or into another corporation or a sale of substantially all of our assets, each option shall be proportionately adjusted to give effect to the merger or asset sale.

   Wipro Equity Reward Trust

   We established the Wipro Equity Reward Trust, or WERT, in 1984 to allow our employees to acquire a greater proprietary stake in our success and growth, and to encourage our employees to continue their association with us. The WERT is designed to give eligible employees the right to receive such restricted shares and other compensation benefits at the times and subject to the conditions that we specify. Such compensation benefits include voluntary contributions and borrowed cash from us, interest and dividends on investments in the WERT, and other properties.

   The WERT is administered by a board of trustees which generally consists of between two and six members as appointed by us. We select eligible employees to receive grants of shares and other compensation from the WERT, and communicate this information to the WERT. We select employees based upon various factors, including, without limitation, an employee's performance, period of service and status. The WERT awards the number of shares that each employee is entitled to receive out of the shares we issued to the WERT at its formation, and determines the time intervals that he or she may elect to receive them. The shares issued under the WERT are generally not transferable for a period of four years after the date of issuance to the employee from the WERT. Shares from the WERT are issued in the joint names of the WERT and the employee until such restrictions and obligations are fulfilled by the employee. After the four year period, complete ownership of the shares is transferred to the employee.

   If the employee terminates employment for any reason other than normal retirement, disability or death, his or her restricted shares and other rights under the WERT are generally canceled and transferred back to the WERT. If the employee terminates employment by death, disability or retirement, his or her restricted shares are transferred to the employee's legal heirs or continue to be held by the employee, as the case may be, and such individuals may exercise any rights to those shares for up to ninety days after the employee's termination. The Trustees have the authority to amend or terminate the WERT at any time and for any reason. The WERT is subject to all applicable laws, rules, regulations and to such approvals by any governmental agencies as may be required.

   As of June 30, 2000, the WERT holds 1,213,800 of our outstanding shares in its own name and holds 533,295 of our outstanding shares jointly in the names of the WERT and participating employees.

                             CERTAIN TRANSACTIONS

   Our directors, Narayan Vaghul and Ashok Ganguly, serve on the Board of Directors of ICICI Limited, and Nachiket Mor, also one of our directors, is an employee of ICICI Limited. We believe that all transactions described in this section are on no less favorable terms to us than on terms that could be obtained from disinterested third parties.

Wipro Limited transactions with ICICI Limited

   On September 19, 1996 we entered into an Asset Credit Scheme Loan with ICICI Limited, for an aggregate principal amount of $4,474,272 (Rs. 200,000,000), at an annual interest rate of 1.75% over the ICICI Short Term Prime Rate, adjusted annually in December. Payments are due quarterly, with the last payment due on September 15, 2003. The funds were used to purchase equipment for our various divisions. As of June 30, 2000, the principal amount of $1,973,154 (Rs. 88,200,000) was outstanding.

   On January 17, 1996 we entered into a Loan Agreement with ICICI Limited for an aggregate principal amount of $1,789,709 (Rs. 80,000,000), at an annual interest rate of 1.75% over the ICICI Short Term Prime Rate, adjusted annually in January. Payments are due quarterly, with the last payment due on January 15, 2001. The funds were used for general corporate purposes. As of June 30, 2000, a principal balance outstanding was $371,365 (Rs. 16,600,000).

   On March 21, 1996, we entered into a Loan Agreement with ICICI Limited, for an aggregate of $1,789,709 (Rs. 80,000,000), at an annual interest rate of 1.75% over the ICICI Short Term Prime Rate, adjusted annually in January. Payments are due quarterly, with the last payment due on January 15, 2001. The funds were used to expand the software development facilities of our Global IT Services business. As of June 30, 2000, the principal amount of $454,138 (Rs. 20,300,000) was outstanding.

   On December 28, 1999 we entered into a Share Purchase Agreement, pursuant to which we sold 1,791,385 equity shares of our subsidiary Wipro Net Limited, which represents 8% of the total equity outstanding, to ICICI Limited for an aggregate consideration of $22,242,033 (Rs. 994,218,860). The joint venture agreement with KPN Telecom contemplates the dilution of our stake in Wipro Net Limited from 55% to 45%, within a limited time frame. This transaction with ICICI Limited reduces our stake in Wipro Net Limited to 47%. We also entered into an Option Agreement with ICICI Limited on the same date granting ICICI Limited a put option to sell the same Wipro Net equity shares back to us at a price per share which yields a return to ICICI Limited of 13.75% per year, compounded quarterly, on the original purchase price of $12.42 (Rs. 555) per equity share. The put option can be exercised between 13 months to 18 months from the date of the Share Purchase Agreement. Similarly, the Option Agreement grants us a call option on ICICI Limited which requires it to sell the Wipro Net equity shares back to us at a price per share which yields a return to ICICI of 15% per year, compounded quarterly, on the original purchase price of $12.42 (Rs. 555) per share. The call option can also be exercised between 13 to 18 months from the date of the Share Purchase Agreement. In connection with this transaction, Mr. Premji has pledged 2,062,595 equity shares of Wipro Limited that he holds, in favor of ICICI Limited.

Wipro Finance Limited transactions with ICICI Limited

   Our minority-held affiliate, Wipro Finance Limited has obtained the following loans from ICICI Limited:

  . A loan in the principal amount of $6,711,409 (Rs. 300,000,000) issued on September 28, 1995, at an annual interest rate of 3.25% over the ICICI Advance Rate prevailing on the date of disbursement. Payments are due quarterly, with the last payment made on April 15, 2000. The funds were used to expand operations.

  . A loan in the principal amount of $11,185,682 (Rs. 500,000,000) issued on July 16, 1999, at an annual interest rate of 1.0% over the ICICI Short Term Prime Rate prevailing in the date of each disbursement.

     The payment on each disbursement is due in 3 yearly payments. The funds were used to repay higher cost loans. As of June 30, 2000, the entire principal balance was outstanding.

  . A loan in the principal amount of $3,355,705 (Rs. 150,000,000) issued on February 21, 2000, at an annual interest rate of 1.25% over the ICICI Long Term Prime Rate prevailing on the date of each disbursement. The payment on each disbursement is due in 12 monthly payments. The funds were used to repay higher cost loans. As of June 30, 2000, the entire principal balance was outstanding.

                            PRINCIPAL SHAREHOLDERS

   The following table provides information relating to the beneficial ownership of our equity shares as of June 30, 2000, and as adjusted to reflect the sale of the ADSs offered hereby, by:

  .  each of our directors and officers;

  .  all of our directors and executive officers as a group; and

  . each person or group of affiliated persons who is known by us to own beneficially 5% or more of our equity shares.

   Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, equity shares subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after June 30, 2000, are deemed outstanding, while the shares are not deemed outstanding for purposed of computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting or investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated below, the address of each listed shareholder is Doddakannelli, Sarjapur Road, Bangalore, Karnataka 560 035, India.

   The number and percentage of shares beneficially owned are based on the aggregate of (i) 229,156,350 equity shares outstanding as of June 30, 2000 and
(ii) 2,750,000 ADSs, representing 2,750,000 equity shares, issued in this offering.

                                                      Percentage of Shares
                                                       Beneficially Owned
Name and Address of            Number of Shares  ------------------------------
Beneficial Owner              Beneficially Owned Before Offering After Offering
-------------------           ------------------ --------------- --------------
Directors and Officers
Azim H. Premji (1)...........    195,410,110          85.27%         84.26%

Ashok Ganguly................              0              *              *
  c/o ICI India Limited
  P. Box 6199
  Malabar Hill, Mumbai, India

Nachiket Mor.................              0              *              *
  c/o ICICI Limited
  ICICI Towers
  Bandra Kurla Complex
  Bandra East, Mumbai 51,
   India

P.S. Pai (2).................        465,485              *              *

B. C. Prabhakar .............            100              *              *
  135A Dr. Surveyors Street
  Basavagundi, Bangalore,
   India

Jagdish Sheth................              0              *              *
  1626 Mason Mill Road
  Atlanta, GA 30329

Vivek Paul (3)...............        176,850              *              *
  c/o Wipro Technologies
  1995 El Camino Real, Suite
   200
  Santa Clara, CA 95050

                                                        Percentage of Shares
                                                         Beneficially Owned
Name and Address of Beneficial   Number of Shares  ------------------------------
Owner                           Beneficially Owned Before Offering After Offering
------------------------------  ------------------ --------------- --------------
Arun Thiagarajan (4)..........          11,157              *              *
  c/o Wipro Infotech
  88 M.G. Road
  Bangalore, India

Narayan Vaghul ...............               0              *              *
  c/o ICICI Limited
  1 Cenetoph Road
  Teynampet, Chennai 18, India

Hamir K. Vissanji (5).........       1,070,125              *              *
  Commercial Union House
  9 Wallace Street
  Fort, Mumbai 1, India

Dileep K. Ranjekar (6)........           9,370              *              *

Suresh C. Senapaty (7)........          25,750              *              *

Ram Narayan Agarwal (8).......           9,580              *              *

All Directors and Officers as
 a Group (14 persons).........     197,178,527          86.04%         85.03%

5% Shareholders
Azim H. Premji (1)............     195,410,110          85.27%         84.26%

Hasham Traders................      54,376,500          23.73%         23.45%

Prazim Traders................      54,169,500          23.64%         23.36%

Zash Traders..................      54,040,800          23.58%         23.30%

--------
 *  Indicates less than 1% of the shares
(1) Includes 54,376,500 shares held by Hasham Traders (a partnership), of which Mr. Premji is a partner; 54,169,500 shares held by Prazim Traders (a partnership), of which Mr. Premji is a partner; 54,040,800 shares held by Zash Traders, a (partnership), of which Mr. Premji is a partner; 6,840,500 shares held by Napean Trading Investment Co. Pvt. Ltd., of which Mr. Premji is a director; 8,965,700 shares held by Regal Investments Trading Co. Pvt. Ltd., of which Mr. Premji is a director; 6,940,100 shares held by Vidya Investment Trading Co. Pvt. Ltd., of which Mr. Premji is a director; 228,900 shares held by members of Mr. Premji's immediate family; 239,100 shares held jointly by Mr. Premji and members of his immediate family; and 268,500 shares held by the Azim Premji Charitable Foundation Pvt. Ltd. Mr. Premji disclaims beneficial ownership of the 268,500 shares held by the Azim Premji Charitable Foundation Pvt. Ltd.
(2) Includes 24,000 shares held by members of Mr. Pai's immediate family and shares held jointly by Mr. Pai and the WERT which may be transferred to the sole ownership of the WERT if Mr. Pai's employment is terminated prior to October 2002. Mr. Pai disclaims beneficial ownership of the shares held by members of his immediate family.
(3) Includes shares held jointly by Mr. Paul and the WERT, which may be transferred to the sole ownership of the WERT if Mr. Paul's employment is terminated.
(4) Includes 2,622 shares held by members of Mr. Thiagarajan's immediate family, and shares held jointly with the WERT, which may be transferred to the sole ownership of the WERT if Mr. Thiagarajan's employment is terminated prior to February 2003. Mr. Thiagarajan disclaims beneficial ownership of the 2,622 shares held by members of his immediate family.

(5) Includes 119,550 shares held by members of Mr. Vissanji's immediate family 131,700 shares held by Bharat Ratansey Trust, of which Mr. Vissanji is a Trustee, 643,200 shares held by Bharat Ratansey Family Trust, of which Mr. Vissanji is a Trustee, and 15,200 shares held by Ratansey Karsondas Executors, of which Mr. Vissanji is an Executor. Mr. Vissanji disclaims beneficial ownership of the 119,550 shares held by members of his immediate family.
(6) Includes shares held jointly by Mr. Ranjekar and the WERT, which may be transferred to the sole ownership of the WERT if Mr. Ranjekar's employment is terminated prior to October 2002.
(7) Includes shares held jointly by Mr. Senapaty and the WERT, of which may be transferred to the sole ownership of the WERT if Mr. Senapaty's employment is terminated prior to October 2002.
(8) Includes 1,750 shares held by members of Mr. Agarwal's immediate family, and shares held jointly by Mr. Agarwal and the WERT, which may be transferred to the sole ownership of the WERT if Mr. Agarwal's employment is terminated prior to October 2002. Mr. Agarwal disclaims beneficial ownership and the 1,750 shares held by members of his immediate family.

                         DESCRIPTION OF CAPITAL STOCK

General

   We are authorized to issue 375,000,000 equity shares, $0.044 (Rs. 2) par value, and 25,000,000 preference shares, $0.22 (Rs. 10) par value. The following description of our capital stock is subject to and qualified in its entirety by our Articles of Association, or Articles, and Memorandum of Association, which are included as exhibits to the registration statements of which this prospectus forms a part and by the provisions of the Companies Act, 1956, or the Companies Act, which govern our affairs, and other applicable provisions of Indian law.

   For purposes of this prospectus, "shareholder" means a shareholder who is registered as a member in the register of members of our company.

Equity Shares

   We have 229,156,350 equity shares outstanding, and options to purchase an additional 4,985,650 equity shares were issued and outstanding.

Dividends

   Under the Companies Act, unless our Board of Directors recommends the payment of a dividend, we may not declare a dividend. Similarly, under our Articles, although the shareholders may, at the annual general meeting, approve a dividend in an amount less than that recommended by the Board of Directors, they cannot increase the amount of the dividend. In India, dividends generally are declared as a percentage of the par value of a company's equity shares. The dividend recommended by the Board, if any, and subject to the limitations described above, is distributed and paid to shareholders in proportion to the paid up value of their shares within 42 days of the approval by the shareholders at the annual general meeting. Pursuant to our Articles, our Board of Directors has discretion to declare and pay interim dividends without shareholder approval. With respect to equity shares issued during a particular fiscal year, including any equity shares underlying ADSs issued to the depositary in connection with the offering or in the future, unless otherwise determined by shareholders, cash dividends declared and paid for such fiscal year generally will be prorated from the date of issuance to the end of such fiscal year. Under the Companies Act, dividends can only be paid in cash to the registered shareholder at a record date fixed on or prior to the annual general meeting or to his order or his banker's order.

   The Companies Act, 1956 provides that any dividends that remain unpaid or unclaimed after the 42-day period are to be transferred to a special bank account. We transfer any dividends that remain unclaimed for seven years from the date of the transfer is to a fund created by the Indian Government. After the transfer to this fund, such unclaimed dividends may be claimed only from the fund.

   Under the Companies Act, dividends may be paid out of profits of a company in the year in which the dividend is declared or out of the undistributed profits of previous fiscal years. Before declaring a dividend greater than 10% of the par value of its equity shares, a company is required under the Companies Act to transfer to its reserves a minimum percentage of its profits for that year, ranging from 2.5% to 10% depending upon the dividend percentage to be declared in such year. The Companies Act further provides that, in the event of an inadequacy or absence of profits in any year, a dividend may be declared for such year out of the company's accumulated profits, subject to the following conditions:

  . the rate of dividend to be declared may not exceed 10% of its paid up capital or the average of the rate at which dividends were declared by the company in the prior five years, whichever is less;

  . the total amount to be drawn from the accumulated profits earned in the previous years and transferred to the reserves may not exceed an amount equivalent to 10% of its paid up capital and free reserves, and the amount so drawn is to be used first to set off the losses incurred in the fiscal year before any dividends in respect of preference or equity shares are declared; and

  . the balance of reserves after withdrawals shall not fall below 15% of its paid up capital.

   A tax of 22%, including the presently applicable surcharge, of the total dividend declared, distributed or paid for a relevant period is payable by our company.

Bonus Shares

   In addition to permitting dividends to be paid out of current or retained earnings as described above, the Companies Act permits us to distribute an amount transferred from the general reserve or surplus in our profit and loss account to our shareholders in the form of bonus shares, which are similar to a stock dividend. The Companies Act also permits the issuance of bonus shares from a share premium account. Bonus shares are distributed to shareholders in the proportion recommended by the Board of Directors. Shareholders of record on a fixed record date are entitled to receive such bonus shares.

Preemptive Rights and Issue of Additional Shares

   The Companies Act gives shareholders the right to subscribe for new shares in proportion to their respective existing shareholdings unless otherwise determined by a special resolution passed by a general meeting of the shareholders. For approval, this special resolution must be approved by a number of votes which is not less than three times the number of votes against the special resolution. If the special resolution is not approved, the new shares must first be offered to the existing shareholders as of a fixed record date. The offer must include: (1) the right, exercisable by the shareholders of record, to renounce the shares offered in favor of any other person; and
(2) the number of shares offered and the period of the offer, which may not be less than 15 days from the date of offer. If the offer is not accepted it is deemed to have been declined. Our Board of Directors is authorized under the Companies Act to distribute any new shares not purchased by the preemptive rights holders in the manner that it deems most beneficial to our company.

Annual General Meetings of Shareholders

   We must convene an annual general meeting of shareholders within six months after the end of each fiscal year and may convene an extraordinary general meeting of shareholders when necessary or at the request of a shareholder or shareholders holding at least 10% of our paid up capital carrying voting rights. The annual general meeting of the shareholders is generally convened by our Secretary pursuant to a resolution of the Board of Directors. Written notice setting out the agenda of the meeting must be given at least 21 days, excluding the days of mailing and date of the meeting, prior to the date of the general meeting to the shareholders of record. Shareholders who are registered as shareholders on the date of the general meeting are entitled to attend or vote at such meeting.

   The annual general meeting of shareholders must be held at our registered office or at such other place within the city in which the registered office is located; meetings other than the annual general meeting may be held at any other place if so determined by the Board of Directors. Our registered office is located at Doddakannelli, Sarjapur Road, Bangalore, Karnataka 560 035, India.

   Our Articles provide that a quorum for a general meeting is the presence of at least five shareholders in person.

Voting Rights

   At any general meeting, voting is by show of hands unless a poll is demanded by a shareholder or shareholders present in person or by proxy holding at least 10% of the total shares entitled to vote on the resolution or by those holding shares with an aggregate paid up capital of at least Rs. 50,000. Upon a show of hands, every shareholder entitled to vote and present in person has one vote and, on a poll, every shareholder entitled to vote and present in person or by proxy has voting rights in proportion to the paid up capital held by such shareholders.

   Any shareholder may appoint a proxy. The instrument appointing a proxy must be delivered to us at least 48 hours prior to the meeting. A proxy may not vote except on a poll. A corporate shareholder may appoint an authorized representative who can vote on behalf of the shareholder, both upon a show of hands and upon a poll.

   Ordinary resolutions may be passed by simple majority of those present and voting at any general meeting for which the required period of notice has been given. However, specified resolutions such as amendments to our Articles and the Memorandum of Association, commencement of a new line of business, the waiver of preemptive rights for the issuance of any new shares and a reduction of share capital, require that votes cast in favor of the resolution, whether by show of hands or poll, are not less than three times the number of votes, if any, cast against the resolution.

Register of Shareholders; Record Dates; Transfer of Shares

   We maintain a register of shareholders. For the purpose of determining the shares entitled to annual dividends, the register is closed for a specified period prior to the annual general meeting. The date on which this period begins is the record date.

   To determine which shareholders are entitled to specified shareholder rights, we may close the register of shareholders. The Companies Act requires us to give at least seven days' prior notice to the public before such closure. We may not close the register of shareholders for more than thirty consecutive days, and in no event for more than forty-five days in a year. Trading of our equity shares, however, may continue while the register of shareholders is closed.

   Following the introduction of the Depositories Act, 1996, and the repeal of
Section 22A of the Securities Contracts (Regulation) Act, 1956, which enabled companies to refuse to register transfers of shares in some circumstances, the equity shares of a public company are freely transferable, subject only to the provisions of Section 111A of the Companies Act. Since we are a public company, the provisions of Section 111A will apply to us. Our Articles currently contain provisions which give our directors discretion to refuse to register a transfer of shares in some circumstances. Furthermore, in accordance with the provisions of Section 111A(2) of the Companies Act, our directors may refuse to register a transfer of shares if they have sufficient cause to do so. If our directors refuse to register a transfer of shares, the shareholder wishing to transfer his, her or its shares may file a civil suit or an appeal with the Company Law Board. Pursuant to Section 111A(3), if a transfer of shares contravenes any of the provisions of the Indian Securities and Exchange Board of India Act, 1992 or the regulations issued thereunder or the Indian Sick Industrial Companies (Special Provisions) Act, 1985 or any other Indian laws, the Company Law Board may, on application made by the company, a depositary incorporated in India, an investor, the Securities and Exchange Board of India or other parties, direct the rectification of the register of records. The Company Law Board may, in its discretion, issue an interim order suspending the voting rights attached to the relevant shares before making or completing its investigation into the alleged contravention. Notwithstanding such investigation, the rights of a shareholder to transfer the shares will not be restricted.

   Under the Companies Act, unless the shares of a company are held in a dematerialized form, a transfer of shares is effected by an instrument of transfer in the form prescribed by the Companies Act and the rules thereunder together with delivery of the share certificates. Our transfer agent for our equity shares is Karvy Consultants Limited located in Bangalore, Karnataka, India.

Takeover Code and Listing Agreements

   Under the Securities and Exchange Board of India (Substantial Acquisition of Shares and Takeovers) Regulations, 1997, or Takeover Code, upon the acquisition of more than 5% of the outstanding shares or voting rights of a publicly-listed Indian company, a purchaser is required to notify the company and the company and the purchaser are required to notify all the stock exchanges on which the shares of such company are listed. An ADS holder would be subject to these notification requirements.

   Upon the acquisition of 15% or more of such shares or voting rights, or a change in control of the company, the purchaser is required to make an open offer to the other shareholders, offering to purchase at least 20% of all the outstanding shares of the company at a minimum offer price as determined pursuant to the Takeover Code. Since we are a listed company in India, the provisions of the Takeover Code will apply to us. However, the Takeover Code provides for a specific exemption from this provision to an ADS holder and states that this provision will apply to an ADS holder only once he or she converts the ADSs into the underlying equity shares.

   We have entered into listing agreements with each of the Indian Stock Exchanges on which our equity shares are listed. Each of the listing agreements provides that if an purchase of a listed company's shares results in the purchaser and its affiliates holding more than 5% of the company's outstanding equity shares or voting rights, the purchaser and the company must report its holding to the company and the relevant stock exchange(s). The agreements also provide that if an acquisition results in the purchaser and its affiliates holding equity shares representing more than 15% of the voting rights in the company, then the purchaser must, before acquiring such equity shares, make an offer on a uniform basis to all remaining shareholders of the company to acquire equity shares that have at least an additional 20% of the voting rights of the total equity shares of the company at a prescribed price.

   Although the provisions of the listing agreements entered into between us and the Indian Stock Exchanges on which our equity shares are listed will not apply to equity shares represented by ADSs, holders of ADSs may be required to comply with such notification and disclosure obligations pursuant to the provisions of the Deposit Agreement to be entered into by such holders, our company and a depositary.

Disclosure of Ownership Interest

   Section 187C of the Companies Act requires beneficial owners of shares of Indian companies who are not holders of record to declare to us details of the holder of record and the holder of record to declare details of the beneficial owner. Any lien, promissory note or other collateral agreement created, executed or entered into with respect to any equity share by its registered owner, or any hypothecation by the registered owner of any equity share, shall not be enforceable by the beneficial owner or any person claiming through the beneficial owner if such declaration is not made. Failure to comply with
Section 187C will not affect our obligation to register a transfer of shares or to pay any dividends to the registered holder of any shares pursuant to which the declaration has not been made. While it is unclear under Indian law whether Section 187C applies to holders of ADSs, in the absence of any specific exemption from the Department of Company Affairs, the reporting requirements under this section could be enforced against holders of ADSs. It is clear, however, that investors who exchange ADSs for the underlying equity shares will be subject to the requirements of Section 187C. Any investor who fails to comply with these requirements may be liable for a fine of up to Rs. 1000 for each day such failure continues. Additionally, if we fail to comply with the provisions of Section 187C, then our company, and every one of our officers, may be liable for a fine of up to Rs. 100 for each day the default continues. Additionally, holders of ADSs may be required to comply with the notification and disclosure obligations pursuant to the provisions of the deposit agreement to be entered into by us, such holders and a depositary.

Audit and Annual Report

   At least 21 days before the annual general meeting of shareholders excluding the days of mailing and receipt, we must distribute to our shareholders a detailed version of our audited balance sheet and profit and loss account and the related reports of the Board and the auditors, together with a notice convening the annual general meeting. Under the Companies Act, we must file the balance sheet and annual profit and loss account presented to the shareholders within 30 days of the conclusion of the annual general meeting with the Registrar of Companies in Bangalore, India. We must also file an annual return containing a list of our shareholders and other information, within 60 days of the conclusion of the meeting.

Company Acquisition of Equity Shares

   Under the Companies Act, approval of at least 75% of a company's shareholders voting on the matter and approval of the High Court of the state in which the registered office of the company is situated is required to reduce a company's share capital. A company may, under some circumstances, acquire its own equity shares without seeking the approval of the High Court. However, a company would have to extinguish the shares it has so acquired within the prescribed time period. A company is not permitted to acquire its own shares for treasury operations.

   An acquisition by a company of its own shares that does not rely on an approval of the High Court must comply with prescribed rules, regulations and conditions of the Companies Act. In addition, public companies which are listed on a recognized stock exchange in India must comply with the provisions of the Securities and Exchange Board of India (Buy-back of Securities) Regulations, 1998, or Buy-back Regulations. Since we are a public company listed on several recognized stock exchanges in India, we would have to comply with the relevant provisions of the Companies Act and the provisions of the Buy-back Regulations.

Liquidation Rights

   Subject to the rights of creditors, employees and the holders of any shares entitled by their terms to preferential repayment over the equity shares, if any, in the event of our winding-up the holders of the equity shares are entitled to be repaid the amounts of paid up capital or credited as paid upon those equity shares. All surplus assets after payments to the holders of any preference shares at the commencement of the winding-up shall be paid to holders of equity shares in proportion to their shareholdings.

Preference Shares

   As of June 30, 2000, 25,000,000 redeemable cumulative preference shares were issued and outstanding, all of which are issued to a financial institution. These preference shares pay cumulative dividends at the rate of 10.25% per year, and are mandatorily redeemable at par value in December 2000.

   Preference shares have preferential dividend and liquidation rights. Preference shares may be redeemed if they are fully paid, and only out of the profits of the company, or out of the proceeds of the sale of shares issued for purposes of such redemption. Holders of preference shares do not have the right to vote at shareholder meetings, except on resolutions which directly affect the rights of their preference shares. However, holders of cumulative preference shares have the right to vote on every resolution at any meeting of the shareholders if the dividends due on the preference shares have not been paid, in whole or in part, for a period of at least two years prior to the date of the meeting.

                   DESCRIPTION OF AMERICAN DEPOSITARY SHARES

The Depositary

   Who is the depositary?

   Morgan Guaranty Trust Company of New York, or Morgan Guaranty Trust, a New York banking corporation, is a commercial bank offering a wide range of banking and trust services to its customers in the New York metropolitan area, throughout the United States and around the world. The depositary's office is located at 60 Wall Street, New York, NY 10260.

American Depositary Receipts

   Morgan Guaranty Trust as depositary will issue the ADSs which you will be entitled to receive in this offering. Each ADS will represent an ownership interest in one equity share which we will deposit with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary and yourself as an ADR holder. In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but not distributed by it directly to you. Your ADSs will be evidenced by what are known as American Depositary Receipts or ADRs.

   You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

   Because the depositary's nominee will actually be the registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf. The obligations of the depositary and its agents are set out in the deposit agreement. The deposit agreement and the ADSs are governed by New York law.

   The following is a summary of the material terms of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. You may also obtain a copy of the deposit agreement at the SEC's Public Reference Room which is located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330.

Share Dividends and Other Distributions

   How will I receive dividends and other distributions on the shares underlying my ADSs?

   We may make various types of distributions with respect to our securities. The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its expenses. You will receive these distributions in proportion to the number of underlying shares your ADSs represent.

   Except as stated below, to the extent the depositary is legally permitted it will deliver such distributions to ADR holders in proportion to their interests in the following manner:

  . Cash. The depositary shall convert cash distributions from foreign currency to U.S. dollars if this is permissible and can be done on a reasonable basis. The depositary will endeavor to distribute such cash in a practicable manner, and may deduct any taxes required to be withheld, any expenses of converting foreign currency and transferring funds to the United States, and certain other expenses and

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     adjustments. In addition, before making a distribution the depositary will deduct any taxes withheld. As an ADS holder, you will receive only dividends prorated from the date of issuance of the equity shares underlying your ADSs to the end of the fiscal year for which the dividends are declared and paid. As a result, you will receive only a portion of dividends for year 2000. This disparity in dividend treatment increases the probability that the price of the ADSs may not trade on par with the price of the equity shares as quoted on the stock exchanges in India on which our equity shares are traded, and may reduce the liquidity of the ADSs. ADSs withdrawn from the depositary bank in exchange for the underlying equity shares prior to payment of the year 2000 dividend will receive proceeds reduced by the difference between the full dividend and the prorated dividend, upon sale of and payment for the underlying equity shares. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

  . Shares. In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed to the ADR holders entitled thereto.

  . Rights to receive additional shares. In the case of a distribution of rights to subscribe for additional shares or other rights, if we provide satisfactory evidence that the depositary may lawfully distribute such rights, the depositary may arrange for ADR holders to instruct the depositary as to the exercise of such rights. However, if we do not furnish such evidence or if the depositary determines it is not practical to distribute such rights, the depositary may:

    . sell such rights if practicable and distribute the net proceeds as cash; or

    . allow such rights to lapse, in which case ADR holders will receive nothing.

    We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

  . Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either:

    . distribute such securities or property in any manner it deems fair and equitable;

    . sell such securities or property and distribute any net proceeds in the same way it distributes cash; or,

    . hold the distributed property in which case the ADSs will also represent the distributed property.

   Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents; fractional cents will be withheld without liability for interest and added to future cash distributions.

   The depositary may choose any practical method of distribution for any specific ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities.

   The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders.

   There can be no assurances that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period.


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Deposit, Withdrawal and Cancellation

   How does the depositary issue ADSs?

   The depositary will issue ADSs upon the deposit of shares or evidence of rights to receive shares with the custodian. In the case of the ADSs to be issued under this prospectus, we will arrange with the underwriters named herein to deposit such shares. Except for shares deposited by us, no shares may be deposited by persons located in India, residents of India or for, or on the account of, such persons.

   Shares deposited in the future with the custodian must be accompanied by certain documents, including instruments showing that such shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made. After the closing of the offering to which this prospectus relates, unless otherwise agreed by the depositary and ourselves and permitted by applicable law, only the following may be deposited with the depositary or custodian:

  . shares issued as a dividend or free distribution in respect of deposited securities;

  . shares subscribed for or acquired by holders from us through the exercise of rights distributed by us to such persons in respect of shares; and

  . securities issued by us as a result of any change in par value, subdivision, consolidation and other reclassification of deposited securities or otherwise.

We will inform the depositary if any of the shares permitted to be deposited do not rank pari passu with the shares issued in this offering and the depositary will arrange for the ADSs issuable with respect to such shares to be differentiated from those issued in this offering until such time as they rank pari passu with the shares issued in this offering.

   The custodian will hold all deposited shares, including those being deposited by or on our behalf in connection with the offering to which this prospectus relates, for the account of the depositary. ADR holders thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as "deposited securities".

   Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name of the person entitled thereto evidencing the number of ADSs to which such person is entitled. Certificated ADRs will be delivered at the depositary's principal New York office or any other location that it may designate as its transfer office.

 How do ADR holders cancel an ADS and obtain deposited securities?

   When you turn in your ADS at the depositary's office, the depositary will, upon payment of certain applicable fees, charges and taxes, and upon receipt of proper instructions, deliver the underlying shares at the custodian's office. At your risk, expense and request, the depositary may deliver at such other place as you may request.

   The depositary may only restrict the withdrawal of deposited securities in connection with:

  . temporary delays caused by closing our transfer books or those of the depositary, or the deposit of shares in connection with voting at a shareholders' meeting, or the payment of dividends;

  .  the payment of fees, taxes and similar charges; or

  . compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs.

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

   This right of withdrawal may not be limited by any other provision of the deposit agreement. Unless applicable law changes, once withdrawn, shares may not be redeposited under the deposit agreement.

   If you withdraw the shares evidenced by your ADSs, a stamp duty of currently 0.5 per cent of the market value of the shares will be charged to you in respect of such withdrawn shares; provided, however, you will not be required to pay such stamp duty for transfer of shares held in dematerialized form. Any subsequent transfer of shares by you after withdrawal will require the approval of the Reserve Bank of India, which approval must be obtained by your purchaser and us under the Foreign Exchange Management Act, 1999 unless the transfer is on a stock exchange or in connection with an offer under the Indian takeover regulations.

Voting Rights

   How do I vote?

   If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the shares which underlie your ADSs. After receiving voting materials from us, the depositary will notify the ADR holders of any shareholder meeting or solicitation of consents or proxies. This notice will describe how you may instruct the depositary to exercise the voting rights for the shares which underlie your ADSs. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as is practical, subject to the provisions of and governing the underlying shares or other deposited securities, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. The depositary will not itself exercise any voting discretion. Neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote.

   There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Record Dates

   The depositary will fix record dates for the determination of the ADR holders who will be entitled:

  .  to receive a dividend, distribution or rights; or

  . to give instructions for the exercise of voting rights at a meeting of holders of ordinary shares or other deposited securities;

  .  all subject to the provisions of the deposit agreement.

Reports and Other Communications

   Will I be able to view reports from the Company?

   The depositary will make available for inspection by ADR holders any written communications from the Company which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities. These communications will be furnished by us in English when so required by any rules or regulations of the Securities and Exchange Commission.

Fees and Expenses

   What fees and expenses will I be responsible for paying?

   ADR holders will be charged a fee for each issuance of ADSs, including issuances resulting from distributions of shares, rights and other property, and for each surrender of ADSs in exchange for deposited

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securities. The fee in each case is $5.00 for each 100 ADSs, or any portion thereof, issued or surrendered. ADR holders or persons depositing shares may also be charged the following expenses:

  .  stock transfer or other taxes and other governmental charges;

  .  cable, telex and facsimile transmission and delivery charges;

  . transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities; and

  . expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars.

   We will pay all other charges and expenses of the depositary and any agent of the depositary, except the custodian, pursuant to agreements from time to time between us and the depositary. The fees described above may be amended from time to time.

Payment of Taxes

   ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If an ADR holder owes any tax or other governmental charge, the depositary may:

  .  deduct the amount thereof from any cash distributions, or,

  . sell deposited securities and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall.

Additionally, if any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities, except under limited circumstances mandated by securities regulations. If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may sell the distributed property or securities to pay such taxes and distribute any remaining net proceeds to the ADR holders entitled to them.

Reclassifications, Recapitalizations and Mergers

   If we take certain actions that affect the deposited securities, including:

  . any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities, or,

  . any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to:

    .  amend the form of ADR;

    .  distribute additional or amended ADRs;

    . distribute cash, securities or other property it has received in connection with such actions;

    . sell any securities or property received and distribute the proceeds as cash; or

    .  none of the above.

   If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.


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Amendment and Termination

   How may the deposit agreement be amended?

   We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days' notice of any amendment that imposes or increases any fees or charges except for taxes and other charges specifically payable by ADR holders under the deposit agreement, or affects any substantial existing right of ADR holders. If an ADR holder continues to hold ADRs or ADRs after being so notified, such ADR holder will be considered to have agreed to such amendment. Notwithstanding the foregoing, an amendment can become effective before notice is given if this is necessary to ensure compliance with a new law, rule or regulation.

   No amendment will impair your right to surrender your ADSs and receive the underlying securities. If a governmental body adopts new laws or rules which require the deposit agreement or the ADS to be amended, we and the depositary may make the necessary amendments, which could take effect before you receive notice thereof.

   How may the deposit agreement be terminated?

   The depositary may terminate the deposit agreement by giving the ADR holders at least 30 days' prior notice, and it must do so at our request. After termination, the depositary's only responsibility will be:

  . to deliver deposited securities to ADR holders who surrender their ADRs, and,

  .  to hold or sell distributions received on deposited securities.

As soon as practicable after the expiration of six months from the termination date, the depositary will sell the deposited securities which remain and hold the net proceeds of such sales, without liability for interest, in trust for the ADR holders who have not yet surrendered their ADRs. After making such sale, the depositary shall have no obligations except to account for such proceeds and other cash. The depositary will not have to invest such proceeds or pay interest on them.

Limitations on Obligations and Liability to ADR holders

   Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders and holders of ADSs

   The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents. Neither we nor the depositary nor any such agent will be liable if it:

  . is prevented or hindered in performing any obligation by circumstances beyond its control, including, without limitation, requirements of law, rule, regulation, the terms of the deposited securities, and acts of God;

  .  exercises or fails to exercise discretion under the deposit agreement;

  .  performs its obligations without gross negligence or bad faith;

  . takes any action based on advice or information from legal counsel, accountants, any person presenting shares for deposit, any holder, or any other qualified person; or

  . relies on any documents it believes in good faith to be genuine and to have been properly executed.

   Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense, including fees and disbursements of counsel and liability is furnished as often as we require.

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

   The depositary will not be responsible for failing to carry out instructions to vote the ADSs or for the manner in which the ADSs are voted or the effect of the vote.

   The depositary may own and deal in deposited securities and in ADSs.

Disclosure of Interest in ADSs

   We may from time to time request you and other holders and beneficial owners of ADSs to provide information as to:

  . the capacity in which you and other holders and beneficial owners own or owned ADSs;

  . the identity of any other persons then or previously interested in such ADSs; and

  .  the nature of such interest and various other matters.

   You agree to provide any information requested by us or the depositary pursuant to the deposit agreement. The depositary has agreed to use reasonable efforts to comply with written instructions received from us requesting that it forward any such requests to you and other holders and beneficial owners and to forward to us any responses to such requests to the extent permitted by applicable law.

   We may restrict transfers of the shares where any such transfer might result in ownership of shares in contravention of, or exceeding the limits under, the governmental approval which we received from the Indian government in connection with this offering, applicable law or our organizational documents. We also may also instruct you that we are restricting the transfers of ADSs where such transfer may result in the total number of shares represented by the ADSs beneficially owned by you contravene or exceed the limits under the governmental approval which we received from the Indian government in connection with this offering, applicable law or our organizational documents. We reserve the right to instruct you to deliver your ADSs for cancellation and withdrawal of the shares underlying such ADSs.

Requirements for Depositary Actions

   We, the depositary or the custodian may refuse to;

  .  issue, register or transfer an ADR or ADRs;

  .  effect a split-up or combination of ADRs;

  .  deliver distributions on any such ADRs; or

  . permit the withdrawal of deposited securities, unless the deposit agreement provides otherwise, until the following conditions have been met:

    . the holder has paid all taxes, governmental charges, and fees and expenses as required in the deposit agreement;

    . the holder has provided the depositary with any information it may deem necessary or proper, including, without limitation, proof of identity and the genuineness of any signature; and

    . the holder has complied with such regulations as the depositary may establish under the deposit agreement.

   The depositary may also suspend the issuance of ADSs, the deposit of shares, the registration, transfer, split-up or combination of ADRs, or the withdrawal of deposited securities (unless the deposit agreement provides otherwise), if the register for ADRs or any deposited securities is closed or if we or the depositary decides it is advisable to do so.


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Books of Depositary

   The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs. You may inspect such records at such office during regular business hours, but solely for the purpose of communicating with other holders in the interest of business matters relating to the deposit agreement.

   The depositary will maintain facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Pre-release of ADSs

   The depositary may issue ADRs prior to the deposit with the custodian of shares or rights to receive shares. This is called a pre-release of the ADS. A pre-release is closed out as soon as the underlying shares, or other ADRs, are delivered to the depositary. The depositary may pre-release ADSs only if:

  . the depositary has received collateral for the full market value of the pre-released ADRs; and

  .  each recipient of pre-released ADRs agrees in writing that he or she:

    .  owns the underlying shares;

    .  assigns all rights in such shares to the depositary;

    .  holds such shares for the account of the depositary; and

    . will deliver such shares to the custodian as soon as practicable, and promptly if the depositary so demands.

   In general, the number of pre-released ADSs will not evidence more than 30% of all ADSs outstanding at any given time, excluding those evidenced by pre-released ADRs. However, the depositary may change or disregard such limit from time to time as it deems appropriate.

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            RESTRICTIONS ON FOREIGN OWNERSHIP OF INDIAN SECURITIES

   Prior to June 1, 2000, foreign investment in Indian securities, including the acquisition, sale and transfer of securities in Indian companies, was regulated by the Foreign Exchange Regulation Act, 1973. As of June 1, 2000, foreign investment in and divestment from Indian securities have been regulated by the provisions of the Foreign Exchange Management Act, 1999, the rules and regulations issued by the Reserve Bank of India thereunder, and the notifications issued by the Ministry of Finance of the Government of India. A summary of the regulatory environment for foreign investment in India is provided below.

ADR Guidelines

   Pursuant to recent changes in Indian policy, and subject to the fulfillment of certain conditions, Indian companies issuing ADRs are no longer required to obtain approval of the Ministry of Finance or the Reserve Bank of India under the Issue of Foreign Currency Convertible Bonds and Ordinary Shares (Through Depositary Receipt Mechanism) Scheme, 1993 (the "Scheme"), as amended from time to time. Although we will not require approval of either the Ministry of Finance or the Reserve Bank of India, we will be required to furnish full particulars of the issue, including the underlying equity shares representing the ADRs to the Ministry of Finance and the Reserve Bank of India within 30 days following the completion of this offering. In addition, we will be required to furnish a quarterly return to the Reserve Bank of India within 15 days of the close of each calendar quarter.

   The Issue of Foreign Currency Convertible Bonds and Ordinary Shares Scheme is distinct from other policies described below relating to investments in Indian companies by foreign investors. The issuance of ADSs pursuant to the Issue of Foreign Currency Convertible Bonds and Ordinary Shares Scheme also affords to holders of ADSs the benefits of Sections 115AC and 115ACA of the Income-tax Act, 1961 for purposes of the application of Indian tax law.

Foreign Direct Investment

   Previously, there were limits on foreign equity holdings in all Indian companies. The Government of India formed the Foreign Investment Promotion Board, or FIPB, to negotiate with large foreign companies wishing to make long-term investments in India. Over time, the Government of India has relaxed the restrictions on foreign investment considerably.

   Currently, subject to certain exceptions, foreign direct investment and investment by individuals of Indian nationality or origin residing outside India, or non-resident Indians, and overseas corporate bodies at least 60% owned by such persons, or overseas corporate bodies in Indian companies does not require the prior approval of the FIPB. Furthermore, in all cases no prior approval of the Reserve Bank of India is required. Although under the current regulatory environment we would not require the prior approval of the FIPB for the foreign investment in our company, we have applied to the FIPB for their approval for this offering. The Government of India has indicated that in all cases the Reserve Bank of India would continue to be the primary agency for the purposes of monitoring and regulating foreign investment. In cases where FIPB approval is obtained, no prior approval of the Reserve Bank of India is required, although a declaration in the prescribed form, detailing the foreign investment, must be filed with the Reserve Bank of India once the foreign investment is made in the Indian company. Once we receive the FIPB approval, we will file the required declaration with the Reserve Bank of India. In cases where no prior approval of the FIPB is required, a declaration in the prescribed form, detailing the foreign investment, must be filed with the Reserve Bank of India once the foreign investment is made in the Indian company.

   The foregoing description applies only to an issuance by Indian companies, not to a transfer of shares.

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Portfolio Investment by Non-Resident Indians and Overseas Corporate Bodies

   A variety of methods for investing in shares of Indian companies are available to individuals of Indian nationality or origin residing outside India, or non-resident Indians, and to overseas corporate bodies at least 60% owned by such persons, or overseas corporate bodies. These methods allow non-resident Indians and overseas corporate bodies to make portfolio investments in shares and other securities of Indian companies on a basis not generally available to other foreign investors. In addition to portfolio investments in Indian companies, non-resident Indians and overseas corporate bodies may also make foreign direct investments in Indian companies pursuant to the foreign direct investment route discussed above.

Portfolio Investment by Foreign Institutional Investors

   In September 1992, the Government of India issued guidelines which enable foreign institutional investors, including institutions such as pension funds, investment trusts, asset management companies, nominee companies and incorporated/institutional portfolio managers, to make portfolio investments in all securities of listed and unlisted companies in India. Under the guidelines, foreign institutional investors must be registered with the Securities and Exchange Board of India and obtain a general permission from the Reserve Bank of India under the Foreign Exchange Management Act, 1999. However, since the Securities and Exchange Board of India provides a single window clearance, a single application must be made to the Securities and Exchange Board of India.

   Foreign institutional investors are required to comply with the provisions of the Securities and Exchange Board of India (Foreign Institutional Investors) Regulations, 1995, or foreign institutional investor regulations. A registered foreign institutional investor may buy, subject to the ownership restrictions discussed below, and sell freely securities issued by any Indian company, realize capital gains on investments made through the initial amount invested in India, subscribe to or renounce rights offerings for shares, appoint a domestic custodian for custody of investments made and repatriate the capital, capital gains, dividends, income received by way of interest and any compensation received towards sale or renunciation of rights offerings of shares.

   In addition to making portfolio investments in Indian companies, foreign institutional investors may make foreign direct investments in Indian companies pursuant to the foreign direct investment route discussed above.

   There is uncertainty under Indian law as to the tax regime applicable to foreign institutional investors that hold and trade ADSs. Foreign institutional investors are urged to consult with their Indian legal and tax advisors.

Ownership Restrictions

   The Securities and Exchange Board of India and the Reserve Bank of India regulations restrict portfolio investments in Indian companies by foreign institutional investors, non-resident Indians and overseas corporate bodies, all of which we refer to as foreign portfolio investors. Under current Indian law, foreign institutional investors in the aggregate may hold no more than 24% of the equity shares of an Indian company, and non-resident Indians and overseas corporate bodies in aggregate may hold no more than 10% of the shares of an Indian company through portfolio investments. The 24% limit referred to above may be increased to 40% if the shareholders of the company pass a special resolution to that effect. The 10% limit referred to above may be increased to 24% if the shareholders of the company pass a special resolution to that effect. No single foreign institutional investor may hold more than 10% of the shares of an Indian company and no single non-resident Indian or overseas corporate body may hold more than 5% of the shares of an Indian company.

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                         GOVERNMENT OF INDIA APPROVALS

   Approval of the Foreign Investment Promotion Board for foreign direct investment by ADS holders is required and has been obtained. A copy of the FIPB approval is available for public inspection at our corporate offices, or will be provided upon written request to our Chief Financial Officer.

   We are not required to obtain the prior approval of the Ministry of Finance and the Reserve Bank of India for this offering of ADSs. However, we will be required to furnish full particulars of the issue, including the number of ADRs issued, the percentage of the foreign shareholding in our company subsequent to this offering and detailed parameters of the issue to the Ministry of Finance and the Reserve Bank of India within 30 days of this offering. We will also be required to file quarterly returns with the Reserve Bank of India within 15 days of the close of each calendar quarter. In addition to the details mentioned above, we will be required to file details of the listing arrangements, total amount raised, the amount retained abroad and other relevant details regarding the launching and initial trading of the ADRs with the Reserve Bank of India. We are also required to furnish to the Reserve Bank of India the capital structure of our company prior to this offering as well as the capital structure after this offering, within 30 days of this offering. We are also required to inform the Reserve Bank of India of any repatriation of issue proceeds held abroad immediately on such repatriation.

   Specific approval of the Reserve Bank of India will have to be obtained for:

     (a) any renunciation of rights in the underlying equity shares in favor of a person resident in India; and

     (b) the sale of the underlying equity shares by a person resident outside India to a person resident in India.

   In such cases, the foreign investor would have to apply to the Reserve Bank of India by submitting Form TS1, which requires information as to the transferor, the transferee, the shareholding structure of the company whose shares are to be sold, the proposed price and other information. The Reserve Bank of India is not required to respond to a Form TS1 application within any specific time period and may grant or deny the application at its discretion.

   Exceptions to this requirement of Reserve Bank of India approval include sales made in the stock market through a registered Indian broker, through a recognized stock exchange in India at the prevailing market rates, or if the shares are offered in accordance with the terms of an offer under the Securities and Exchange Board of India (Substantial Acquisition of Shares and Takeovers) Regulations, 1997.

   The proceeds from any sale of the underlying equity shares by a person resident outside India to a person resident in India may be transferred outside India after receipt of Reserve Bank of India approval (if required), and the payment of applicable taxes and stamp duties.

   No approval is required for transfers of ADSs outside India between two non-residents.

   Any person resident outside India who desires to sell equity shares received upon surrender of ADSs or otherwise transfer such equity shares within India should seek the advice of Indian counsel as to the requirements applicable at that time.

   We have applied for and received a letter from the Department of Company Affairs confirming that the provisions of the Companies Act, 1956 (India) which make it mandatory for a company making a public offering to distribute a prospectus within India do not apply to our company in connection with this offering. The Department of Company Affairs has requested us to file a copy of this prospectus with the Registrar of Companies in Karnataka since our registered office is located in Bangalore.

   As described in "Use of Proceeds", we may use the proceeds from this offering for an acquisition of or investment in complementary businesses, technologies, services, products, or enter into strategic partnerships with parties who can provide access to those assets. The Ministry of Finance and/or the Reserve Bank of India must approve any acquisition by our company of any business situated out of India or company/entity organized outside of India. There can be no assurance that any required approval from the Ministry of Finance and/or the Reserve Bank of India can be obtained. As of the date of this prospectus, we have no agreement to enter into any material investment or acquisition.

                                   TAXATION

Indian Taxation

   General. The following is based on the opinion of Nishith Desai Associates regarding the principal Indian tax consequences for holders of ADSs and equity shares received upon withdrawal of such ADSs by the holders who are not resident in India, whether of Indian origin or not and resident employees of our company holding ADSs under the ADR-linked employee stock option plan. The following summary is based on the law and practice of the Indian Income-tax Act, 1961, or Income-Tax Act, including the special tax regime contained in Sections 115AC and 115ACA of the Income-tax Act read with the Issue of Foreign Currency Convertible Bonds and Ordinary Shares (through Depository Receipt Mechanism) Scheme, 1993, as amended on, January 19, 2000, or the Issue of Foreign Currency Convertible bonds and Ordinary Shares Scheme. The Income-tax Act is amended every year by the Finance Act of the relevant year. Some or all of the tax consequences of Sections 115AC and 115ACA may be amended or changed by future amendments to the Income-tax Act.

   We believe this opinion is materially complete as of the date hereof, however, this opinion is not intended to constitute a complete analysis of the individual tax consequences to non-resident holders or employees under Indian law for the acquisition, ownership and sale of ADSs and equity shares. Personal tax consequences of an investment may vary in various circumstances and potential investors should therefore consult their own tax advisers on the tax consequences of such acquisition, ownership and sale, including specifically the tax consequences under the law of the jurisdiction of their residence and any tax treaty between India and their country of residence.

   Residence. For purposes of the Income-tax Act, an individual is considered to be a resident of India during any fiscal year if he or she is in India in that year for:

  .  a period or periods amounting to 182 days or more; or

  . 60 days or more and, within the four preceding years has been in India for a period or periods amounting to 365 days or more; or

  . 182 days or more, in case of a citizen of India or a person of Indian origin living abroad who visits India and within the four preceding years has been in India for a period or periods amounting to 365 days or more.

   A company is a resident of India if it is incorporated in India or the control and the management of its affairs is situated wholly in India. Individuals and companies that are not residents of India would be treated as non-residents for purposes of the Income-tax Act.

   Taxation of Distributions. Pursuant to the Finance Act, 1997, dividends paid to shareholders (whether resident in India or not) are not subject to withholding tax. However, the company paying the dividend is subject to a dividend distribution tax of 22% including the applicable surcharge, on the total amount it distributes, declares or pays as a dividend, in addition to the normal corporate tax.

   Any distributions of additional ADSs or equity shares to resident or non-resident holders will not be subject to Indian tax.

   Taxation of Capital Gains. The following is a brief summary of capital gains taxation of non-resident holders and resident employees in respect of the sale of ADSs and equity shares received upon redemption of ADSs. The relevant provisions are contained mainly in sections 45, 47(vii)(a), 115AC and 115ACA, of the Income Tax Act, in conjunction with the Issue of Foreign Currency Convertible Bonds and Ordinary Shares Scheme.

   Gains realized upon the sale of ADSs or shares that have been held for a period of more than thirty six months and twelve months, respectively, are considered long term capital gains. Gains realized upon the sale of

ADSs or shares that have been held for a period of thirty six months or less and twelve months or less, respectively, are considered short term capital gains. Capital gains are taxed as follows:

  . Gains from a sale of ADSs outside India, by a non-resident to another non-resident are not taxable in India.

  . Long term capital gains realized by a resident employee from the transfer of the ADSs will be subject to tax at the rate of 10% if the employee's taxable income in India is between Rs. 50,000 and Rs. 60,000, 11% if the employee's taxable income in India is between Rs. 60,000 and Rs. 150,000, and 11.5% if the employee's taxable income is over Rs. 150,000, including the applicable surcharge. Short term capital gains on such a transfer will be taxed at graduated rates with a maximum of 34.5%, including the applicable surcharge.

  . Redemption of ADSs into the underlying equity shares is not a taxable event.

  . Long term capital gains realized by an individual holder upon the sale of equity shares obtained from the redemption of ADSs are subject to tax at a rate of 10% if the individual's taxable income in India is between Rs. 50,000 and Rs. 60,000, 11% if the taxable income in India is between Rs. 60,000 and Rs. 150,000 and 11.5% if the taxable income is over Rs. 150,000, including the applicable surcharge.

  . Long term capital gains realized by non-resident corporate holders upon the sale of equity shares obtained through the redemption of ADSs are subject to taxation at the rate of 10%.

  . Short-term capital gains realized upon the sale of equity shares obtained from the redemption of ADSs will be taxed at variable rates with a maximum of 48% in case of foreign companies, and 34.5% including the applicable surcharge in the case of resident employees and non-resident individuals with taxable income over Rs. 150,000.

   The above rates may be reduced by the applicable tax treaty in case of non-residents. The capital gains tax is computed by applying the appropriate tax rates to the difference between the sale price and the purchase price of the equity shares or ADSs. Under the Issue of Foreign Currency Convertible Bonds and Ordinary Shares Scheme, the purchase price of equity shares in an Indian listed company received in exchange for ADSs will be the market price of the underlying shares on the date that the depositary gives notice to the custodian of the delivery of the equity shares in exchange for the corresponding ADSs' or "stepped up" basis purchase price. The market price will be the price of the equity shares prevailing on The Stock Exchange, Mumbai or the National Stock Exchange. According to our Indian counsel, there is no corresponding provision under the Income Tax Act in relation to the "stepped up" basis for the purchase price of equity shares. However, to our knowledge, the tax department has not denied this benefit. In the event that the tax department denies this benefit, the original purchase price of ADSs would be considered the purchase price for computing the capital gains tax.

   According to the Issue of Foreign Currency Convertible Bonds and Ordinary Shares Scheme, a non-resident holder's holding period for the purposes of determining the applicable Indian capital gains tax rate in respect of equity shares received in exchange for ADSs commences on the date of the notice of the redemption by the depositary to the custodian. However, the Issue of Foreign Currency Convertible Bonds and Ordinary Shares Scheme does not address this issue in the case of resident employees, and it is therefore unclear as to when the holding period for the purposes of determining capital gains tax commences for such a resident employee.

   The Issue of Foreign Currency Convertible Bonds and Ordinary Shares Scheme provides that if the equity shares are sold on a recognized stock exchange in India against payment in Indian rupees, they will no longer be eligible for the preferential tax treatment.

   It is unclear as to whether section 115AC and the Issue of Foreign Currency Convertible Bonds and Ordinary Shares Scheme are applicable to a non-resident who acquires equity shares outside India from a non-resident holder of equity shares after receipt of the equity shares upon redemption of the ADSs.

   If section 115AC and the Issue of Foreign Currency Convertible Bonds and Ordinary Shares Scheme are not applicable to a non-resident holder, long term capital gains realized on the sale of such equity shares which are listed in India will still be subject to tax at the rate of 10%, 11% or 11.5%, including the applicable surcharge, depending on whether the individual holder's taxable income is under Rs. 60,000, between Rs. 60,000 and Rs. 150,000, or over Rs. 150,000, and to a tax at the rate of 10% if the non-resident holder is a foreign corporation. The non-resident holders will also be able to avail of the benefits of exchange rate fluctuations for the computation of capital gains tax which are not available to a non-resident holder under section 115AC and the Issue of Foreign Currency Convertible Bonds and Ordinary Shares Scheme.

   It is unclear as to whether capital gains derived from the sale of subscription rights or other rights by a non-resident holder not entitled to an exemption under a tax treaty will be subject to Indian capital gains tax. If such subscription rights or other rights are deemed by the Indian tax authorities to be situated within India, the gains realized on the sale of such subscription rights or other rights will be subject to Indian taxation. The capital gains realized on the sale of such subscription rights or other rights, which will generally be in the nature of short term capital gains, will be subject to tax at variable rates with a maximum rate of 48% in case of a foreign company and 34.5%, including the applicable surcharge, in case of resident employees and non-resident individuals with taxable income over Rs. 150,000.

   Withholding tax on capital gains. Any gain realized by a non-resident or resident employee on the sale of equity shares is subject to Indian capital gains tax, which, in the case of a non-resident employee is to be withheld at the source by the buyer.

   Buy-back of Securities. Indian companies are not subject to any tax on the buy-back of their shares. However, the shareholders will be taxed on any resulting gains. Our company would be required to deduct tax at source according to the capital gains tax liability of a non-resident shareholder.

   Stamp Duty and Transfer Tax. Upon issuance of the equity shares underlying our ADSs, we will be required to pay a stamp duty of 0.1% per share of the issue price of the underlying equity shares. A transfer of ADSs is not subject to Indian stamp duty. However, upon the acquisition of equity shares from the depositary in exchange for ADSs, the non-resident holder will be liable for Indian stamp duty at the rate of 0.5% of the market value of the ADSs or equity shares exchanged. A sale of equity shares by a non-resident holder will also be subject to Indian stamp duty at the rate of 0.5% of the market value of the equity shares on the trade date, although customarily such tax is borne by the transferee. Our shares must be traded in dematerialized form. The transfer of shares in dematerialized form is currently not subject to stamp duty.

   Wealth Tax. The holding of the ADSs and the holding of underlying equity shares by resident and non-resident holders will be exempt from Indian wealth tax. Non-resident holders are advised to consult their own tax advisors regarding this issue.

   Gift Tax and Estate Duty. Indian gift tax was abolished as of October 1998. Indian Estate Duty was abolished as of March 1985. We cannot assure that these taxes and duties will not be restored in future. Non-resident holders are advised to consult their own tax advisors regarding this issue.

   Service tax. Brokerage or commission paid to stock brokers in connection with the sale or purchase of shares is subject to a service tax of 5%. The stock broker is responsible for collecting the service tax from the shareholder and paying it to the relevant authority.

   PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE INDIAN AND THEIR LOCAL TAX CONSEQUENCES OF ACQUIRING, OWNING OR DISPOSING OF EQUITY SHARES OR ADSs.

United States Federal Taxation

   The following is a summary of the material U.S. federal income and estate tax consequences that may be relevant with respect to the acquisition, ownership and disposition of equity shares or ADSs. This summary addresses the U.S. federal income and estate tax considerations of holders that are U.S. persons. U.S. persons are citizens or residents of the United States, partnerships or corporations created in or under the laws of the United States or any political subdivision thereof or therein, estates, the income of which is subject to U.S. federal income taxation regardless of its source and trusts for which a U.S. court exercises primary supervision and a U.S. person has the authority to control all substantial decisions and that will hold equity shares or ADSs as capital assets and holders that are not U.S. persons. We refer to these persons as U.S. holders and non-U.S. holders, respectively. This summary does not address tax considerations applicable to holders that may be subject to special tax rules, such as banks, insurance companies, dealers in securities or currencies, tax-exempt entities, persons that will hold equity shares or ADSs as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes, persons that have a "functional currency" other than the U.S. dollar or holders of 10% or more, by voting power or value, of the stock of our company. This summary is based on the tax laws of the United States as in effect on the date of this prospectus and on United States Treasury Regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date and is based in part on representations of the depositary and the assumption that each obligation in the deposit agreement and any related agreement will be performed in accordance with its terms. All of the foregoing are subject to change, which change could apply retroactively and could affect the tax consequences described below.

   Each prospective investor should consult his, her or its own tax advisor with respect to the U.S. Federal, state, local and foreign tax consequences of acquiring, owning or disposing of equity shares or ADSs.

   Ownership of ADSs. For U.S. federal income tax purposes, holders of ADSs will be treated as the owners of equity shares represented by such ADSs.

   Dividends. Except for equity shares, if any, distributed pro rata to all shareholders of our company, including holders of ADSs, distributions of cash or property with respect to equity shares will be includible in income by a U.S. holder as foreign source dividend income at the time of receipt, which in the case of a U.S. holder of ADSs generally will be the date of receipt by the depositary, to the extent such distributions are made from the current or accumulated earnings and profits of our company. Such dividends will not be eligible for the dividends received deduction generally allowed to corporate U.S. holders. To the extent, if any, that the amount of any distribution by our company exceeds our company's current and accumulated earnings and profits as determined under U.S. federal income tax principles, it will be treated first as a tax-free return of the U.S. holder's tax basis in the equity shares or ADSs and thereafter as capital gain.

   A U.S. holder will not be eligible for a foreign tax credit against its U.S. federal income tax liability for Indian dividend distribution taxes paid by our company, unless it is a U.S. company holding at least 10% of the Indian company paying the dividends. U.S. holders should be aware that dividends paid by our company generally will constitute "passive income" for purposes of the foreign tax credit.

   If dividends are paid in Indian rupees, the amount of the dividend distribution includible in the income of a U.S. holder will be in the U.S. dollar value of the payments made in Indian rupees, determined at a spot exchange rate between Indian rupees and U.S. dollars applicable to the date such dividend is includible in the income of the U.S. holder, regardless of whether the payment is in fact converted into U.S. dollars. Generally, gain or loss, if any, resulting from currency exchange fluctuations during the period from the date the dividend is paid to the date such payment is converted into U.S. dollars will be treated as ordinary income or loss.

   A non-U.S. holder of equity shares or ADSs generally will not be subject to U.S. federal income tax or withholding tax on dividends received on equity shares or ADSs unless such income is effectively connected with the conduct by such non-U.S. holder of a trade or business in the United States.

   Sale or Exchange of equity shares or ADSs. A U.S. holder generally will recognize gain or loss on the sale or exchange of equity shares or ADSs equal to the difference between the amount realized on such sale or exchange and the U.S. holder's tax basis in the equity shares or ADSs, as the case may be. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the equity shares or ADSs, as the case may be, were held for more than one year. Gain or loss, if any, recognized by a U.S. holder generally will be treated as U.S. source passive income or loss for U.S. foreign tax credit purposes.

   A non-U.S. holder of equity shares or ADSs generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale or exchange of such equity shares or ADSs unless:

  . such gain is effectively connected with the conduct by such non-U.S. holder of a trade or business in the U.S.; or

  . in the case of any gain realized by an individual non-U.S. holder, such holder is present in the United States for 183 days or more in the taxable year of such sale and other conditions are met.

   Estate Taxes. An individual shareholder who is a citizen or resident of the United States for U.S. federal estate tax purposes will have the value of the equity shares or ADSs owned by such holder included in his or her gross estate for U.S. federal estate tax purposes. An individual holder who actually pays Indian estate tax with respect to the equity shares will, however, be entitled to credit the amount of such tax against his or her U.S. federal estate tax liability, subject to a number of conditions and limitations.

   Backup Withholding Tax and Information Reporting Requirements. Under current U.S. Treasury Regulations, dividends paid on equity shares, if any, generally will not be subject to information reporting and generally will not be subject to U.S. backup withholding tax. Information reporting will apply to payments of dividends on, and to proceeds from the sale or redemption of, equity shares or ADSs by a paying agent, including a broker, within the United States to a U.S. holder, other than an "exempt recipient," including a corporation, a payee that is a non-U.S. holder that provides an appropriate certification and other persons. In addition, a paying agent within the United States will be required to withhold 31% of any payments of the proceeds from the sale or redemption of equity shares or ADSs within the United States to a holder, other than an "exempt recipient," if such holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with such backup withholding requirements.

   Passive Foreign Investment Company. A non-U.S. corporation will be classified as a passive foreign investment company for U.S. Federal income tax purposes if either:

  .  75% or more of its gross income for the taxable year is passive income;
     or

  . on average for the taxable year by value, or, if it is not a publicly traded corporation and so elects, by adjusted basis, if 50% or more of its assets produce or are held for the production of passive income.

   We do not believe that we satisfy either of the tests for passive foreign investment company status. If we were to be a passive foreign investment company for any taxable year, U.S. holders would be required to either:

  . pay an interest charge together with tax calculated at maximum ordinary income rates on "excess distributions," which is defined to include gain on a sale or other disposition of equity shares;

  . if a qualified electing fund election is made, to include in their taxable income their pro rata share of undistributed amounts of our income; or

  . if the equity shares are "marketable" and a mark-to-market election is made, to mark-to-market the equity shares each taxable year and recognize ordinary gain and, to the extent of prior ordinary gain, ordinary loss for the increase or decrease in market value for such taxable year.

   The above summary is not intended to constitute a complete analysis of all tax consequences relating to ownership of equity shares or ADSs. You should consult your own tax advisor concerning the tax consequences of your particular situation.

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

                        SHARES ELIGIBLE FOR FUTURE SALE


   Sales of a substantial number of equity shares into the public market following this offering, whether on the Indian Stock Exchanges or into the United States market by conversion of outstanding equity shares into ADSs, if permitted in the future by the Government of India, could adversely affect the market price of our ADSs.

   Upon completion of this offering, 231,906,350 equity shares will be issued and outstanding, including 2,750,000 equity shares represented by 2,750,000 ADSs issued in connection with this offering.

   Of the 229,156,350 equity shares issued and outstanding prior to the issuance of our ADSs, holders of approximately 197,060,027 equity shares (including most shares held by directors, executive officers and their families) have agreed not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of, or agree to dispose of, any such equity shares for a period of 180 days following the date of this prospectus. Morgan Stanley & Co., Incorporated may release such shares from the lock-up in its sole discretion at any time and without prior public announcement. Substantially all of the equity shares that are not subject to such lock-ups, will be freely tradeable in India immediately after this offering. Upon expiration of the lock-up period (or earlier with such consent), substantially all of the equity.

   31,358,423 shares will be available for sale on the Indian Stock Exchanges. Sales of substantial amounts of equity shares, or the availability of such shares for sale, could adversely affect the market price of our ADSs.

   As of June 30, 2000, options to purchase 4,985,650 equity shares were outstanding, none of which were then vested and exercisable. Beginning on the effective date of this offering, approximately 230,800 shares issuable upon the exercise of vested stock options will become eligible for sale on the Indian Stock Exchanges, if such options are exercised.

   As of June 30, 2000, 533,295 equity shares were held jointly by the Wipro Equity Reward Trust and certain of our employees, none of which were eligible for sale in India on the Indian Stock Exchanges. Beginning on the effective date of this offering, none of the equity shares held jointly by the Wipro Equity Rewards Trust and certain of our employees shall be transferred to the sole ownership of certain of our employees, and will be eligible for sale in the public market.

                                 UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Credit Suisse First Boston (Singapore) Limited and Banc of America Securities LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of ADSs indicated below:

                                                                       Number of
                     Name                                                ADSs
                     ----                                              ---------
      Morgan Stanley & Co. Incorporated...............................
      Credit Suisse First Boston (Singapore) Limited..................
      Banc of America Securities LLC..................................




                                                                       ---------
          Total....................................................... 2,750,000
                                                                       =========

   The underwriters are offering ADSs subject to their acceptance of the ADSs from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the ADSs offered by this prospectus, if any such ADSs are taken. However, the underwriters are not required to take or pay for the ADSs covered by the underwriters' over-allotment option described below.

   The underwriters initially propose to offer part of the ADSs directly to the public on the terms set forth on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess
of $    per ADS under the initial public offering price. Any underwriter may
allow, and such dealers may reallow, a concession not in excess of $    per
ADS to other underwriters or to certain dealers. After the initial offering of the shares of ADSs, the offering price and other selling terms may from time to time be varied by the representatives of the underwriters.

   We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 412,500 additional ADSs at the offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent this option is exercised, each underwriter will become obligated, subject to limited conditions, to purchase approximating the same percentage of additional ADSs as the number listed next to the underwriter's name in the preceding table bears to the total number of ADSs listed next to the names of all underwriters in the preceding table. If the underwriters' option is exercised in full, the total price to the public
would be $   , the total underwriters' discounts and commissions would be
$     and total proceeds to us would be $    .

   The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

   We have applied to list the ADSs on the New York Stock Exchange under the symbol "WIT." In connection with the listing of the ADSs on the New York Stock Exchange, the underwriters will undertake to sell round lots of 100 ADSs or more to a minimum of 2,000 beneficial holders.

   Wipro and our directors, executive officers and major shareholders with respect to approximately 86% of the shares of Wipro our directors and executive officers have agreed that, without the prior written consent of

Morgan Stanley & Co. Incorporated on behalf of the underwriters, it will not, during the period ending 180 days after the date of this prospectus:

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any equity shares, including ADSs, or any securities convertible into or exercisable or exchangeable for equity shares, whether these shares or any such securities are then owned by the person or are thereafter acquired, directly from us; or

  . enter into any swap or other arrangement that transfers to another, in whole or in part, any of the equity shares,

whether any transaction described above is to be settled by delivery of equity shares or such other securities, in cash or otherwise. This lock-up restriction is subject, in specified circumstances, to earlier release. For a description of the circumstances leading to this earlier release, please see "Shares Eligible for Future Sale."

   The restrictions described in this paragraph do not apply to:

  .  the sale of ADSs to the underwriters; and

  . transactions by any person other than us relating to ADSs, equity shares or other securities acquired in open market transactions after the completion of the offering of the ADSs.

   In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over allotment option. The underwriters can close out a covered short sale by exercising the over allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over allotment option. The underwriters may also sell shares in excess of the over allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock to cover the syndicate short positions or to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

   We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the other may be required to make in respect thereof.

   At our request, the underwriters have reserved for sale, at the offering price, up to approximately 275,000 ADSs offered by this prospectus to certain of our top clients and to friends and relatives of certain of our senior employees. There can be no assurance that any of the reserved ADSs will be purchased. The number of ADSs available for sale to the general public will be reduced to the extent these parties purchased the reserved ADSs. Any reserved ADSs that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

   Each of the underwriters has agreed that it will not offer, sell or deliver any of the ADSs offered by this prospectus, directly or indirectly, or distribute this prospectus or any other offering material relating to the ADSs in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof.

   The ADSs have not been and will not be registered under the Securities and Exchange Law of Japan. Each underwriter has represented and agreed that it has not offered or sold, and it will not offer or sell, directly or indirectly, any of the ADSs in or to or for the benefit of residents of Japan or to any persons for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan except pursuant to an exemption from the registration requirements of the Securities and Exchange Law available thereunder and in compliance with the other relevant laws and regulations of Japan.

   Each underwriter has represented and agreed that:

  . it has not offered or sold and will not offer or sell any ADSs to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments, as principle or agent, for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (as amended) or Part IV of the Financial Services Act 1986;

  . it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the ADSs in, from or otherwise involving the United Kingdom; and

  . it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the ADSs to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, as amended, or is a person to whom such document may otherwise lawfully be issued or passed on.

   Each underwriter has represented and agreed that:

  . it has not offered or sold and will not offer to sell in Hong Kong, by means of any document, any ADSs other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance of Hong Kong; and

  . unless it is a person permitted to do so under the securities laws of Hong Kong, it has not issued or had in its possession for the purpose of issue and will not issue or have in its possession for the purpose of issue any advertisement, invitation, or document relating to the ADSs other than with respect to ADSs intended to be disposed of to persons outside Hong Kong or to be disposed of in Hong Kong only to persons whose business involves the acquisition, disposal or holding of securities whether as principal or agent.

   For the purposes of the Rules Governing the Listing of Securities on the Hong Kong Stock Exchange, the ADSs are regarded as "selectively marketed securities," which means that the offer and sale of the ADSs is restricted such that they are marketed to or placed with a number of registered dealers or financial institutions either with a view to their reselling the ADSs as principals off-market and that the ADSs are of such a nature that nearly all of them will normally be purchased and traded by a limited number of investors who are particularly knowledgeable in investment matters or placing the ADSs with a limited number of such investors. The underwriters reserve the right to withdraw, cancel or modify such offer without notice and to reject any order in whole or in part.

   Each underwriter has agreed that it has not and will not offer or sell any ADSs or distribute any document or other material relating to the ADSs, either directly or indirectly, to the public or any member of the public in Singapore other than:

  . to an institutional investor or other person specified in Section 106C of the Companies Act, Chapter 50 of Singapore, the "Singapore Companies Act;"

  . to a sophisticated investor, and in accordance with the conditions specified in Section 106D of the Singapore Companies Act; or

  . otherwise pursuant to, and in accordance with the conditions of, any other provision of the Singapore Companies Act. A copy of this prospectus has been lodged with the Registrar of Companies and Businesses in Singapore as an information memorandum for the purposes of
     Section 106D of the Singapore Companies Act. The Registrar of Companies and Businesses in Singapore takes no responsibility as to the contents of this document.

   Each underwriter has represented and agreed that it has not distributed and will not distribute, directly or indirectly, any prospectus relating to the ADSs in India or to residents of India and that it has not offered or sold and will not offer or sell, directly or indirectly, any ADSs in India or to, or for the account or benefit of, any resident in India.

Pricing of the Offering

   Prior to this offering, there has been no public market for the ADSs. The offering price will be determined by negotiations between us and the representatives of the underwriters. Among the factors considered in determining the offering price will be the future prospects of Wipro and its industry in general, sales, earnings and certain other financial operating information of Wipro in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of Wipro.

                                 LEGAL MATTERS

   The validity of the ADSs offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Palo Alto, California. The validity of the equity shares represented by the ADSs offered hereby and the principal Indian tax consequences for holders of ADSs and equity shares received upon withdrawal of such equity shares who are not resident in India will be passed upon by Nishith Desai Associates, Mumbai, India, Indian counsel for Wipro Limited. The validity of the ADSs offered hereby will be passed upon on behalf of the underwriters by Milbank, Tweed, Hadley & McCloy LLP, New York and Hong Kong, and certain legal matters as to Indian law will be passed upon for the underwriters by Bhaishanker Kanga & Girdharlal, Mumbai, India. Wilson Sonsini Goodrich & Rosati may rely upon Nishith Desai Associates with respect to matters governed by Indian law.

                                    EXPERTS

   The U.S. GAAP consolidated financial statements of Wipro Limited as of March 31, 1998, 1999 and 2000, and for each of the years in the three-year period ended March 31, 2000 have been included herein in reliance upon the report of KPMG, India, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting.

                        REPORTS TO OUR SECURITY HOLDERS

   Upon consummation of this offering, we will be subject to the information requirements of the Securities Exchange Act of 1934, as amended, applicable to foreign private issuers. As a result, we will be required to file reports, including annual reports on Form 20-F, reports on Form 6-K and other information with the Securities and Exchange Commission. We have further agreed in the underwriting agreement relating to this offering to submit to the SEC quarterly reports on Form 6-K which will include unaudited quarterly financial information, for the first three quarters of each fiscal year, in addition to our annual report on Form 20-F which will include audited annual financial information. All of these quarterly and annual financial statements will be prepared in accordance with U.S. GAAP. We have agreed to file these reports within the same time periods that apply to the filing by domestic issuers of quarterly reports on Form 10-Q and annual reports on Form 10-K. The SEC's rules generally require that domestic issuers file a quarterly report on Form 10-Q within 45 days after the end of each of the first three fiscal quarters and file an annual report on Form 10-K within 90 days after the end of each fiscal year. These reports and other information filed or to be filed by us can be inspected and copied at the public reference facilities maintained by the SEC at:

  .  Judiciary Plaza
       450 Fifth Street, N.W.
       Room 1024
       Washington, D.C. 20549;

  .  Seven World Trade Center
       13th Floor
       New York, New York 10048; and

  .  Northwestern Atrium Center
       500 West Madison Street
       Suite 1400
       Chicago, Illinois 60661-2511.

   Copies of these materials can also be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates.

   The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that make electronic filings with the SEC using its EDGAR system. As a foreign private issuer, we are not required to use the EDGAR system, but currently intend to do so in order to make our reports available over the Internet.

   As a foreign private issuer, we will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in
Section 16 of the Exchange Act.

   We will furnish the depositary referred to under "Description of American Depositary Shares" with annual reports, which will include annual audited consolidated financial statements prepared in accordance with U.S. GAAP, and quarterly reports, which will include unaudited quarterly consolidated financial information prepared in accordance with U.S. GAAP. The depositary has agreed with us that it will promptly mail these reports to all registered holders of ADSs. We will also furnish to the depositary all notices of shareholders' meetings and other reports and communications that are made generally available to our shareholders. The depositary will arrange for the mailing of these documents to record holders of ADSs.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the SEC a registration statement on Form F-1, which includes amendments, exhibits, schedules and supplements, under the Securities Act of 1933, as amended, and the rules and regulations of the SEC, for the registration of the ADSs and underlying equity shares offered by this prospectus. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, part of the registration statement have been omitted from this prospectus as permitted by the rules and regulations of the SEC. A related registration statement on Form F-6 has also been filed to register our ADSs as represented by the ADRs. For further information with respect to our company and the ADSs offered by this prospectus, please refer to the registration statement. In addition, wherever a reference is made in this prospectus to a contract or other document of our company, please be aware that such reference is not necessarily complete and that you should refer to the exhibits and schedules that are part of the registration statement for a copy of the contract or other document.

                                 WIPRO LIMITED

                         INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----
Audited Consolidated Financial Statements prepared in accordance with US
 GAAP:

  Independent Auditors' Report...........................................  F-2

  Consolidated Balance Sheets............................................  F-3

  Consolidated Statements of Income......................................  F-4

  Consolidated Statements of Stockholders' Equity........................  F-5

  Consolidated Statements of Cash Flows..................................  F-6

  Notes to Consolidated Financial Statements.............................  F-7

Selected Financial Data prepared in accordance with Indian GAAP:

  Selected Financial Data................................................ F-27

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Wipro Limited

   We have audited the accompanying consolidated balance sheets of Wipro Limited and its subsidiaries as of March 31, 1999 and 2000, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three year period ended March 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wipro Limited and its subsidiaries as of March 31, 1999 and 2000, and the results of their operations and their cash flows for each of the years in the three year period ended March 31, 2000, in conformity with accounting principles generally accepted in the United States.

   The United States Dollar amounts are presented in the accompanying financial statements solely for the convenience of the readers and are arithmetically correct on the basis disclosed in footnote 2.

/s/ KPMG

Bangalore, India
May 4, 2000

                                 WIPRO LIMITED

                          CONSOLIDATED BALANCE SHEETS
                       (in thousands, except share data)

                                    As of March 31,                      Quarter Ended June 30,
                          --------------------------------------  --------------------------------------
                              1999           2000         2000        1999           2000         2000
                          -------------  -------------  --------  -------------  -------------  --------
                                                                              (unaudited)
         ASSETS
Current assets:
 Cash and cash
  equivalents (Note 4)..  Rs.   637,253  Rs.   783,603  $ 17,952  Rs.   366,934  Rs.   685,823  $ 15,343
 Accounts receivable,
  net of allowances
  (Note 5)..............      3,602,884      4,431,360   101,520      3,518,146      4,676,185   104,613
 Inventories (Note 6)...      1,443,728      1,215,160    27,839      1,357,443      1,337,546    29,923
 Deferred income taxes
  (Note 22).............         73,741         11,678       268         33,365         11,678       261
 Other current assets
  (Note 7)..............        909,456        981,661    22,489        871,581      1,357,454    30,368
                          -------------  -------------  --------  -------------  -------------  --------
   Total current assets.      6,667,062      7,423,462   170,068      6,147,469      8,068,686   180,508
                          -------------  -------------  --------  -------------  -------------  --------
Investment securities
 (Note 8)...............          9,791        297,150     6,808          4,958        297,012     6,645
Property, plant and
 equipment, net (Note
 9).....................      3,254,425      3,603,681    82,559      3,313,521      3,836,198    85,821
Investments in
 affiliates (Note 14)...        310,250        704,885    16,149        321,067        679,495    15,201
Deferred income taxes
 (Note 22)..............        202,536        256,073     5,867        202,536        256,073     5,729
Intangible assets, net
 (Note 10)..............          7,230         10,795       247          2,295         10,295       230
Other assets (Note 7)...        250,303        382,307     8,758        357,369        325,429     7,280
                          -------------  -------------  --------  -------------  -------------  --------
   Total assets.........  Rs.10,701,597  Rs.12,678,353  $290,455  Rs.10,349,215  Rs.13,473,188  $301,414
                          =============  =============  ========  =============  =============  ========
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
Current liabilities:
 Borrowings from banks
  (Note 16).............  Rs. 1,780,792  Rs.    92,748  $  2,125  Rs. 1,883,223  Rs.    99,333  $  2,222
 Current portion of
  long term debt (Note
  17)...................        454,467      1,249,570    28,627        742,753      1,292,617    28,918
 Accounts payable.......      1,959,930      1,387,606    31,789      1,685,187      1,134,824    25,387
 Accrued expenses.......        867,722      1,490,250    34,141        930,647      1,618,100    36,199
 Advances from
  customers.............        538,004        754,825    17,293        486,387        720,371    16,116
 Net liabilities of
  discontinued business
  (Note 3)..............        855,793                       --        269,329            --        --
 Other current
  liabilities (Note
  11)...................        420,330        435,561     9,978        342,734        455,219    10,184
 Redeemable preferred
  stock (Note 20).......             --        250,000     5,727            --         250,000     5,593
                          -------------  -------------  --------  -------------  -------------  --------
   Total current
    liabilities.........      6,877,038      5,660,560   129,681      6,340,260      5,570,464   124,619
                          -------------  -------------  --------  -------------  -------------  --------
Long-term debt,
 excluding current
 portion (Note 17)......        767,102        211,144     4,837        461,697        211,144     4,724
Deferred income taxes
 (Note 22)..............         62,593         17,974       412         62,593         17,730       397
Other liabilities (Note
 12)....................         42,800        101,735     2,331         57,867         56,648     1,267
Redeemable preferred
 stock (Note 20)........        250,000             --        --        256,333            --        --
                          -------------  -------------  --------  -------------  -------------  --------
   Total liabilities....      7,999,533      5,991,413   137,260      7,178,750      5,855,986   131,007
                          -------------  -------------  --------  -------------  -------------  --------
Minority interest.......         53,840             --        --         53,840            --        --
Stockholders' equity:
Equity shares at Rs. 2
 par value: 230,000,000
 shares authorized as of
 March 31, 1999,
  235,000,000 shares
 authorized as of March
 31, 2000 and
 375,000,000 shares
 authorized as of June
 30, 2000; Issued and
 outstanding:
 229,156,350 shares
 (Note 18)..............        458,313        458,313    10,500        458,313        458,313    10,253
Additional paid-in
 capital (Note 23)......        182,562        800,238    18,333        182,562        804,611    18,000
Deferred stock
 compensation (Note 23).       (154,348)      (208,358)   (4,773)      (125,040)      (184,407)   (4,125)
Accumulated other
 comprehensive income
 (Note 8)...............          2,796          1,772        41          1,755          1,877        42
Retained earnings (Note
 19)....................      2,158,969      5,635,050   129,096      2,599,103      6,536,882   146,239
Equity shares held by a
 controlled Trust:
 1,409,485, 1,216,460,
 1,409,485 and 1,213,800
 shares as of March 31,
 1999, March 31, 2000,
 June 30, 1999 and June
 30, 2000 (Note 23).....            (68)           (75)       (2)           (68)           (74)       (2)
                          -------------  -------------  --------  -------------  -------------  --------
   Total stockholders'
    equity..............      2,648,224      6,686,940   153,195      3,116,625      7,617,202   170,407
                          -------------  -------------  --------  -------------  -------------  --------
   Total liabilities and
    stockholders'
    equity..............  Rs.10,701,597  Rs.12,678,353  $290,455  Rs.10,349,215  Rs.13,473,188  $301,414
                          =============  =============  ========  =============  =============  ========

        See accompanying notes to the consolidated financial statements.

                                 WIPRO LIMITED

                       CONSOLIDATED STATEMENTS OF INCOME
                       (in thousands, except share data)

                                          Year Ended March 31,                            Quarter Ended June 30,
                          -------------------------------------------------------  ---------------------------------------
                              1998          1999           2000          2000          1999          2000         2000
                          ------------  -------------  -------------  -----------  ------------  ------------  -----------
                                                                                                (unaudited)
Revenues:
 Global IT Services.....  Rs.4,017,406  Rs. 6,359,305  Rs.10,206,078  $   233,816  Rs.2,012,848  Rs.3,597,489  $    80,481
 Indian IT Services and
  Products..............
  Indian IT Services....       691,758      1,074,167      1,423,283       32,607       299,270       383,655        8,583
  Indian IT Products....     4,992,082      6,188,182      6,758,344      154,830       983,913     1,270,950       28,433
 Consumer Care and
  Lighting..............     3,195,002      3,464,806      3,222,316       73,822       750,116       758,541       16,970
 Others.................       804,211        805,649      1,380,583       31,628       160,667       252,252        5,642
                          ------------  -------------  -------------  -----------  ------------  ------------  -----------
   Total................    13,700,459     17,892,109     22,990,604      526,703     4,206,814     6,262,887      140,109
Cost of revenues:
 Global IT Services.....  Rs.2,695,856  Rs. 4,056,996  Rs. 6,173,724      141,437  Rs.1,295,815  Rs.1,908,968  $    42,706
 Indian IT Services and
  Products
  Indian IT Services....       254,159        456,944        609,574       13,965       118,532       151,875        3,398
  Indian IT Products....     3,946,403      4,901,200      5,573,518      127,687       855,241     1,063,806       23,799
 Consumer Care and
  Lighting..............     2,505,791      2,585,403      2,251,238       51,575       580,451       520,478       11,644
 Others.................       533,830        581,558      1,070,031       24,513       154,889       192,113        4,297
                          ------------  -------------  -------------  -----------  ------------  ------------  -----------
   Total................     9,936,039     12,582,101     15,678,085      359,177     3,004,928     3,837,240       85,844
                          ------------  -------------  -------------  -----------  ------------  ------------  -----------
Gross profit............     3,764,420      5,310,008      7,312,519      167,526     1,201,886     2,425,647       54,265
Operating expenses:
 Selling, general, and
  administrative
  expenses..............     2,266,734      3,502,436      3,820,154       87,518       698,098     1,293,590       28,939
                          ------------  -------------  -------------  -----------  ------------  ------------  -----------
Operating income .......     1,497,686      1,807,572      3,492,365       80,008       503,788     1,132,057       25,326
Gain/(loss) on sale of
 stock of affiliates,
 including direct issue
 of stock by affiliate
 (Note 14)..............       (36,438)           --         412,144        9,442           --            --           --
Other expense, net (Note
 21)....................      (515,527)      (134,825)      (155,144)      (3,554)      (15,580)      (15,428)        (345)
Income taxes (Note 22)..      (102,388)      (179,213)      (525,298)     (12,034)      (63,376)     (120,976)      (2,706)
                          ------------  -------------  -------------  -----------  ------------  ------------  -----------
Income before share of
 equity in earnings of
 affiliates and minority
 interest...............       843,333      1,493,534      3,224,067       73,862       424,832       995,653       22,275
Equity in earnings of
 affiliate (Note 14)....        78,338         95,632        112,590        2,579        16,000       (18,199)        (407)
Minority interest.......         6,558         (9,602)        (3,661)         (84)          --            --           --
                          ------------  -------------  -------------  -----------  ------------  ------------  -----------
Income from continuing
 operations.............       928,229      1,579,564      3,332,996  $    76,357       440,832       977,454       21,868
Discontinued operations
 (Note 3):
 Loss from operations
  of discontinued
  finance division......       626,216        460,817            --                         --            --           --
 Provision for
  operating losses
  during phase out
  period................           --         229,298            --                         --            --           --
 Income tax benefit on
  sale of 50% interest..           --             --         218,707        5,011           --            --           --
                          ------------  -------------  -------------  -----------  ------------  ------------  -----------
   Net income...........  Rs.  302,013  Rs.   889,449  Rs. 3,551,703  $    81,368  Rs.  440,832  Rs.  977,454  $    21,868
                          ============  =============  =============  ===========  ============  ============  ===========
Earnings per equity
 share: Basic
 Continuing operations..          4.09           6.94          14.63         0.34          1.94          4.29         0.10
 Discontinued
  operations............         (2.76)         (3.03)          0.96         0.02           --            --           --
 Net income.............          1.33           3.91          15.59         0.36          1.94          4.29         0.10
Earnings per equity
 share: Diluted
 Continuing operations..          4.09           6.94          14.58         0.33          1.94          4.26         0.10
 Discontinued
  operations............         (2.76)         (3.03)          0.96         0.02           --            --           --
 Net income.............          1.33           3.91          15.54         0.35          1.94          4.26         0.10
Weighted average number
 of equity shares used
 in computing earnings
 per equity share:
 Basic..................   227,215,683    227,479,728    227,843,378  227,843,378   227,479,728   227,942,550  227,942,550
 Diluted................   227,215,683    227,479,728    228,648,134  228,648,134   227,479,728   229,567,774  229,567,774

        See accompanying notes to the consolidated financial statements.

                                 WIPRO LIMITED
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (in thousands, except share data)

                        Equity Shares                                               Accumulated
                    ---------------------- Additional   Deferred                       Other
                      No. of                Paid in      Stock      Comprehensive  Comprehensive   Retained
                      shares      Amount    Capital   Compensation     Income         Income       Earnings
                    ----------- ---------- ---------- ------------  -------------  ------------- ------------
 Balance as of
 March 31, 1997...  229,156,350 Rs.458,313 Rs.  4,131 Rs.  (2,846)  Rs.      --      Rs.(8,171)  Rs.1,085,246
 Cash dividends
 paid.............          --         --         --          --             --            --         (42,012)
 Shares forfeited,
 net of issues by
 Trust............          --         --         --          --             --            --             --
 Compensation
 related to
 employee stock
 Incentive plan...          --         --       9,816      (9,816)           --            --             --
 Amortization of
 compensation
 related to
 employee stock
 incentive plan...          --         --         --        2,227            --            --             --
 Comprehensive
 plan.............
 Net income.......          --         --         --          --         302,013           --         302,013
 Other
 comprehensive
 income
  Unrealized
  gain/(loss) of
  Investments,
  net.............          --         --         --          --          (8,102)       (8,102)           --
                                                                    ------------
 Comprehensive
 income...........                                                  Rs.  293,911
                                                                    ============
 Balance as of
 March 31, 1998     229,156,350    458,313     13,947     (10,435)                     (16,273)     1,345,247
                    ----------- ---------- ---------- -----------                    ---------   ------------
 Cash dividends
 paid.............          --         --         --          --             --            --         (75,727)
 Shares issued by
 Trust, net of
 forfeitures......          --         --         --          --             --            --             --
 Compensation
 related to
 employee stock
 incentive plan...          --         --     168,615    (168,615)           --            --             --
 Amortization of
 compensation
 related to
 employee stock
 incentive plan...          --         --         --       24,702            --            --             --
 Comprehensive
 income...........
 Net income.......          --         --         --          --         889,449           --         889,449
 Other
 comprehensive
 income
  Unrealized
  gain/(loss) on
  investments,
  net.............          --         --         --          --          19,069        19,069            --
                                                                    ------------
 Comprehensive
 income...........                                                  Rs.  908,518
                                                                    ============
 Balance as of
 March 31, 1999...  229,156,350 Rs.458,313 Rs.182,562 Rs.(154,348)                   Rs. 2,796   Rs.2,158,969
                    ----------- ---------- ---------- -----------                    ---------   ------------
 Cash dividends
 paid.............          --         --         --          --             --            --         (75,622)
 Shares issued by
 Trust, net of
 forfeitures......          --         --         --          --             --            --             --
 Sale of shares by
 Trust............          --         --     466,768         --             --            --             --
 Compensation
 related to
 employee stock
 incentive plan...          --         --     150,908    (150,908)           --            --             --
 Amortization of
 compensation
 related to
 employee stock
 incentive plan...          --         --         --       96,898            --            --             --
 Comprehensive
 income...........
 Net income.......          --         --         --          --       3,551,703           --       3,551,703
 Other
 comprehensive
 income
  Unrealized
  gain/(loss) on
  investments,
  net.............          --         --         --          --          (1,024)       (1,024)           --
                                                                    ------------
 Comprehensive
 income...........                                                  Rs.3,550,679
                                                                    ============
 Balance as of
 March 31, 2000...  229,156,350 Rs.458,313 Rs.800,238 Rs.(208,358)                   Rs. 1,772   Rs.5,635,050
                    =========== ========== ========== ===========                    =========   ============
 Cash dividends
 paid (unaudited).          --         --         --          --                           --         (75,622)
 Shares issued by
 Trust net of
 forfeitures
 (unaudited)......          --         --         --          --                           --             --
 Compensation
 related to
 employee stock
 incentive plan
 (unaudited)......          --         --       4,373      (4,373)                         --             --
 Amortization of
 compensation
 related to
 employee stock
 incentive plan
 (unaudited)......          --         --         --       28,324                          --              --
 Comprehensive
 income
 Net Income
 (unaudited)......          --         --         --          --         977,454           --         977,454
 Other
 comprehensive
 income...........          --         --         --          --                           --             --
  Unrealized gains
  (loss) on
  investments, net
  (unaudited).....          --         --         --          --             105           105            --
                                                                    ------------
 Comprehensive
 income
 (unaudited)......          --         --         --          --         977,559           --             --
                                                                    ============
 Balance as of
 June 30, 2000
 (unaudited)......  229,156,350 Rs.458,313 Rs.804,611 Rs.(184,407)                   Rs. 1,877   Rs.6,536,882
                    =========== ========== ========== ===========                    =========   ============
 Balance as of
 June 30, 2000($).              $   10,253 $   18,000 $    (4,125)                   $   41.99   $    146,239
                                ========== ========== ===========                    =========   ============
                      Equity Shares
                        held by a
                     Controlled Trust
                    --------------------     Total
                      No. of             Stockholders'
                      shares    Amount      Equity
                    ----------- -------- --------------
 Balance as of
 March 31, 1997...  (1,937,575) Rs. (72) Rs.1,536,601
 Cash dividends
 paid.............         --       --        (42,012)
 Shares forfeited,
 net of issues by
 Trust............      (6,185)     (21)          (21)
 Compensation
 related to
 employee stock
 Incentive plan...         --       --            --
 Amortization of
 compensation
 related to
 employee stock
 incentive plan...         --       --          2,227
 Comprehensive
 plan.............
 Net income.......         --       --        302,013
 Other
 comprehensive
 income
  Unrealized
  gain/(loss) of
  Investments,
  net.............         --       --         (8,102)
 Comprehensive
 income...........
 Balance as of
 March 31, 1998     (1,943,760)     (93)    1,790,706
                    ----------- -------- --------------
 Cash dividends
 paid.............         --       --        (75,727)
 Shares issued by
 Trust, net of
 forfeitures......     534,275       25            25
 Compensation
 related to
 employee stock
 incentive plan...         --       --            --
 Amortization of
 compensation
 related to
 employee stock
 incentive plan...         --       --         24,702
 Comprehensive
 income...........
 Net income.......         --       --        889,449
 Other
 comprehensive
 income
  Unrealized
  gain/(loss) on
  investments,
  net.............         --       --         19,069
 Comprehensive
 income...........
 Balance as of
 March 31, 1999...  (1,409,485) Rs. (68) Rs.2,648,224
                    ----------- -------- --------------
 Cash dividends
 paid.............         --       --        (75,622)
 Shares issued by
 Trust, net of
 forfeitures......     138,280      (10)          (10)
 Sale of shares by
 Trust............      54,745        3       466,771
 Compensation
 related to
 employee stock
 incentive plan...         --       --             --
 Amortization of
 compensation
 related to
 employee stock
 incentive plan...         --       --         96,898
 Comprehensive
 income...........
 Net income.......         --       --      3,551,703
 Other
 comprehensive
 income
  Unrealized
  gain/(loss) on
  investments,
  net.............         --       --         (1,024)
 Comprehensive
 income...........
 Balance as of
 March 31, 2000...  (1,216,460) Rs. (75) Rs.6,686,940
                    =========== ======== ==============
 Cash dividends
 paid (unaudited).         --       --        (75,622)
 Shares issued by
 Trust net of
 forfeitures
 (unaudited)......       2,360        1             1
 Compensation
 related to
 employee stock
 incentive plan
 (unaudited)......         --       --            --
 Amortization of
 compensation
 related to
 employee stock
 incentive plan
 (unaudited)......         --       --         28,324
 Comprehensive
 income
 Net Income
 (unaudited)......         --       --        977,454
 Other
 comprehensive
 income...........         --       --            --
  Unrealized gains
  (loss) on
  investments, net
  (unaudited).....         --       --            105
 Comprehensive
 income
 (unaudited)......         --       --            --
 Balance as of
 June 30, 2000
 (unaudited)......  (1,214,100) Rs. (74)    7,617,202
                    =========== ======== ==============
 Balance as of
 June 30, 2000($).              $ (1.66) $    170,407
                                ======== ==============

       See accompanying notes to the consolidated financial statements.

                                 WIPRO LIMITED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                     (in thousands, except per share data)

                                        Year Ended March 31,                        Quarter Ended June 30,
                           --------------------------------------------------  ----------------------------------
                              1998          1999           2000        2000       1999         2000        2000
                           -----------  -------------  -------------  -------  -----------  -----------  --------
                                                                                            (unaudited)
 Cash flows from
  operating activities:
 Income from continuing
  operations.............  Rs. 928,229  Rs. 1,579,564  Rs. 3,332,996  $76,357  Rs. 440,832  Rs. 977,454  $ 21,868
 Adjustments to
  reconcile income from
  continuing operations
  to net cash provided
  by operating
  activities:
  Loss/(Gain) on sale of
   property, plant and
   equipment.............                      (4,635)        22,944      526                      (908)      (20)
  Depreciation and
   amortization..........      409,969        631,149        738,723   16,924      139,187      194,171     4,344
  Deferred tax
   charge/(benefit)......       33,186        (35,292)       182,553    4,182       40,376
  Loss/(Gain) on sale of
   short-term
   investments...........          --             --            (681)     (16)      (1,041)
  Loss/(Gain) on sale of
   stock of affiliates,
   including direct
   issue of stock by
   affiliate.............       36,438            --        (412,144)  (9,442)
  Amortization of
   deferred stock
   compensation .........        2,227         24,702         96,898    2,220       29,308       28,324       634
  Undistributed equity
   in earnings of
   affiliates............      (63,638)       (76,032)       (97,890)  (2,243)     (10,817)      25,549       572
  Minority interest......       (6,558)         9,602          3,661       84
  Changes in operating
   assets and
   liabilities:
   Accounts receivable...     (772,086)      (589,577)      (858,439) (19,666)      84,738     (244,825)   (5,477)
   Inventories...........      165,079        (27,765)       228,569    5,236       86,285     (122,386)   (2,738)
   Other assets..........       (6,270)       (58,329)      (237,449)  (5,440)     (69,191)    (318,915)   (7,135)
   Accounts payable......      257,513        620,086       (523,951) (12,003)    (274,743)    (252,782)   (5,655)
   Accrued expenses......      148,990        249,727        622,528   14,262       62,925      127,851     2,860
   Advances from
    customers............       48,314         89,529        216,820    4,967      (51,617)     (34,454)     (771)
   Other liabilities.....       77,391        (30,778)       165,972    3,802      (56,195)     (25,430)     (569)
                           -----------  -------------  -------------  -------  -----------  -----------  --------
 Net cash provided by
  continuing operations..    1,258,784      2,381,951      3,481,110   79,750      420,047      353,649     7,913
 Net cash provided
  by/(used in)
  discontinued
  operations.............      148,071        (21,432)           --       --           --           --
                           -----------  -------------  -------------  -------  -----------  -----------  --------
 Net cash provided by
  operating activities...    1,406,855      2,360,519      3,481,110   79,750      420,047      353,649     7,913
                           -----------  -------------  -------------  -------  -----------  -----------  --------
 Cash flows from
  investing activities:
 Expenditure on
  property, plant and
  equipment..............   (1,064,215)    (1,720,645)    (1,317,958) (30,194)    (194,046)    (431,438)   (9,652)
 Proceeds from sale of
  property, plant and
  equipment..............       29,737        206,415         32,333      741                     5,999       134
 Funding of discontinued
  operations.............          --        (935,810)      (855,793) (19,606)    (586,464)
 Purchase of minority
  interest in
  subsidiary.............          --             --         (67,500)  (1,546)
 Proceeds from sale of
  investments in
  affiliates.............       26,564            --         153,128    3,508
 Purchase of
  investments............                         --        (833,622) (19,098)
 Proceeds from sale and
  maturities of
  investments ...........          --             --          95,974    2,199        4,833
                           -----------  -------------  -------------  -------  -----------  -----------  --------
 Net cash used in
  continuing operations..   (1,007,914)    (2,450,040)    (2,793,438) (63,996)    (775,677)    (425,439)   (9,518)
 Net cash provided by
  discontinued
  operations.............       47,709        168,050            --       --
                           -----------  -------------  -------------  -------  -----------  -----------  --------
 Net cash used in
  investing activities...     (960,205)    (2,281,990)    (2,793,438) (63,996)    (775,677)    (425,439)   (9,518)
                           -----------  -------------  -------------  -------  -----------  -----------  --------
 Cash flows from
  financing activities:
 Proceeds
  from/(repayments of)
  short term borrowing
  from banks, net........      316,030       (229,678)    (1,688,043) (38,672)     102,431        6,585       147
 Proceeds from issuance
  of long term debt......      180,000        500,000      1,010,219   23,144          --        43,047       963
 Sale of share by Trust..          --             --         466,771   10,693          --
 Repayment of long-term
  debt...................     (273,425)      (463,086)      (755,049) (17,298)     (17,119)
 Proceeds from issuance
  of preferred stock.....          --         250,000            --       --
 Proceeds from issuance
  of common stock by a
  subsidiary/affiliate...       40,500            --         502,345   11,508
 Payment of cash
  dividends..............      (42,012)       (75,727)       (75,622)  (1,732)                  (75,622)   (1,692)
                           -----------  -------------  -------------  -------  -----------  -----------  --------
 Net cash provided
  by/(used in)
  continuing operations..      221,093        (18,491)      (539,379) (12,357)      85,312      (25,990)     (582)
 Net cash used in
  discontinued
  operations.............     (212,646)      (158,422)          --        --
                           -----------  -------------  -------------  -------  -----------  -----------  --------
 Net cash provided
  by/(used in) financing
  activities.............        8,447       (176,913)      (539,379) (12,357)      85,312      (25,990)     (582)
                           -----------  -------------  -------------  -------  -----------  -----------  --------
 Effect of de-
  consolidation of a
  subsidiary on cash and
  cash equivalents
  (Note 14)..............          --             --          (1,943)     (45)
                           -----------  -------------  -------------  -------  -----------  -----------  --------
 Net increase/(decrease)
  in cash and cash
  equivalents during the
  year...................      455,097        (98,384)       146,350    3,353     (270,318)     (97,780)   (2,187)
 Cash and cash
  equivalents at the
  beginning of the year..      288,012        743,109        637,253   14,599      637,253      783,603    17,530
                           -----------  -------------  -------------  -------  -----------  -----------  --------
 Cash and cash
  equivalents at the end
  of the year............  Rs. 743,109  Rs.   644,725  Rs.   783,603  $17,952  Rs. 366,935  Rs. 685,823  $ 15,343
                           ===========  =============  =============  =======  ===========  ===========  ========
 Supplementary
  information:
 Cash paid for interest..  Rs. 459,658  Rs.   344,886  Rs.   335,545  $ 7,687  Rs.  97,140  Rs.  17,112  $    383
 Cash paid for taxes.....       36,308        121,815        221,233  $ 5,068      (16,319)     235,415     5,267

-------
(1) Cash and cash equivalents as of March 31, 1999 include cash balances of Rs.7,472 relating to Wipro Finance. This balance is reflected as a component of "net liabilities of discontinued business" in the consolidated balance sheet as of March 31, 1999.

        See accompanying notes to the consolidated financial statements

                                 WIPRO LIMITED

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Information as of and for the quarter ended June 30, 1999 and 2000 is unaudited.
         (in thousands, except share data and where otherwise stated)

1. Overview

   Wipro Limited (Wipro), together with its subsidiaries Wipro, Inc., EnThink, Inc., Wipro Prosper Limited, Wipro Welfare Limited, Wipro Trademarks Holdings Limited, Wipro Japan KK and affiliates Wipro Net Limited and Wipro GE Medical Systems Limited (collectively, "the Company") is a leading India based provider of IT services globally. Further, Wipro is in other businesses such as Indian IT Services and Products, Consumer Care and Lighting and healthcare systems. Wipro is headquartered in Bangalore, India.

2. Significant Accounting Policies

   The preparation of consolidated financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses and disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

   Basis of preparation of financial statements. The accompanying consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles.

   Functional currency. The functional and reporting currency of the Company is the Indian rupee as a significant portion of the Company's activities are conducted in India.

   Convenience translation. The accompanying financial statements have been prepared in Indian rupee, the national currency of India. Solely for the convenience of the reader, the financial statements as of and for the quarter ended June 30, 2000 and as of and for the year ended March 31, 2000 have been translated into United States dollars at the noon buying rate in New York City on June 30, 2000 and March 31, 2000 are for cable transfers in Indian rupees, as certified for customs purposes by the Federal Reserve Bank of New York of $ 1 = Rs. 44.70 and $1 = 43.65, respectively. No representation is made that the Indian rupee amounts have been, could have been or could be converted into United States dollars at such a rate or any other rate.

   Principles of consolidation. The consolidated financial statements include the financial statements of Wipro and all of its subsidiaries, which are more than 50% owned and controlled. All material inter-company accounts and transactions are eliminated on consolidation. The Company accounts for investments by the equity method where its investment in the voting stock gives it the ability to exercise significant influence over the investee.

   Pursuant to a joint venture agreement, effective December 27, 1999, the shareholding of the Company in Wipro Net Limited (Wipro Net) was reduced from 100% to 55%. The minority shareholder, KPN Group, holds 45% of the voting stock and has certain significant participating rights which provide for its effective involvement in significant decisions in the ordinary course of business. Accordingly, the financial statements of Wipro Net, subsequent to December 27, 1999 have not been consolidated.

   The financial statements of Wipro Finance Limited (Wipro Finance), a majority owned subsidiary, were consolidated with Wipro in fiscal 1998 and 1999. In December 1999, Wipro reduced its shareholding in Wipro Finance to 50%. Wipro has no financial obligations or commitments to Wipro Finance and does not intend to provide Wipro Finance with further financial support. Accordingly, Wipro has not provided for any losses beyond its equity investment and net advances, and the financial statements of Wipro Finance have not been consolidated since April 1, 1999.

   Cash equivalents. The Company considers all highly liquid investments with remaining maturities, at the date of purchase/investment, of three months or less to be cash equivalents.

                                 WIPRO LIMITED

   Revenue recognition. Revenues from software development services comprise income from time-and-material and fixed-price contracts. Revenue with respect to time-and-material contracts is recognized as related services are performed. Revenue with respect to fixed-price contracts is recognized in accordance with the percentage of completion method of accounting. Provisions for estimated losses on contracts-in-progress are recorded in the period in which such losses become probable based on the current contract estimates. Maintenance revenue is deferred and recognized ratably over the term of the agreement. Revenue from customer training, support, and other services is recognized as the related service is performed. Revenue from the sales of goods is recognized, in accordance with the sales contract, on despatch from the factories/warehouses of the Company. When the Company receives advance payments from customers for sale of products or provision of services, such payments are reported as advances from customers until all conditions for revenue recognition are met.

   Inventories. Inventories are stated at the lower of cost and market. Cost is determined using the weighted average method for all categories of inventories.

   Investment Securities. The Company classifies its debt and equity securities in one of the three categories: trading, held-to-maturity or available-for-sale, at the time of purchase and re-evaluates such classifications as of each balance sheet date. Trading and available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses on trading securities are included in earnings. Temporary unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of stockholders' equity until realized. Realized gains and losses from the sale of available-for-sale securities are determined on a specific identification basis and are included in earnings. A decline in the fair value of any available-for-sale or held-to-maturity security below cost that is deemed to be other than temporary results in a reduction in carrying amount to fair value. Fair value is based on quoted market prices. The impairment is charged to earnings.

   Derivative Financial Instruments. The Company uses short-term forward foreign exchange contracts to cover foreign exchange risk. These contracts qualify as hedges, as changes in their fair value offset the effect of a change in the fair value of the underlying exposure. Such contracts are revalued based on the spot rates at the date of the balance sheet and the spot rates at the inception of the contract. Gains and losses arising on revaluation are recognized as offsets to gains and losses resulting from the transactions being hedged. Premium or discount on such forward exchange contracts are recognized over the life of the contract. The Company has entered into interest rate swap agreements which hedge interest rate risk on underlying debt. These contracts qualify as hedge transactions and are accounted for under the accrual method.

   Investments in affiliated companies. The Company's equity in the earnings of affiliates is included in the statement of income and the Company's share of net assets of affiliates is included in the balance sheet.

   Shares issued by subsidiary/affiliate. The issuance of stock by a subsidiary/affiliate to third parties reduces the proportionate ownership interest in the investee. Unless the issuance of such stock is part of a broader corporate reorganization, the Company recognizes a gain or loss, equal to the difference between the issuance price per share and the Company's carrying amount per share. Such gain or loss, is recognized in the statement of income when the transaction occurs.

                                 WIPRO LIMITED

   Property, Plant and Equipment. Property, plant and equipment are stated at cost. The Company depreciates property, plant and equipment over the estimated useful life using the straight-line method. Assets under capital leases are amortized over their estimated useful life or the lease term, as appropriate. The estimated useful lives of assets are as follows:

      Buildings.................................................. 30 to 60 years
      Plant and machinery........................................ 2 to 21 years
      Furniture, fixtures and equipment.......................... 2 to 5 years
      Vehicles................................................... 4 years
      Computer software.......................................... 2 years

   Software for internal use is primarily acquired from third-party vendors and is in ready to use condition. Costs for acquiring this software are capitalized and subsequent costs are charged to revenue. The capitalized costs are amortized on a straight-line basis over the estimated useful life of the software. Deposits paid towards the acquisition of property, plant and equipment outstanding at each balance sheet date and the cost of property, plant and equipment not put to use before such date are disclosed under capital work-in-progress. The interest cost incurred for funding an asset during its construction period is capitalized based on the actual investment in the asset and the average cost of funds. The capitalized interest is included in the cost of the relevant asset and is depreciated over the estimated useful life of the asset.

   Intangible Assets. The Company records as assets, costs incurred on assets which are of enduring value at the consideration paid for it and amortizes the cost by systematic charges to income over the period estimated to be benefited. Cost of acquisition that result in a goodwill is reported as an intangible asset and amortized over a period of five years.

   Start-up costs. Cost of start-up activities including organization costs are expensed as incurred.

   Research and Development. Revenue expenditure on research and development is expensed as incurred. Capital expenditure incurred on equipment and facilities that are acquired or constructed for research and development activities and having alternative future uses, is capitalized as tangible assets when acquired or constructed. Software product development costs are expensed as incurred until technological feasibility is achieved.

   Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed
Of. The Company has adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.

   Foreign Currency Transactions. The functional and reporting currency of the Company is the Indian rupee. Foreign currency transactions are translated into Indian rupees at the rates of exchange prevailing on the date of the respective transactions. Assets and liabilities in foreign currency are translated into Indian rupees at the exchange rate prevailing on the balance sheet date. The resulting exchange gains/losses are included in the statement of income.

   Earnings Per Share. The Company has adopted SFAS No. 128, Earnings Per Share. In accordance with SFAS No. 128, basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of

                                 WIPRO LIMITED
common and dilutive common equivalent shares outstanding during the period, using the treasury stock method for options and warrants, except where the results would be antidilutive.

   Income Taxes. Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits of which future realization is uncertain.

   Retirement Benefits to Employees.

   Gratuity: In accordance with applicable Indian laws, the Company provides for gratuity, a defined benefit retirement plan (Gratuity Plan) covering certain categories of employees. The Gratuity Plan provides a lump sum payment to vested employees, at retirement or termination of employment, an amount based on the respective employee's last drawn salary and the years of employment with the Company. The Company provides the gratuity benefit through annual contributions to a fund managed by the Life Insurance Corporation of India. Under this scheme, the settlement obligation remains with the Company, although the Life Insurance Corporation of India administers the scheme and determines the contribution premium required to be paid by the Company. The impact of the scheme is not material or expected to become material to the financial condition or operations of the Company.

   Superannuation: Apart from being covered under the Gratuity Plan described above, the senior officers of the Company also participate in a defined contribution plan maintained by the Company. This plan is administered by the Life Insurance Corporation of India. The Company makes annual contributions based on a specified percentage of each covered employee's salary. The Company has no further obligations under the plan beyond its annual contributions.

   Provident fund: In addition to the above benefits, all employees receive benefits from a provident fund, a defined contribution plan. The employee and employer each make monthly contributions to the plan equal to 12% of the covered employee's salary. Until fiscal 1981, the Company contributed to the employees' provident fund maintained by the Government of India. Effective fiscal 1982, the Company established a provident fund trust to which a part of the contributions are made each month. The remainder of the contributions are made to the Government's provident fund. The Company has no further obligations under the plan beyond its monthly contributions.

   Stock-based Compensation. The Company uses the intrinsic value based method of Accounting Principles Board (APB) Opinion No. 25 to account for its employee stock based compensation plans. The Company has therefore adopted the pro forma disclosure provisions of SFAS No. 123, Accounting for Stock-based Compensation.

   Recent accounting pronouncements. In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet either as an asset or as a liability and be measured at its fair value. The Statement requires that changes in a derivative's fair value be recognised in the current period unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that the Company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for all fiscal periods beginning after June 15, 1999. Application of the Statement will not have a significant impact on the financial statements of the Company.

                                 WIPRO LIMITED

3. Discontinued Operations

   The Company was involved in the financial services business through Wipro Finance, a majority owned subsidiary. The Company, for strategic reasons, decided to concentrate on its core businesses and as a result, in March 1999, the Company decided to exit the financial services business and approved a formal plan for winding down the operations of this business. Under the plan, Wipro Finance will not accept any new business and the existing assets and liabilities would be liquidated as per their contractual terms. The Company estimated the shortfall in servicing liabilities of Wipro Finance through its assets and decided to fund the shortfall through a fresh infusion of equity and preferred stock amounting to Rs. 950,000.

   The results of operations of Wipro Finance for all periods have been reported separately as "loss from operations of discontinued finance division". Similarly, the obligation of the Company to fund losses under the plan, in excess of recognized losses as of March 31, 1999, has been accrued as "provision for operating losses during phase-out period".

   The assets and liabilities of Wipro Finance as of March 31, 1999 have been aggregated and reported separately as "net liabilities of discontinued business" as given below:

                                                                 As of March 31,
                                                                      1999
                                                                 ---------------
      Assets:
        Cash and cash equivalents...............................  Rs.    7,472
        Loans, net of allowances ...............................     1,278,533
        Investment securities...................................       116,855
        Property, plant and equipment, net......................        64,705
        Other assets............................................       147,063
                                                                  ------------
        Total assets............................................     1,614,628
                                                                  ------------
      Liabilities:
        Long term debt..........................................     2,141,844
        Accounts payable........................................        33,058
        Preferred stock.........................................       286,000
        Other liabilities.......................................         9,519
                                                                  ------------
        Total liabilities.......................................     2,470,421
                                                                  ------------
          Net liabilities of discontinued business..............  Rs.  855,793
                                                                  ============

   The summarized information on results of operations of the discontinued business is given below:

                                                           Year Ended March 31,
                                                                   1999
                                                           --------------------
      Revenue.............................................  Rs.  469,582
      Operating expenses..................................      (930,399)
                                                              -------------
      Loss from operations of discontinued finance
       division...........................................  Rs. (460,817)
                                                              =============

   In December 1999, the Company sold 50% of the interest in Wipro Finance to certain investors for a nominal amount. As a result of the sale, the Company does not have a controlling interest in Wipro Finance. The financial statements of Wipro Finance have not been consolidated for the year ended March 31, 2000 and quarters ended June 30, 1999 and 2000. The tax benefit of Rs. 218,707 arising on the sale has been reported separately as a component of discontinued operations.

                                 WIPRO LIMITED

4. Cash and Cash Equivalents and Restricted Cash

   Cash and cash equivalents as of March 31, 1999, 2000 and June 30, 2000 comprise of cash and cash on deposit with banks. Cash and cash equivalents include deposits of Rs. 2,008, Rs. 2,108 and Rs. 2,108 as of March 31, 1999, 2000 and June 30, 2000 respectively placed with banks as margin money in the normal course of business operations.

5. Accounts Receivable

   The accounts receivable as of March 31,1999, 2000 and June 30, 2000 are stated net of allowance for doubtful accounts. The Company maintains an allowance for doubtful accounts based on present and prospective financial condition of the customer and aging of the accounts receivable. Accounts receivable are generally not collateralized.

   The activity in the allowance for doubtful accounts receivable is given below:

                                                                     Quarter
                                          Year Ended March 31,        ended
                                         ------------------------   June 30,
                                            1999         2000         2000
                                         -----------  -----------  -----------
                                                                   (unaudited)
      Balance at the beginning of the
       period..........................  Rs. 191,473  Rs. 277,841  Rs. 196,602
      Additional provision during the
       period..........................      123,039      299,122       66,351
      Bad debts charged to provision...      (36,671)    (380,361)      (6,776)
                                         -----------  -----------  -----------
      Balance at the end of the period.  Rs. 277,841  Rs. 196,602  Rs. 256,177
                                         ===========  ===========  ===========

6. Inventories

   Inventories consist of the following:

                                            As of March 31,
                                      --------------------------- As of June 30,
                                          1999          2000           2000
                                      ------------- ------------- --------------
                                                                   (unaudited)
      Stores and spare parts......... Rs.    68,592 Rs.    42,914 Rs.    48,560
      Raw materials and components...       606,034       497,545       566,445
      Work-in-process................       143,301        92,970       154,283
      Finished goods.................       625,801       581,731       568,258
                                      ------------- ------------- -------------
                                      Rs. 1,443,728 Rs. 1,215,160 Rs. 1,337,546
                                      ============= ============= =============

7. Other Assets

   Other assets consist of the following:

                                            As of March 31,
                                       ------------------------- As of June 30,
                                           1999         2000          2000
                                       ------------ ------------ --------------
                                                                  (unaudited)
      Prepaid expenses................ Rs.  270,462 Rs.  377,911  Rs. 368,265
      Advances to suppliers...........       43,956       35,510       50,328
      Balances with statutory
       authorities....................      134,202      224,215      103,102
      Deposits........................      255,930      382,307      908,773
      Advance income taxes............      273,501      125,000       32,550
      Others..........................      181,708      219,025      219,865
                                       ------------ ------------  -----------
                                          1,159,759    1,363,968    1,682,883
      Less: Current assets............      909,456      981,661    1,357,454
                                       ------------ ------------  -----------
                                       Rs.  250,303 Rs.  382,307  Rs. 325,429
                                       ============ ============  ===========

                                 WIPRO LIMITED

8. Investment Securities

   Investment securities consist of the following:

                             As of March 31, 1999                        As of March 31, 2000
                   ----------------------------------------- ---------------------------------------------
                               Gross      Gross                            Gross      Gross
                             Unrealized Unrealized                       Unrealized Unrealized
                   Carrying   Holding    Holding     Fair     Carrying    Holding    Holding
                     Value     Gains      Losses     Value      Value      Gains      Losses   Fair Value
                   --------- ---------- ---------- --------- ----------- ---------- ---------- -----------
Available-for-sale:
 Equity
  securities.....  Rs.   233 Rs. 2,230   Rs. (30)  Rs. 2,433 Rs.     233 Rs. 2,298   Rs. (27)  Rs.   2,504
 Mutual fund
  units..........      3,793     1,041       --        4,834         --        --        --            --
                   --------- ---------   -------   --------- ----------- ---------   -------   -----------
                   Rs. 4,026 Rs. 3,271   Rs. (30)  Rs. 7,267 Rs.     233 Rs. 2,298   Rs. (27)  Rs.   2,504
                   ========= =========   =======   ========= =========== =========   =======   ===========
Held-to-maturity:
 Treasury
  securities.....  Rs. 2,500 Rs.   --    Rs. --    Rs. 2,500 Rs.     --  Rs.   --    Rs. --    Rs.     --
 Bonds and
   Debentures....         24       --        --           24     294,646       --        --        294,646
                   --------- ---------   -------   --------- ----------- ---------   -------   -----------
                       2,524       --        --        2,524     294,646       --        --        294,646
                   --------- ---------   -------   --------- ----------- ---------   -------   -----------
 Total...........  Rs. 6,550 Rs. 3,271   Rs. (30)  Rs. 9,791 Rs. 294,879 Rs. 2,298   Rs. (27)  Rs. 297,150
                   ========= =========   =======   ========= =========== =========   =======   ===========
                          As of June 30, 2000 (unaudited)
                   ---------------------------------------------
                                 Gross      Gross
                               Unrealized Unrealized
                    Carrying    Holding    Holding
                      Value      Gains      Losses   Fair Value
                   ----------- ---------- ---------- -----------
Available-for-sale:
 Equity
  securities.....  Rs.     233 Rs. 2,165   Rs. (32)  Rs.   2,366
 Mutual fund
  units..........
                   ----------- ---------- ---------- -----------
                   Rs.     233  Rs 2,165    Rs (32)  Rs.   2,366
                   =========== ========== ========== ===========
Held-to-maturity:
 Treasury
  securities.....  Rs.     --   Rs   --     Rs --    Rs      --
 Bonds and
   Debentures....      294,646       --        --        294,646
                   ----------- ---------- ---------- -----------
                       294,646       --        --        294,646
                   ----------- ---------- ---------- -----------
 Total...........  Rs. 294,879 Rs. 2,165   Rs. (32)  Rs. 297,012
                   =========== ========== ========== ===========

   Debt securities, held to maturity as of June 30, 2000 mature between one through five years.

   Dividends from securities available for sale, during the years ended March 31, 1999 and 2000 was Rs. 131 and Rs. 22 respectively and is included in other income. Proceeds from the sale of securities, available for sale were Rs. 4,474 during the year ended March 31, 2000.

9. Property, Plant and Equipment

   Property, plant and equipment consist of the following:

                                           As of March 31,
                                      --------------------------      As of
                                          1999          2000      June 30, 2000
                                      ------------  ------------  -------------
                                                                   (unaudited)
      Land..........................  Rs.  195,590  Rs.  273,804  Rs.   345,855
      Buildings.....................       396,408       701,839        756,141
      Plant and machinery...........     2,901,546     3,202,434      3,367,611
      Furniture, fixtures, and
       equipment....................       455,609       647,590        683,278
      Vehicles......................       158,448       217,729        229,098
      Computer software for internal
       use..........................       169,452       298,105        389,357
      Capital work-in-progress......       860,063       709,146        702,954
                                      ------------  ------------  -------------
                                         5,137,116     6,050,647      6,474,294
      Accumulated depreciation and
       amortization.................    (1,882,691)   (2,446,966)    (2,638,096)
                                      ------------  ------------  -------------
      Property, plant and equipment,
       net..........................  Rs.3,254,425  Rs.3,603,681  Rs. 3,836,198
                                      ============  ============  =============

   Depreciation expense for the years ended March 31, 1999, 2000 and the quarter ended June 30, 2000 is Rs. 630,543, Rs. 734,473 and Rs. 193,671
respectively. This includes Rs. 29,871, Rs. 53,261 and Rs. 28,698 of amortization of capitalized internal use software during the years ended March 31, 1999, 2000, and the quarter ended June 30, 2000 respectively.

10. Intangible Assets

   Intangible assets consisting of technical know-how and goodwill, are stated net of accumulated amortization of Rs. 1,397, Rs. 5,647 and Rs. 6,147 as of March 31, 1999, 2000 and the quarter ended June 30, 2000 respectively. Technical know-how is amortized over six years. Amortization expenses for the years ended March 31, 1999, 2000 and the quarter ended June 30, 2000 are Rs. 606, Rs. 4,250, and Rs. 538 respectively.

                                 WIPRO LIMITED

   In October 1999, the Company acquired the 45% minority interest in Wipro Computers Limited for a consideration of Rs. 67,500. The acquisition resulted in a goodwill of Rs. 10,500 which is reported as an intangible asset. The goodwill is being amortized over a period of 5 years.

11. Other Current Liabilities

   Other current liabilities consist of the following:

                                                As of March 31,        As of
                                            -----------------------  June 30,
                                               1999        2000        2000
                                            ----------- ----------- -----------
                                                                    (unaudited)
      Inter-corporate deposits............. Rs.     --  Rs.  49,692 Rs.  65,699
      Statutory dues payable...............      69,707     154,958     166,313
      Sundry deposits......................         --          --       96,595
      Taxes payable........................     303,295     195,497       3,190
      Others...............................      47,328      35,414     123,422
                                            ----------- ----------- -----------
                                            Rs. 420,330 Rs. 435,561 Rs. 455,219
                                            =========== =========== ===========

12. Other Liabilities

   Other liabilities consist of security deposits collected from the Company's dealers.

13. Operating Leases

   The Company leases office and residential facilities under cancellable operating lease agreements that are renewable on a periodic basis at the option of both the lessor and the lessee. Rental expense under those leases was Rs. 209,830, Rs. 237,693 and Rs. 68,636 for the years ended March 31, 1999, 2000 and the quarter ended June 30, 2000 respectively.

14. Investments in Affiliates

   Wipro GE Medical Systems (Wipro GE). The Company has accounted for its 49% interest in Wipro GE by the equity method. The carrying value of the investment in Wipro GE as of March 31, 1999, 2000 and June 30, 2000 was
Rs. 310,250, Rs. 434,299 and Rs. 444,099 respectively. The Company's equity in the income of Wipro GE for the year ended March 31, 1999, 2000 and the quarter ended June 30, 2000 was Rs. 95,632, Rs. 138,749 and Rs. 17,150 respectively.

   Wipro Net. As of March 31, 1999, the Company held a 100% interest in Wipro Net represented by 15,219,180 equity shares of Rs. 10 each. Wipro Net is engaged in value added networking and communication services. The financial statements of Wipro Net were consolidated in fiscal 1999. In fiscal 2000, the Company sold 2,903,410 equity shares to a minority shareholder for a consideration of Rs. 203,000 pursuant to a joint venture agreement. The gain on sale of Rs. 146,144 is included in the statement of income. Additionally, Wipro Net directly issued 7,173,132 shares to the joint venture partner at a price of Rs. 70 per share. As a result of the transactions, the Company's interest in Wipro Net reduced to 55%. The shareholders' agreement provides the minority shareholder in the joint venture with significant participating rights, which provide for its effective involvement in significant decisions in the ordinary course of business. Further, the shareholders' agreement requires the Company to reduce its interest from 55% to 45% within 2 to 3 years. Therefore, subsequent to the dilution, the Company has accounted for its 55% interest by the equity method. The carrying value of the investment in Wipro Net as of March 31, 2000 and June 30, 2000 was Rs. 270,586 and Rs. 235,396 respectively. The carrying value has increased by Rs. 266,000 due to the direct issue of shares to the minority shareholder. As the direct issue of shares by Wipro Net is not part of a broader corporate reorganization, the gain due to the change in the carrying value of the investment has been included in the statement of income. The Company's equity in the loss of Wipro Net for the year ended March 31, 2000 and the quarter ended June 30, 2000 was Rs. 26,159 and Rs. 35,349 respectively.

                                 WIPRO LIMITED

15. Financial Instruments and Concentration of Risk

   Concentration of risk. Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash equivalents, investment securities and accounts receivable. The Company's cash resources are invested with financial institutions and commercial corporations with high investment grade credit ratings. Limits have been established by the Company as to the maximum amount of cash that may be invested with any such single entity. To reduce its credit risk, the Company performs ongoing credit evaluations of customers. No single customer accounted for 10% or more of accounts receivable as of March 31, 1999, and 2000 and June 30, 2000.

   Derivative financial instruments. The Company enters into foreign forward exchange contracts and interest rate swap agreements where the counterparty is generally a bank. The Company considers the risks of non-performance by the counterparty as non-material. The following table presents the aggregate contracted principal amounts of the Company's derivative financial instruments outstanding:

                                         As of March 31,
                               ------------------------------------   As of June 30,
                                     1999               2000               2000
                               ----------------- ------------------ ------------------
                                                                       (unaudited)
      Forward contracts....... $7,863,403 (sell) $48,487,662 (sell) $47,100,410 (sell)
      Interest rate swaps..... $9,750,000        $ 6,500,000        $ 6,500,000

   The foreign forward exchange contracts mature between one to six months. Interest rate swap agreements mature between one to five years.

16. Borrowings from Banks

   The Company has a line of credit of Rs. 2,650,000 from its bankers for working capital requirements. The line of credit is renewable annually. The credit bears interest at the prime rate of the bank, which averaged 13.12% in fiscal 1999 and 2000 and 12.40% in the quarter ended June 30, 2000. The facilities are secured by inventories, accounts receivable and certain property and contain financial covenants and restrictions on indebtedness.

17. Long-term Debt

   Long-term debt consists of the following:

                                             As of March 31,
                                        ------------------------- As of June 30,
                                            1999         2000          2000
                                        ------------ ------------ --------------
                                                                   (unaudited)
      Debentures and bonds............  Rs.   13,333 Rs.      --            --
      Foreign currency borrowings.....       413,227      269,453       272,824
      Rupee term loans from banks and
       financial institutions.........       709,858    1,153,495     1,188,846
      Foreign currency term loans from
       financial institutions.........        57,877          --            --
      Others..........................        27,274       37,766        42,091
                                        ------------ ------------  ------------
                                           1,221,569    1,460,714     1,503,761
      Less: Current portion...........       454,467    1,249,570     1,292,617
                                        ------------ ------------  ------------
                                        Rs.  767,102 Rs.  211,144  Rs.  211,144
                                        ============ ============  ============

                                 WIPRO LIMITED

   In December 1999, the Company has transferred an 8% interest in Wipro Net to a financial institution. Under the terms of the transfer, the Company has a call option to repurchase the transferred shares at a pre-determined consideration. Additionally, the financial institution has a put option to sell the shares to the Company at a pre-determined consideration. The financial institution cannot transfer the shares to a third party within the period of the call option. The Company has recorded the transfer as a secured borrowing with pledge of collateral. As of June 30, 2000, the rupee term loans include Rs. 1,063,746 representing such a borrowing. The call and put option can be exercised between 13 months to 18 months from the date of transfer. The principal shareholder of the Company has pledged certain shares held in Wipro to further secure the borrowing.

   All other long term debt is secured by a specific charge over the property, plant and equipment of the Company and contains certain financial covenants and restrictions on indebtedness.

   Foreign currency borrowing represents a fixed rate U.S. dollar borrowing. In order to hedge the foreign exchange risk on the borrowing, Wipro entered into a structured swap agreement with a bank in September 1999. Under this agreement, the bank would assume all responsibilities to repay the borrowing and interest thereon in foreign currency as per the scheduled maturity of the borrowing. In exchange, the Company would pay the bank a fixed amount in Indian rupees per an agreed schedule. In order to secure the Indian rupee payment streams to the bank, Wipro made an investment in certain discount bonds, the proceeds of which have been assigned as security to the bank. The swap agreement has been accounted as a hedge with the hedge cost amortized to income over the life of the contract. The discount bonds are classified as "held to maturity" investment securities.

   An interest rate profile of long term debt is given below:

                                               As of March 31,
                                             ------------------- As of June 30,
                                                 1999      2000       2000
                                             ------------- ----- --------------
                                                                  (unaudited)
      Debentures and bonds.................. 14.0 to 18.5%   --%       --%
      Foreign currency borrowings...........     6.7%       6.7%      6.7%
      Rupee term loans from banks and
       financial institutions............... 13.5 to 15.0% 13.9%     13.9%
      Foreign currency term loans from
       financial institutions...............     7.5%        --%       --%

   A maturity profile of long term debt outstanding as of June 30, 2000 is set out below:

      Maturing in:
        2001...................................................... Rs. 1,292,617
        2002......................................................       161,480
        2003......................................................        20,150
        2004......................................................        28,305
        Thereafter................................................         1,209
                                                                   -------------
          Total................................................... Rs. 1,503,761
                                                                   =============

18. Equity Shares and Dividends

   The Company presently has only one class of equity shares. For all matters submitted to vote in the shareholders meeting, every holder of equity shares, as reflected in the records of the Company on the date of the shareholders meeting shall have one vote in respect of each share held by him or her.

   Indian statutes mandate that dividends shall be declared out of distributable profits only after the transfer of up to 10% of net income computed in accordance with current regulations to a general reserve. Should the Company declare and pay dividends, such dividends will be paid in Indian rupees to each holder of equity shares in proportion to the number of shares held by him to the total equity shares outstanding as on that date. Indian

                                 WIPRO LIMITED
statutes on foreign exchange govern the remittance of dividend outside India. Such dividend payments are subject to withholding taxes applicable at the time of payment.

   In the event of liquidation of the affairs of the Company, all preferential amounts, if any, shall be discharged by the Company. The remaining assets of the Company, after such discharge, shall be distributed to the holders of equity shares in proportion to the number of shares held by them.

   The Company paid cash dividends of Rs. 75,727, Rs. 75,622 and Rs. 75,622 during the years ended March 31, 1999, 2000 and the quarter ended June 30, 2000 respectively. The dividend per share was Rs. 0.30 during the years ended March 31, 1999, 2000 and the quarter ended June 30, 2000.

   In November 1997, the Company effected a two-for-one share split in the form of a share dividend. In September 1999, the Company effected a five-for-one share split of the Company's equity shares. All references in the consolidated financial statements to number of shares and per share amounts of the Company's equity shares have been retroactively restated to reflect the increased number of equity shares outstanding resulting due to the share splits.

19. Retained Earnings

   The Company's retained earnings as of March 31, 1999, 2000 and June 30, 2000 include restricted retained earnings of Rs. 30,773, Rs. 23,585 and Rs. 24,335 respectively which are not distributable as dividends under Indian company and tax laws. These relate to requirements regarding earmarking a part of the retained earnings for redemption of debentures and to avail specific tax allowances.

   Retained earnings as of March 31, 1999, 2000 and June 30, 2000 also include Rs. 261,250, Rs. 532,885 and Rs. 507,336 respectively of undistributed earnings in equity of affiliates.

20. Redeemable Preferred Stock

   Preferred stock issued by companies incorporated in India carries a preferential right to be paid and on liquidation, and a preferential right to be repaid over the equity shares. The Company has two series of redeemable preferred stock as detailed below that are reflected as a liability in the balance sheets.

   Redeemable preferred stock of Wipro. The Company has issued 25,000,000 shares of preferred stock aggregating Rs. 250,000 to a financial institution bearing dividend at 10.25% per annum. The preferred stock do not bear a conversion option and is redeemable at the option of the holder at par value in December 2000.

   Redeemable preferred stock of Wipro Finance. On March 31, 1998, Wipro Finance issued 2,500,000 shares of preferred stock aggregating Rs. 250,000 to a financial institution. The preferred stock is convertible to equity shares of Wipro Finance at a formula price based on the net asset value of Wipro Finance on the conversion date. Alternatively, the investor has the option to seek redemption at a determinable price. The Company has accrued for dividends at the effective yield of 14.4% representing the difference between the par value and the redemption price. The dividend on the preferred stock has been treated as interest expense and reported as a component of "loss from operations of discontinued finance business". As of March 31, 1999, the preferred stock with a carrying value of Rs. 286,000 has been reported as a component of "net liabilities of discontinued business".

                                 WIPRO LIMITED

21. Other Expense, Net

   Other expense consists of the following:

                                         Year Ended March 31,             Quarter Ended June 30,
                                ----------------------------------------  ------------------------
                                    1998          1999          2000         1999         2000
                                ------------  ------------  ------------  -----------  -----------
                                                                                (unaudited)
      Interest expense, net of
       capitalized interest...  Rs.(433,051)  Rs. (271,830) Rs. (283,627) Rs. (73,243) Rs. (22,686)
      Foreign exchange
       gain/(loss)............      (129,860)       34,008        51,603       27,461      (11,555)
      Others..................        47,384       102,997        76,880       30,202       18,813
                                ------------  ------------  ------------  -----------  -----------
         Total................  Rs. (515,527) Rs. (134,825) Rs. (155,144) Rs. (15,580) Rs. (15,428)
                                ============  ============  ============  ===========  ===========

   Rs. 85,220, Rs. 53,980 and Rs. 10,000 of interest has been capitalized during the years ended March 31, 1999, 2000, and quarter ended June 30, 2000 respectively.

22. Income Taxes

   Income taxes consist of the following:

                                       Year Ended March 31,          Quarter Ended June 30,
                                ------------------------------------ ----------------------
                                   1998        1999         2000        1999       2000
                                ----------- -----------  ----------- ---------- -----------
                                                                          (unaudited)
      Current Taxes
        Domestic..............  Rs.  13,702 Rs. 153,008  Rs. 167,825 Rs.     -- Rs.  50,443
        Foreign...............       55,500      61,497      174,920     23,000      70,533
                                ----------- -----------  ----------- ---------- -----------
                                Rs.  69,202 Rs. 214,505  Rs. 342,745     23,000 Rs. 120,976
                                ----------- -----------  ----------- ---------- -----------
      Deferred Taxes
        Domestic..............  Rs.  33,186 Rs. (35,292) Rs. 182,553 Rs. 40,376         --
                                ----------- -----------  ----------- ---------- -----------
                                     33,186     (35,292)     182,553         --         --
                                ----------- -----------  ----------- ---------- -----------
         Total income tax
          expense.............  Rs. 102,388 Rs. 179,213  Rs. 525,298 Rs. 63,376 Rs. 120,976
                                =========== ===========  =========== ========== ===========

   The reported income tax expense differed from amounts computed by applying the enacted tax rates to income from continuing operations before income taxes as a result of the following:

                                         As of March 31,                  Quarter Ended June 30,
                             ------------------------------------------  -------------------------
                                 1998          1999           2000          1999         2000
                             ------------  -------------  -------------  ----------  -------------
                                                                               (unaudited)
   Income from continuing
    operations before
    taxes..................  Rs.1,030,617  Rs. 1,758,777  Rs. 3,858,294  Rs.503,509  Rs. 1,098,430
   Enacted tax rate in
    India..................            35%            35%          38.5%       38.5%          38.5%
                             ------------  -------------  -------------  ----------  -------------
   Computed expected tax
    expense................       360,716        615,572      1,485,443     193,851        422,896
   Effect of;
    Income exempt from tax
     in India..............      (367,830)      (546,901)    (1,104,111)   (178,860)      (409,654)
    Change in enacted tax
     rate..................        10,471            --         (22,385)     (4,951)           --
    Others.................        43,531         49,045         (8,569)     30,336         37,202
                             ------------  -------------  -------------  ----------  -------------
   Domestic income taxes...        46,888        117,716        350,378      40,376         50,444
   Effect of tax on foreign
    income.................        55,500         61,497        174,920      23,000         70,532
                             ------------  -------------  -------------  ----------  -------------
      Total income tax
       expense.............  Rs.  102,388  Rs.   179,213  Rs.   525,298  Rs. 63,376    Rs. 120,976
                             ============  =============  =============  ==========  =============

                                 WIPRO LIMITED

   A substantial portion of the profits of the Company's India operations are exempt from Indian income taxes being profits attributable to export operations and profits from undertakings situated in Software Technology and Hardware Technology Parks. Under the tax holiday, the taxpayer can utilize an exemption from income taxes for a period of any ten consecutive years. The Company has opted for this exemption from the year ended March 31, 1997 for undertakings situated in Software Technology and Hardware Technology Parks. The aggregate rupee and per share effects of the tax holiday are Rs. 546,901 and Rs. 2.40 for the year ended March 31, 1999, Rs. 1,104,111 and Rs. 4.85 for the year ended March 31, 2000, and Rs. 409,654 and Rs. 1.80 per share for the quarter ended June 30, 2000, respectively.

                                              As of March 31,
                                          ----------------------- As of June 30,
                                             1999        2000          2000
                                          ----------- ----------- --------------
                                                                   (unaudited)
      Deferred tax assets
        Allowance for doubtful accounts.  Rs. 151,090 Rs.  37,366   Rs. 37,366
        Carry-forward business losses...       43,264         --           --
        Carry-forward capital losses....       17,921      24,446       24,446
        Transfer of stock of affiliate..          --      194,261      194,261
        Others..........................       64,002      11,678       11,678
                                          ----------- -----------  -----------
          Total.........................  Rs. 276,277 Rs. 267,751  Rs. 267,751
                                          =========== ===========  ===========
      Deferred tax liabilities
        Property, plant and equipment...  Rs.  59,557 Rs.  16,610   Rs. 16,610
        Unrealized gain on available for
         sale securities................          439         500          256
        Borrowing costs.................        2,597         864          864
                                          ----------- -----------  -----------
          Total.........................  Rs.  62,593 Rs.  17,974   Rs. 17,730
                                          =========== ===========  ===========

   Management is of the opinion that the realizability of the deferred tax assets recognized as of March 31, 1999, 2000 and June 30, 2000 is more likely than not. Management has considered estimated future taxable income and the impact of tax exemption currently available to the Company, while analyzing the realizability of the deferred tax asset.

23. Employee Stock Incentive Plans

   In fiscal 1985, the Company established a controlled trust called the Wipro Equity Reward Trust (WERT). Under this plan, the WERT would purchase shares of Wipro out of funds borrowed from Wipro. The Company's Compensation Committee would recommend to the WERT, officers and key employees, to whom the WERT will grant shares from its holding. The shares have been granted at a nominal price. Such shares would be held by the employees subject to vesting conditions. The shares held by the WERT are reported as a reduction from stockholders' equity. 392,355, 530,635 and 533,295 shares held by employees as of March 31, 1999, 2000 and June 30, 2000, respectively, subject to vesting conditions are included in outstanding equity shares.

   In February 2000, the WERT sold 54,745 shares to third parties for a consideration of Rs. 524,475. The gain on the sale aggregating Rs. 524,472 net of realized tax impact of Rs. 57,704 has been credited to additional paid in capital.

                                 WIPRO LIMITED

   The movement in the shares held by the WERT is given below:

                                               Year Ended
                                                March 31,
                                           --------------------   Quarter Ended
                                             1999       2000      June 30, 2000
                                           ---------  ---------  --------------
                                                                  (unaudited)
      Shares held at the beginning of the
       period............................  1,943,760  1,409,485    1,216,460
      Shares granted to employees........   (558,125)  (254,100)      (2,660)
      Sale of shares by the WERT.........        --     (54,745)         --
      Grants forfeited by employees......     23,850    115,820
                                           ---------  ---------    ---------
      Shares held at the end of the
       period............................  1,409,485  1,216,460    1,213,800
                                           =========  =========    =========

   The Company has elected to use the intrinsic value-based method of APB Opinion No. 25 to account for its employee stock-based compensation plan. During the years ended March 31, 1999, and 2000, and the quarter ended June 30, 2000, the Company has recorded deferred compensation of Rs. 168,615, Rs. 150,908 and Rs. 4,373 respectively for the difference between the grant price and the fair value as determined by quoted market prices of the equity shares at the grant date. The deferred compensation is amortized on a straight-line basis over the vesting period of the shares which ranges from 6 to 60 months. The weighted-average-grant-date fair values of the shares granted during the years ended March 31, 1999, 2000 and the quarter ended June 30, 2000 are Rs. 360, Rs. 1,028 and Rs. 1,853, respectively. The amortization of deferred stock compensation for the years ended March 31, 1999, 2000 and the quarter ended June 30, 2000 was Rs. 24,702, Rs. 96,898 and Rs. 28,324, respectively. The stock-based compensation has been allocated to cost of revenues and selling, general and administrative expenses as follows:

                                       Year ended March 31,
                                 -------------------------------- Quarter Ended
                                    1998       1999       2000    June 30, 2000
                                 ---------- ---------- ---------- -------------
                                                                   (unaudited)
Cost of revenues................ Rs.    925 Rs. 16,087 Rs. 36,299  Rs. 11,200
Selling, general and
 administrative expenses........      1,302      8,615     60,599      17,124
                                 ---------- ---------- ----------  ----------
Total........................... Rs. 2, 227 Rs. 24,702 Rs. 96,898  Rs. 28,324
                                 ========== ========== ==========  ==========

   In July 1999, the Company established Wipro Employee Stock Option Plan 1999 (1999 Plan). Under the 1999 Plan, the Company is authorized to issue up to 5 million equity shares of common stock to eligible employees. Employees covered by the 1999 Plan are granted an option to purchase shares of the Company subject to the requirements of vesting. The Company has elected to use the intrinsic value-based method of APB Opinion No. 25 to account for the 1999 Plan. During the year ended March 31, 2000 and the quarter ended June 30, 2000 the Company has not recorded any deferred compensation as the exercise price was equal to the fair market value of the underlying equity shares on the grant date.

   Stock option activity under the 1999 Plan is as follows:

                                                  Year Ended March 31, 2000
                            ---------------------------------------------------------------------
                                                               Weighted average     Weighted-
                                           Range of exercise  exercise price and     average
                            Shares arising  prices and grant   grant date fair      remaining
                            out of options  date fair values        values       contractual life
                            -------------- ------------------ ------------------ ----------------
   Outstanding at the
    beginning of period....         --                    --            --
   Granted during the
    period.................   2,558,150    Rs. 1,024 to 2,522     Rs. 1,091         36 months
   Forfeited during the
    period.................    (146,000)                1,086         1,086          39
   Outstanding at the end
    of period..............   2,412,150        1,024 to 2,522         1,091          36
                              ---------    ------------------     ---------         ---------
   Exercisable at the end
    of the period..........         --     Rs.            --      Rs.   --          -- months
                              ---------    ------------------     ---------         ---------

                                 WIPRO LIMITED

                                         Quarter Ended June 30, 2000
                               ------------------------------------------------

   Outstanding at the
    beginning of period......  2,412,150 Rs. 1,024 to 2,522 Rs. 1,091 36 months
   Granted during the period.  2,573,500              1,853     1,853 41 months
   Forfeited during the
    period...................        --                 --        --        --
   Outstanding at the end of
    period...................  4,985,650     1,024 to 2,522     1,484 38 months
                               --------- ------------------ --------- ---------
   Exercisable at the end of
    the period...............        --             Rs. --    Rs. --  38 months
                               --------- ------------------ --------- ---------

   The Company has adopted the pro forma disclosure provisions of SFAS No.
123. Had compensation cost been determined in a manner consistent with the fair value approach described in SFAS No. 123, the Company's net income and basic earnings per share as reported would have been reduced to the pro forma amounts indicated below:

                                       Year Ended March 31,
                               ------------------------------------ Quarter  Ended
                                  1998        1999         2000      June 30, 2000
                               ----------- ----------- ------------ --------------
                                                                     (unaudited)
      Net income..............
        As reported........... Rs. 302,013 Rs. 889,449 Rs.3,551,703  Rs. 977,454
        Adjusted pro forma....     302,013     889,449    3,317,287      514,266
      Earnings per share:
       Basic..................
        As reported...........        1.33        3.91        15.59         4.29
        Adjusted pro forma....        1.33        3.91        14.56         2.26
      Earnings per share:
       Diluted................
        As reported...........        1.33        3.91        15.54         4.26
        Adjusted pro forma....        1.33        3.91        14.51         2.25

   The fair value of each option is estimated on the date of grant using the Black-Scholes model with the following assumptions.

      Dividend yield %...............................................      0.03%
      Expected life.................................................. 42 months
      Risk free interest rates.......................................     11.88%
      Volatility.....................................................      0.80

24. Earnings per share

   A reconciliation of the equity shares used in the computation of basic and diluted earnings per equity share is set out below.

                                                                    Quarter
                                        As of March 31,              Ended
                              -----------------------------------   June 30,
                                 1998        1999        2000        2000
                              ----------- ----------- ----------- -----------
                                                                  (unaudited)
   Basic earnings per equity
    share--weighted average
    number of equity shares
    outstanding.............  227,215,683 227,479,728 227,843,378 227,942,550
   Effect of dilutive
    equivalent shares-stock
    options outstanding.....          --          --      804,756   1,625,224
                              ----------- ----------- ----------- -----------
   Diluted earnings per
    equity share--weighted
    average number of equity
    shares and equivalent
    shares outstanding......  227,215,683 227,479,728 228,648,134 229,567,774
                              =========== =========== =========== ===========

   Shares held by the controlled WERT have been reduced from the equity shares outstanding and shares held by employees subject to vesting conditions have been included in outstanding equity shares for computing basic and diluted earnings per share.

                                 WIPRO LIMITED

25. Employee Benefit Plans

   The Company contributed Rs. 121,427, Rs. 161,723 and Rs. 55,822 to various defined contribution plans during the years ended March 31, 1999, 2000 and the quarter ended June 30, 2000, respectively.

   The following table sets out the funded status of the Gratuity Plan and the amounts recognized in the Company's financial statements in fiscal 1999 and 2000. The Company adopted the provisions of SFAS No. 87 with effect from April 1, 1998. The impact of adopting SFAS No. 87 on prior periods was not material.

                                                            As of March 31,
                                                         ----------------------
                                                            1999        2000
                                                         ----------  ----------
      Change in the benefit obligation
      Projected Benefit Obligations (PBO) at the
       beginning of the year...........................  Rs. 44,216  Rs. 52,047
      Service cost.....................................       3,218       4,049
      Interest cost....................................       4,698       5,512
      Benefits paid....................................      (5,506)     (7,882)
      Amortization of unrecognized net loss............       5,421          57
                                                         ----------  ----------
      PBO at the end of the year.......................      52,047      53,783
                                                         ----------  ----------
      Change in plan assets
      Fair value of plan assets at the beginning of the
       year............................................      22,720      22,757
      Actual return on plan assets.....................       2,635       2,494
      Employer contributions...........................       2,908       7,133
      Benefits paid....................................      (5,506)     (7,882)
                                                         ----------  ----------
      Plan assets at the end of the year...............      22,757      24,502
                                                         ----------  ----------
      Funded status....................................     (29,290)    (29,281)
                                                         ----------  ----------
      Unrecognized actuarial loss......................       5,129       4,936
      Unrecognized transitional obligation.............      19,622      17,748
      Accrued benefit..................................      (4,539)     (6,597)

   Net gratuity cost for the years ended March 31, 1999 and 2000 included:

                                                         Year Ended March 31,
                                                         ----------------------
                                                            1999        2000
                                                         ----------  ----------
      Service cost.....................................  Rs.  3,218  Rs.  4,049
      Interest cost....................................       4,698       5,512
      Expected return on assets........................      (2,344)     (2,351)
      Amortization of transition liabilities...........       1,874       1,874
                                                         ----------  ----------
      Net gratuity cost................................  Rs.  7,446  Rs.  9,084
                                                         ----------  ----------

   The actuarial assumptions used in accounting for the Gratuity Plan are:

                                                         Year Ended March 31,
                                                         ----------------------
                                                            1999        2000
                                                         ----------  ----------
      Discount rate....................................      11%         11%
      Rate of increase in compensation levels..........      10%         10%
      Rate of return on plan assets....................    10.5%       10.5%

                                 WIPRO LIMITED

26. Related Party Transactions

   During the years ended March 31, 1999, 2000 and the quarter ended June 30, 2000, the Company sold goods and provided services in the nature of administrative and management support for a consideration of Rs. 15,079, Rs. 54,535 and Rs. nil respectively to Wipro GE. The Company paid rental charges of Rs. 1,198, Rs. 1,198 and Rs. 300 during the years ended March 31, 1999, 2000 and the quarter ended June 30, 2000 respectively to Wipro GE for use of office premises. During the year ended March 31, 2000, the Company provided consultancy services to Wipro Net for a consideration of Rs. 12,186.

   In April 1999, the Company entered into a cancellable agreement with the principal shareholder for lease of residential premises. Rs. 1,200 and Rs. 300 has been paid to the principal shareholder as lease rentals for the year ended March 31, 2000 and the quarter ended June 30, 2000.

   The Company has the following receivables from related parties, which are reported as "other assets" in the balance sheet.

                                                As of March 31,
                                             ---------------------     As of
                                                1999       2000    June 30, 2000
                                             ---------- ---------- -------------
                                                                    (Unaudited)
      Wipro GE.............................  Rs.    581 Rs.    --   Rs.    --
      Wipro Net............................         --      12,186      12,186
      Security deposit given to Hasham
       Premji, a firm under common control.      25,000     25,000      25,000
                                             ---------- ----------  ----------
                                             Rs. 25,581 Rs. 37,186  Rs. 37,186
                                             ========== ==========  ==========

27. Commitments and Contingencies

   Capital commitments. As of March 31, 1999, 2000 and June 30, 2000 the Company had committed to spend approximately Rs. 478,061, Rs. 160,084 and Rs. 210,000 respectively under agreements to purchase property and equipment. This amount is net of capital advances paid in respect of these purchases.

   Guarantees. As of March 31, 1999, 2000 and June 30, 2000 performance guarantees provided by banks on behalf of the Company to certain Indian Government and other agencies amount to approximately Rs. 448,938, Rs. 880,557 and Rs. 289,410 respectively as part of the bank line of credit.

   Other commitments. The Company's Indian operations have been established as a Software Technology Park Unit under a plan formulated by the Government of India. As per the plan, the Company's India operations have export obligations to the extent of 1.5 times the employee costs for the year on an annual basis and 1.5 times (increased to 5 times during fiscal 2000) the amount of foreign exchange released for capital goods imported, over a five year period. The consequence of not meeting this commitment in the future, would be a retroactive levy of import duty on certain computer hardware previously imported duty free. As of June 30, 2000, the Company has met all commitments under the plan.

   Contingencies. The Company is involved in lawsuits, claims, investigations and proceedings, including patent and commercial matters, which arise in the ordinary course of business. There are no such matters pending that Wipro expects to be material in relation to its business.

28. Segment Information

   The Company has adopted SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information, which establishes standards for reporting information about operating segments and related disclosures about products, geographic information and major customers.

                                 WIPRO LIMITED

   The Company is organized by segments including Global IT Services, Indian IT Services and Products, Consumer Care and Lighting and other segments. Each of the segments has a Vice Chairman / Chief Executive Officer who reports to the Chairman of the Company. The Chairman of the Company has been identified as the Chief Operating Decision Maker as defined by SFAS No. 131. The Chairman of the Company evaluates the segments based on their revenue growth, operating income and return on capital employed. The accounting policies for the segment are the same as described in the summary of significant accounting policies and practices except that exchange rate fluctuations and interest income by lending to the other segments within the Company is considered as a component of total revenue and operating income for segment data.

   With effect from the quarter ended June 30, 2000, the chief operating decision maker evaluates revenue growth and operating income of the segments excluding interest income earned by the segment by lending to other segments within the company as a component of revenue and operating income of the segment.

   Consequently from the quarter ended June 30, 2000, interest income earned by lending to other segments within the company is not considered as a component of revenue and operating income for segment data. The Company has three reportable segments:

   Global IT Services (Wipro Technologies) segment provides research and development services for hardware and software design to technology and telecommunication companies and software application development services to corporate enterprises.

   Indian IT Services and Products (Wipro Infotech) segment focuses primarily on meeting all the IT and electronic commerce requirements of Indian companies.

   Consumer Care and Lighting segment manufactures, distributes and sells soaps, toiletries, lighting products and hydrogenated cooking oils for the Indian market.

   The "Others" segment consists of various business segments that did not meet the requirements individually for a reportable segment as defined in SFAS No. 131.

   Information on reportable segments is as follows:

Year Ended March 31, 1998

                                         Indian IT      Consumer     Others (net
                           Global IT    Services and    Care and         of        Reconciling
                            Services      Products      Lighting    eliminations)     Items     Entity Total
                          ------------  ------------  ------------  -------------  -----------  -------------
Revenues................  Rs.4,017,406  Rs.5,683,840  Rs.3,195,002  Rs.  804,211   Rs.     --   Rs.13,700,459
Exchange rate
 fluctuations...........        80,382       (52,726)       (4,327)          --        (23,329)           --
Interest income on
 funding other segments,
 net....................        99,000           --         33,804           --       (132,804)           --
                          ------------  ------------  ------------  ------------   -----------  -------------
 Total revenues.........     4,196,788     5,631,114     3,224,479       804,211      (156,133)    13,700,459
Cost of revenues........    (2,695,856)   (4,200,562)   (2,505,791)     (533,830)          --      (9,936,039)
Selling, general and
 adminstrative expenses.      (404,568)   (1,215,977)     (452,295)     (193,894)          --      (2,266,734)
                          ------------  ------------  ------------  ------------   -----------  -------------
 Operating income of
  segment...............  Rs.1,096,364  Rs.  214,575  Rs.  266,393  Rs.   76,487   Rs.(156,133) Rs. 1,497,686
                          ============  ============  ============  ============   ===========  =============
Total assets of segment.  Rs.3,945,899  Rs.2,854,680  Rs.1,284,118  Rs.3,309,855   Rs.     --   Rs.11,394,552
Capital employed........     2,971,511     1,220,033       744,562     3,334,323           --       8,270,429
Return on capital
 employed...............            37%           18%           36%          --            --             --
Accounts receivable.....       982,787     1,521,949       141,563       366,982           --       3,013,281

                                 WIPRO LIMITED

Year Ended March 31, 1999

                                         Indian IT      Consumer       Others
                           Global IT    Services and    Care and       (net of    Reconciling
                            Services      Products      Lighting    eliminations)    items     Entity Total
                          ------------  ------------  ------------  ------------- -----------  -------------
Revenues................  Rs.6,359,305  Rs.7,262,349  Rs.3,464,806   Rs.805,649   Rs.     --   Rs.17,892,109
Exchange rate
 fluctuations...........       100,629       (30,881)       (5,747)         --        (64,001)           --
Interest income on
 funding other segments,
 net....................       141,467           --         36,100          --       (177,567)           --
                          ------------  ------------  ------------   ----------   -----------  -------------
  Total revenues........     6,601,401     7,231,468     3,495,159      805,649      (241,568)    17,892,109
Cost of revenues........    (4,056,996)   (5,358,144)   (2,585,403)    (581,558)          --     (12,582,101)
Selling, general and
 administrative
 expenses...............    (1,076,692)   (1,602,839)     (503,817)    (319,088)          --      (3,502,436)
                          ------------  ------------  ------------   ----------   -----------  -------------
  Operating income of
   segment..............  Rs.1,467,713  Rs.  270,485  Rs.  405,939   Rs.(94,997)  Rs.(241,568) Rs. 1,807,572
                          ============  ============  ============   ==========   ===========  =============
Total assets of segment.  Rs.5,259,706  Rs.3,603,224  Rs.1,240,716   Rs.597,951   Rs.     --   Rs.10,701,597
Capital employed........     3,612,051     1,360,772       714,330      372,665           --       6,059,818
Return on capital
 employed...............            41%           20%           57%         --            --             --
Accounts receivable.....     1,407,923     1,745,873       140,436      308,652           --       3,602,884

Year Ended March 31, 2000

                                          Indian IT      Consumer       Others
                            Global IT    Services and    Care and       (net of     Reconciling
                            Services       Products      Lighting    eliminations)     items     Entity Total
                          -------------  ------------  ------------  -------------  -----------  -------------
Revenues................  Rs.10,206,078  Rs.8,181,627  Rs.3,222,316  Rs.1,380,583   Rs.     --   Rs.22,990,604
Exchange rate
 fluctuations...........         88,946       (13,923)       (2,090)          --        (72,933)           --
Interest income on
 funding other segments,
 net....................        163,500           --         43,000           --       (206,500)           --
                          -------------  ------------  ------------  ------------   -----------  -------------
  Total revenues........     10,458,524     8,167,704     3,263,226     1,380,583      (279,433)    22,990,604
Cost of revenues........     (6,173,724)   (6,183,092)   (2,251,238)   (1,070,031)          --     (15,678,085)
Selling, general and
 administrative
 expenses...............     (1,391,265)   (1,549,302)     (533,023)     (346,564)          --      (3,820,154)
                          -------------  ------------  ------------  ------------   -----------  -------------
  Operating income of
   segment..............  Rs. 2,893,535  Rs.  435,310  Rs.  478,965  Rs.  (36,012)  Rs.(279,433) Rs. 3,492,365
                          =============  ============  ============  ============   ===========  =============
Total assets of segment.  Rs. 5,116,501  Rs.3,788,784  Rs.1,282,676  Rs.2,490,392   Rs.     --   Rs.12,678,353
Capital employed........      2,711,042     1,474,491       678,549     3,569,708           --       8,433,790
Return on capital
 employed ..............            107%           30%           71%          --            --             --
Accounts receivable.....      2,163,931     1,743,789       133,889       389,751           --       4,431,360

                                 WIPRO LIMITED

Quarter ended June 30, 2000 (unaudited)

                                           Indian IT      Consumer       Others
                            Global IT    Services and     Care and       (net of     Reconciling
                            Services       Products       Lighting    eliminations)     items     Entity Total
                          -------------  -------------  ------------  -------------  ----------- --------------
Revenues................  Rs. 3,597,489  Rs. 1,654,605  Rs.  758,541  Rs.   252,253   Rs.   --   Rs.  6,262,887
Exchange rate
 fluctuations...........         29,934        (22,327)          --             --       (7,612)            --
                          -------------  -------------  ------------  -------------   ---------  --------------
  Total revenues........      3,627,427      1,632,278       758,541        252,253      (7,612)      6,262,887
Cost of revenues........     (1,908,968)    (1,215,681)     (520,478)      (192,113)        --       (3,837,240)
Selling, general and
 administrative
 expenses...............       (650,049)      (358,185)     (153,071)      (132,284)        --       (1,293,590)
                          -------------  -------------  ------------  -------------   ---------  --------------
  Operating income of
   segment..............  Rs. 1,068,410  Rs.    58,412  Rs.   84,992  Rs.   (72,144)  Rs.(7,612) Rs.  1,132,057
                          =============  =============  ============  =============   =========  ==============
Total assets of segment.  Rs. 6,400,753  Rs. 2,508,748  Rs.1,016,594  Rs. 3,547,093   Rs.   --   Rs. 13,473,188
Capital employed........      5,341,851        434,719       628,046      3,140,057         --        9,544,673
Return on capital
 employed ..............             80%            54%           54%                                        48%
Accounts receivable.....      3,039,115      1,195,747       116,975        324,348         --        4,676,185

   The Company has three geographic segments: India, United States, and Rest of the world. Revenues from the geographic segments based on domicile of customer is as follows:

                                           Year Ended March 31,                Quarter
                               --------------------------------------------     Ended
                                    1998           1999           2000      June 30, 2000
                               -------------- -------------- -------------- -------------
                                                                             (unaudited)
      India................... Rs.  9,521,795 Rs. 11,352,121 Rs. 12,407,632 Rs. 2,575,341
      United States...........      2,896,613      4,271,577      6,522,166     2,246,453
      Rest of the world.......      1,282,051      2,268,411      4,060,806     1,441,093
                               -------------- -------------- -------------- -------------
        Total................. Rs. 13,700,459 Rs. 17,892,109 Rs. 22,990,604 Rs. 6,262,887
                               ============== ============== ============== =============

29. Fair Value of Financial Instruments

   The fair value of the Company's current assets and current liabilities approximate their carrying values because of their short-term maturity. Such financial instruments are classified as current and are expected to be liquidated within the next twelve months. The fair value of held to maturity investment securities and long term debt approximates their carrying value as the interest rates reflect prevailing market rates.

30. Year 2000

   To date, the Company has not encountered any material Year 2000 issues concerning its respective computer programs. The Company's plan for the Year 2000 included replacing or updating existing systems which were not Year 2000 compliant, assessing the Year 2000 preparedness of customers and counter-parties and formulating a contingency plan to ensure business continuity in the event of unforeseen circumstances. All costs associated with carrying out the Company's plan for the Year 2000 problem have been expensed as incurred.

               WIPRO LIMITED - Selected financial data prepared
                        in accordance with Indian GAAP

                                BALANCE SHEETS
                                (in thousands)

   The following table sets forth selected financial data for Wipro Limited for each of the years in the five year period ended March 31, 2000. The financial data is compiled from our financial statements prepared in accordance with Generally Accepted Accounting Principles in India. Under Indian GAAP, Wipro does not consolidate its subsidiaries for accounting purposes. Consequently, this financial data may differ materially from the Wipro Limited US GAAP financial statements included elsewhere in this prospectus.


                                                    As of March 31,
                          --------------------------------------------------------------------
                              1996          1997          1998          1999          2000
                          ------------- ------------- ------------- ------------- ------------
      LIABILITIES
Shareholders' funds:
  Share capital.........  Rs.   152,771 Rs.   152,771 Rs.   458,313 Rs.   708,313 Rs.  708,313
  Reserves and surplus..      1,812,650     3,518,616     3,867,674     4,762,458    6,994,576
                          ------------- ------------- ------------- ------------- ------------
                              1,965,421     3,671,387     4,325,987     5,470,771    7,702,889
                          ------------- ------------- ------------- ------------- ------------
Loan funds:
  Secured loans.........      2,599,330     2,730,872     2,853,150     2,784,395      492,319
  Unsecured loans.......        267,301       241,649       284,067        26,304       86,669
                          ------------- ------------- ------------- ------------- ------------
                              2,866,631     2,972,521     3,137,217     2,810,699      578,988
                          ------------- ------------- ------------- ------------- ------------
Total...................  Rs. 4,832,052 Rs. 6,643,908 Rs. 7,463,204 Rs. 8,281,470 Rs.8,281,877
                          ============= ============= ============= ============= ============
         ASSETS
Fixed assets:
  Gross block...........  Rs. 1,870,088 Rs. 4,072,613 Rs. 4,911,054 Rs. 5,615,301 Rs.6,757,891
  Less: Depreciation....        774,434     1,253,731     1,739,915     2,330,326    2,928,679
                          ------------- ------------- ------------- ------------- ------------
  Net block.............      1,095,654     2,818,882     3,171,139     3,284,975    3,829,212
Capital work-in-progress
 and advances...........        138,482       210,570       388,309       859,290      708,824
                          ------------- ------------- ------------- ------------- ------------
                              1,234,136     3,029,452     3,559,448     4,144,265    4,538,036
                          ------------- ------------- ------------- ------------- ------------
Investments.............        545,319       579,191       438,691       625,449      446,298
Current assets, loans
 and advances:
  Inventories...........      2,337,060     1,829,574     1,599,700     1,410,100    1,340,160
  Sundry debtors........      2,394,624     2,241,196     2,873,772     3,154,306    4,469,381
  Cash and bank
   balances.............        231,107       249,660       393,148       367,379      747,290
  Loans and advances....        726,552     1,082,166     1,149,024     1,741,517    1,226,562
                          ------------- ------------- ------------- ------------- ------------
                              5,689,343     5,402,596     6,015,644     6,673,302    7,783,393
                          ------------- ------------- ------------- ------------- ------------
Less: Current
    liabilities and
    provisions
  Liabilities...........      2,506,308     2,226,342     2,322,583     2,864,327    4,047,587
  Provisions............        130,438       140,989       227,996       297,219      438,262
                          ------------- ------------- ------------- ------------- ------------
                              2,636,746     2,367,331     2,550,579     3,161,546    4,485,849
                          ------------- ------------- ------------- ------------- ------------
Net current assets......      3,052,597     3,035,265     3,465,065     3,511,756    3,297,543
                          ------------- ------------- ------------- ------------- ------------
Total...................  Rs. 4,832,052 Rs. 6,643,908 Rs. 7,463,204 Rs. 8,281,470 Rs.8,281,877
                          ============= ============= ============= ============= ============

 WIPRO LIMITED--Selected financial data prepared in accordance with Indian GAAP

                            PROFIT AND LOSS ACCOUNT
                                 (in thousands)

                                               For the Year Ended March 31,
                         ----------------------------------------------------------------------------
                              1996            1997           1998            1999           2000
                         --------------  -------------- --------------  --------------  -------------
INCOME:
  Sales and services.... Rs. 11,610,774  Rs. 12,630,219 Rs. 14,177,143  Rs. 18,308,448  Rs.23,723,880
  Other income..........        105,424         184,704        162,371         222,394        270,064
                         --------------  -------------- --------------  --------------  -------------
Total...................     11,716,198      12,814,923     14,339,514      18,530,842     23,993,944
                         --------------  -------------- --------------  --------------  -------------
EXPENDITURE:
  Raw materials,
   finished goods and
   process stocks.......      6,485,310       6,576,736      6,648,264       8,288,818      8,677,323
  Manufacturing,
   administrative and
   marketing expenses...      3,617,167       4,399,723      5,228,049       7,122,660     10,142,403
  Excise duty...........        573,355         619,718        537,888         491,136        864,922
  Interest..............        425,848         620,213        439,542         355,877        286,682
  Depreciation--Net.....        175,823         216,211        406,213         645,299        698,543
                         --------------  -------------- --------------  --------------  -------------
                             11,277,503      12,432,601     13,259,956      16,903,790     20,669,873
  Less: Capitalised.....         81,674          56,777         38,688          54,283        130,606
                         --------------  -------------- --------------  --------------  -------------
                         Rs. 11,195,829  Rs. 12,375,824 Rs. 13,221,268  Rs. 16,849,507  Rs.20,539,267
                         --------------  -------------- --------------  --------------  -------------
PROFIT BEFORE TAXATION
 AND EXTRA-ORDINARY
 ITEMS..................        520,369         439,099      1,118,246       1,681,335      3,454,677
  Provision for
   taxation.............         16,700          14,826            --           62,000        501,000
  Write back of
   provision for
   taxation.............            --              --          39,467             --             --
                         --------------  -------------- --------------  --------------  -------------
PROFIT AFTER TAX BEFORE
 EXTRA-ORDINARY ITEMS... Rs.    503,669  Rs.    424,273 Rs.  1,078,779  Rs.  1,619,335  Rs. 2,953,677
  Past service liability
   for leave benefits... Rs.    (51,719)            --             --              --             --
  (Provision) /
   Writeback of excess
   provision for
   taxation.............         25,674          21,071        (16,733)            --             --
  Provision for
   dimunition in value
   of investments.......            --              --        (100,000)       (580,900)      (808,701)
  Loss on sale of shares
   in affiliate.........                                       (63,438)            --        (809,838)
  Gain on sale of shares
   in affiliate.........                                                                    1,095,448
  Loss on discontinuance
   of business..........            --              --         (42,145)            --             --
                         --------------  -------------- --------------  --------------  -------------
PROFIT FOR THE YEAR..... Rs.    477,624  Rs.    445,344 Rs.    856,463  Rs.  1,038,435  Rs. 2,430,586
                         ==============  ============== ==============  ==============  =============

                                  [WIPRO LOGO]

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses, other than the underwriting discount, payable by the Registrant in connection with the sale of the ADSs being registered. All amounts are estimates except the SEC registration fee, the NASD filing fees and the New York Stock Exchange listing fee.

                                                                       Amount
                                                                     to Be Paid
                                                                     ----------
      SEC registration fee.......................................... $   53,988
      NASD filing fee...............................................     20,500
      New York Stock Exchange listing fee...........................    100,000
      Legal fees and expenses.......................................    600,000
      Accounting fees and expenses..................................    173,100
      Printing and engraving........................................    300,000
      Blue sky fees and expenses (including legal fees).............      5,000
      Miscellaneous.................................................    247,412
                                                                     ----------
          Total..................................................... $1,500,000
                                                                     ==========

--------

Item 14. Indemnification of Directors and Officers

   We expect to amend our Articles of Association to provide that our directors and officers shall be indemnified by our company against loss in defending any proceeding brought against officers and directors in their capacity as such, if the indemnified officer or director receives judgment in his favor or is acquitted in such proceeding. In addition, we expect to amend our Articles of Association to provide that our company shall indemnify our officers and directors in connection with any application pursuant to Section 633 of the Companies Act, 1956 in which relief is granted by the court.

   We expect to enter into indemnification agreements with our directors and officers, pursuant to which our company will agree to indemnify them against a number of liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

   The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of our company and our officers and directors.

   Our company may obtain directors and officers insurance providing indemnification for a number of our directors, officers, affiliates, partners or employees for specified errors and omissions.

Item 15. Recent Sales of Unregistered Securities

   The registrant has sold and issued the following securities since April of 1996:

     (1) On December 4, 1997, we effected a 2-for-1 share split in the form of a share dividend.

     (2) On December 14, 1998, we issued and sold 25,000,000 preference shares, par value $0.23 (Rs.10), to HDFC Bank Limited, for an aggregate purchase price of $5,727,377 (Rs. 250,000,000).

     (3) On October 14, 1999, we effected a 5-for-1 share split of our equity shares.

   The sale of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

   (a) Exhibits.

      Exhibit
      Number   Description
      -------  -----------
      *1.1     Form of Underwriting Agreement.
       3.1     Articles of Association of Wipro Limited, as amended.
       3.2     Memorandum of Association of Wipro Limited, as amended.
       3.3     Certificate of Incorporation of Wipro Limited, as amended.
       4.1     Form of Deposit Agreement (including as an exhibit, the form of
               American Depositary Receipt).
       4.2     Wipro's specimen certificate for equity shares.
      *5.1     Opinion of Nishith Desai Associates.
      10.1     1999 Employee Stock Option Plan.
      10.2     2000 Employee Stock Option Plan.
      10.3     Wipro Equity Reward Trust.
      10.4     2000 ADS Option Plan.
      10.5     Form of Indemnification Agreement.
      10.6     Asset Credit Scheme Loan between Wipro Limited and ICICI
               Limited, dated September 19, 1996, as amended.
      10.7     Loan Agreement between Wipro Limited and ICICI Limited, dated
               January 17, 1996, as amended.
      10.8     Loan Agreement between Wipro Limited and ICICI Limited, dated
               March 21, 1996, as amended.
      10.9     Share Purchase Agreement between Wipro Limited and ICICI
               Limited, for shares of Wipro Net Limited, dated December 28,
               1999.
      10.10    Option Agreement between Wipro Limited and ICICI Limited, dated
               December 28, 1999.
      10.11    Pledge Agreement by Azim H. Premji and ICICI Limited, dated
               December 28, 1999.
      10.12    Loan Agreement between Wipro Finance Limited and ICICI Limited, dated September 28, 1995.
      10.13    Loan Agreement between Wipro Finance Limited and ICICI Limited, dated July 16, 1999.
      10.14    Loan Agreement between Wipro Finance Limited and ICICI Limited, dated February 21, 2000.
      21.1     List of Wipro's subsidiaries.
      23.1     Consent of Wilson Sonsini Goodrich & Rosati.
     *23.2     Consent of Nishith Desai Associates (included in Exhibit 5.1).
      23.3     Consent of KPMG, Independent Auditors.
      23.4     Consent of N.M. Raiji and Co., Chartered Accountants.
      23.5     Consent of International Data Corporation.
     *23.6     Consent of NASSCOM.
      24.1     Powers of Attorney (included on Page II-4).
      27.1     Financial Data Schedule.

--------
*  To be filed by amendment.

   (b) Financial Statement Schedules

     None.

Item 17. Undertakings

   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b)(1) or
  (4), or 497(h) under the Securities Act, shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Bangalore, State of Karnataka, Country of India, on this 21st day of September, 2000.

                                          Wipro Limited

                                                  /s/ Azim H. Premji
                                          By___________________________________
                                                      Azim H. Premji
                                              Chairman and Managing Director

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Azim H. Premji and Suresh C. Senapaty, and each of them, his attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendment or post-effective amendment to this Registration Statement on Form F-1 or abbreviated registration statement, including, without limitation, any additional registration filed pursuant to Rule 462 under the Securities Act of 1933, with respect hereto and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

             Signature                           Title                    Date
             ---------                           -----                    ----


       /s/ Azim H. Premji            Chairman and Managing         September 21, 2000
____________________________________  Director (Principal
           Azim H. Premji             Executive Officer)

     /s/ Suresh C. Senapaty          Vice President, Finance       September 21, 2000
____________________________________  (Principal Financial and
         Suresh C. Senapaty           Accounting Officer)

       /s/ Ashok Ganguly             Director                      September 21, 2000
____________________________________
           Ashok Ganguly

        /s/ Nachiket Mor             Director                      September 21, 2000
____________________________________
            Nachiket Mor

         /s/ P. S. Pai               Director                      September 21, 2000
____________________________________
             P. S. Pai

      /s/ B. C. Prabhakar            Director                      September 21, 2000
____________________________________
          B. C. Prabhakar

        /s/ Jagdish Seth             Director                      September 21, 2000
____________________________________
            Jagdish Seth

      /s/ Arun Thiagarajan           Director                      September 21, 2000
____________________________________
          Arun Thiagarajan

       /s/ Narayan Vaghul            Director                      September 21, 2000
____________________________________
           Narayan Vaghul

     /s/ Hamir K. Vissanji           Director                      September 21, 2000
____________________________________
         Hamir K. Vissanji

         /s/ Vivek Paul              Director and Authorized       September 21, 2000
____________________________________  Representative in the
             Vivek Paul               United States

                               Index to Exhibits


      Exhibit
      Number   Description
      -------  -----------
      *1.1     Form of Underwriting Agreement.
       3.1     Articles of Association of Wipro Limited, as amended.
       3.2     Memorandum of Association of Wipro Limited, as amended.
       3.3     Certificate of Incorporation of Wipro Limited, as amended.
       4.1     Form of Deposit Agreement (including as an exhibit, the form of
               American Depositary Receipt).
       4.2     Wipro's specimen certificate for equity shares.
      *5.1     Opinion of Nishith Desai Associates.
      10.1     1999 Employee Stock Option Plan.
      10.2     2000 Employee Stock Option Plan.
      10.3     Wipro Equity Reward Trust.
      10.4     2000 ADS Option Plan.
      10.5     Form of Indemnification Agreement.
      10.6     Asset Credit Scheme Loan between Wipro Limited and ICICI
               Limited, dated September 19, 1996, as amended.
      10.7     Loan Agreement between Wipro Limited and ICICI Limited, dated
               January 17, 1996, as amended.
      10.8     Loan Agreement between Wipro Limited and ICICI Limited, dated
               March 21, 1996, as amended.
      10.9     Share Purchase Agreement between Wipro Limited and ICICI
               Limited, for shares of Wipro Net Limited, dated December 28,
               1999.
      10.10    Option Agreement between Wipro Limited and ICICI Limited, dated
               December 28, 1999.
      10.11    Pledge Agreement by Azim H. Premji and ICICI Limited, dated
               December 28, 1999.
      10.12    Loan Agreement between Wipro Finance Limited and ICICI Limited, dated September 28, 1995.
      10.13    Loan Agreement between Wipro Finance Limited and ICICI Limited, dated July 16, 1999.
      10.14    Loan Agreement between Wipro Finance Limited and ICICI Limited, dated February 21, 2000.
      21.1     List of Wipro's subsidiaries.
      23.1     Consent of Wilson Sonsini Goodrich & Rosati.
     *23.2     Consent of Nishith Desai Associates (included in Exhibit 5.1).
      23.3     Consent of KPMG, Independent Auditors.
      23.4     Consent of N.M. Raiji and Co., Chartered Accountants.
      23.5     Consent of International Data Corporation.
     *23.6     Consent of NASSCOM.
      24.1     Powers of Attorney (included on Page II-4).
      27.1     Financial Data Schedule.

--------
*  To be filed by amendment.

                                       1